      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2006

                                                       REG. NO. 333- ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            JAG MEDIA HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

            Nevada                                             88-0380546
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                            JAG MEDIA HOLDINGS, INC.
                         6865 SW 18TH STREET, SUITE B13
                              BOCA RATON, FL 33433
                                 (866) 300-7410

              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              THOMAS J. MAZZARISI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            JAG MEDIA HOLDINGS, INC.
                         6865 SW 18TH STREET, SUITE B13
                              BOCA RATON, FL 33433
                              TEL: (866) 300-7410

                    (Name, address, including zip code, and
                     telephone number, including area code,
                        of agent for service of process)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |x|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


Title of Each
Class of                                       Proposed Maximum           Proposed Aggregate
Securities to be         Amount to be          Offering Price Per         Maximum Offering        Amount of Registration
Registered               Registered            Unit                       Price                   Fee
--------------------     -----------------     -----------------------    --------------------    ------------------------
Common Stock, par        66,000,000(1)         $0.30 (2)                  $19,800,000             $1,883.35
value $0.00001 per                                                        pursuant to the
share                                                                     combined
                                                                          prospectus that is
                                                                          part of this
                                                                          Registration
                                                                          Statement


(1) We are registering 66,000,000 shares of common stock based upon a good faith estimate of the maximum amount that may be sold pursuant to three secured convertible debentures and five warrants as described herein.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the common stock reported on the Pink Sheets on May 30, 2006.

(3) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the filing fee of $235.25 paid with respect to 11,870,460 unsold shares is being carried forward to this Registration Statement from Registration Statement No. 333-118029 under which 11,870,460 shares relating to the equity line agreement are being deregistered and 2,698,539 shares remain registered for future sale. Therefore, a registration fee of $1,883.35 ($2,118.60-$235.25) is being paid in connection with the filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

This registration statement contains a combined prospectus under Rule 429 promulgated under the Securities Act of 1933, as amended, which relates to the shares registered hereby, as well as to a registration statement originally filed on Form SB-2, Commission File N. 333-118029. Accordingly, upon effectiveness, this registration statement shall act as a post-effective amendment to each such earlier registration statement.

                                68,698,539 SHARES

                            JAG MEDIA HOLDINGS, INC.

                                  COMMON STOCK

This prospectus relates to the resale of up to 68,698,539 shares of our common stock.

The following shares of our common stock are being registered for resale under this prospectus:

o up to 54,000,000 shares issuable to Cornell Capital Partners, LP upon Cornell Capital's conversion of a $1,900,000 10% Secured Convertible Debenture and a $1,250,000 10% Secured Convertible Debenture, both issued to Cornell Capital on May 25, 2006, and conversion of a $1,000,000 10% Secured Convertible Debenture issued to Cornell Capital on May 31, 2006;

o up to 12,000,000 shares issuable to Cornell Capital upon Cornell Capital's conversion of five warrants, each dated May 25, 2006, to purchase shares of our common stock;

o up to 500,000 shares issuable to our Chairman, Chief Executive Officer and General Counsel, Thomas J. Mazzarisi, upon exercise of a stock option;

o up to 250,000 shares issuable to our President, Chief Operating Officer, Chief Financial Officer and Secretary, Stephen J. Schoepfer, upon exercise of a stock option;

o 110,000 shares owned by Thomas J. Mazzarisi;

o 75,000 shares owned by Stephen J. Schoepfer;

o 1,728,539 shares owned by Bay Point Investment Partners LLC, which received its shares from us in private placements that closed as of December 10, 2002 and June 19, 2003; and

o 35,000 shares owned by Kuekenhof Equity Fund L.P., which received its shares from us in a private placement that closed as of September 25, 2003.

Our common stock is traded on the Pink Sheets under the symbol "JAGH". On May 24, 2006, the closing bid price of our common stock as reported on the Pink Sheets was $0.20.

THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK IT IS LIKELY THAT THE COMMON STOCK WILL BE SUBJECT TO "PENNY STOCK" RULES, WHICH GENERALLY REQUIRE THAT A BROKER OR DEALER APPROVE A PERSON'S ACCOUNT FOR TRANSACTIONS IN PENNY STOCKS AND THE BROKER OR DEALER RECEIVE FROM THE INVESTOR A WRITTEN AGREEMENT TO THE TRANSACTIONS SETTING FORTH THE IDENTITY AND QUANTITY OF THE PENNY STOCK TO BE PURCHASED BEFORE A TRADE INVOLVING A PENNY STOCK IS EXECUTED. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June __, 2006

                                TABLE OF CONTENTS

SUMMARY......................................................................1
RISK FACTORS.................................................................7
     RISKS RELATED TO OUR RECENT REFINANCING AND BORRROWING..................7
     RISKS RELATED TO OUR BUSINESS...........................................8
     RISKS RELATED TO OUR INDUSTRY..........................................14
     RISKS RELATED TO OUR CAPITAL STRUCTURE.................................15
     RISKS RELATED TO THE PROPOSED MERGER AND CRYPTOMETRICS' BUSINESS.......18
NOTE REGARDING FORWARD LOOKING STATEMENTS...................................23
USE OF PROCEEDS.............................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS  OR PLAN OF OPERATION..................25
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.....................35
THE COMPANY.................................................................37
MANAGEMENT AND EXECUTIVE COMPENSATION.......................................51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............57
SELLING STOCKHOLDERS........................................................58
PLAN OF DISTRIBUTION........................................................60
DESCRIPTION OF SECURITIES...................................................63
REGISTRAR AND TRANSFER AGENT................................................67
LEGAL MATTERS...............................................................68
EXPERTS.....................................................................68
OTHER INFORMATION...........................................................68

                                     SUMMARY

This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Throughout this prospectus, when we refer to "JAG Media" or when we speak of ourselves generally, we are referring to JAG Media Holdings, Inc. (formerly known as JagNotes.com Inc.) and its subsidiaries unless the context indicates otherwise or as otherwise noted.

                                   THE COMPANY

OUR BUSINESS.

We are a provider of Internet-based equities information and advice that offers our subscribers a variety of stock market news, commentary, research and analysis. While our original target market was primarily limited to institutional investors, we have through the Internet targeted retail subscribers in an effort to expand our subscriber base. Our current strategy is to refocus our efforts on institutional subscribers.

On our jagnotes.com web site, we offer our subscribers two targeted products:

o the JAG Notes Upgrade/Downgrade Report, a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses, and

o the JAG Media Rumor Report where we post rumors that have been heard on the street about various stocks.

We also maintain our original JAGNotes fax-based service for a limited number of mostly institutional subscribers.

While we expect the primary source of our revenue from our jagnotes.com web site to be subscriptions, we may supplement this with advertising revenue. Such revenues have, however, not been meaningful to date and we would not expect such revenues to become material until (i) there is a major upturn from current levels in Internet banner advertising generally or we are able to offer advertisers various media advertising alternatives to banners and (ii) we have been successful in increasing the number of unique visitors to our web site.

Pursuant to our acquisition strategy, we have located a possible merger candidate, Cryptometrics, Inc. While there can be no assurance that the transaction will ever be consummated, on December 27, 2005 we entered into a merger agreement with Cryptometrics pursuant to which Cryptometrics would merge with our newly created subsidiary. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of our common stock which would, upon issuance, represent approximately 88% of our outstanding common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. In such case, our existing public stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics. If consummated, the transaction would be accounted for as a reverse acquisition in which Cryptometrics would be deemed the acquirer.

Until JAG Media and Cryptometrics agree otherwise, the merger agreement, notwithstanding the approval by the Cryptometrics stockholders, may be canceled with or without any reason by either us or Cryptometrics with no liability. Additionally, the merger agreement specifies that it may be cancelled at any time after April 15, 2006 by either us or Cryptometrics. The consummation of the merger is also subject to various conditions set forth in the merger agreement, including, among others, (i) the delivery by us and Cryptometrics of disclosure schedules to one another which are satisfactory to both parties by January 18, 2006 and (ii) the listing of JAG Media's common stock on the Nasdaq Capital Market. We and Cryptometrics have informally agreed to extend the delivery of the disclosure schedules to a date subsequent to January 18,

2006. The application to list JAG Media's common stock on the Nasdaq Capital Market has been submitted to the Nasdaq Stock Market. We have also supplied various additional materials to Nasdaq as requested by Cryptometrics. There is no assurance that the proposed merger between us and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above.

The merger agreement is included as Exhibit 99.3 to this Registration Statement of which this Prospectus forms a part and should be reviewed for further information regarding the merger.

A detailed description of our business strategy is provided under the heading "The Company" below.

Our address is 6865 S.W. 18th Street, Suite B13, Boca Raton, Florida 33433, and our telephone number is (866) 300-7410.

                                  THE OFFERING

SELLING STOCKHOLDERS.

The shares of common stock covered by this prospectus that are being offered by the selling stockholders consist of:

o up to 54,000,000 shares issuable to Cornell Capital upon Cornell Capital's conversion of a $1,900,000 10% Secured Convertible Debenture and a $1,250,000 10% Secured Convertible Debenture, both issued to Cornell Capital on May 25, 2006, and conversion of a $1,000,000 10% Secured Convertible Debenture issued to Cornell Capital on May 31, 2006;

o up to 12,000,000 shares issuable to Cornell Capital upon Cornell Capital's conversion of five warrants, each dated May 24, 2006, to purchase shares of our common stock;

o up to 500,000 shares issuable to our Chairman, Chief Executive Officer and General Counsel, Thomas J. Mazzarisi, upon exercise of a stock option;

o up to 250,000 shares issuable to our President, Chief Operating Officer, Chief Financial Officer and Secretary, Stephen J. Schoepfer, upon exercise of a stock option;

o 110,000 shares owned by Thomas J. Mazzarisi;

o 75,000 shares owned by Stephen J. Schoepfer;

o 1,728,539 shares owned by Bay Point Investment Partners LLC, which received its shares from us in private placements that closed as of December 10, 2002 and June 19, 2003; and

o 35,000 shares owned by Kuekenhof Equity Fund L.P., which received its shares from us in a private placement that closed as of September 25, 2003.

SHARES ISSUABLE UPON CONVERSION OF SECURED CONVERTIBLE DEBENTURES.

In May 2006, we refinanced our existing Promissory Note dated January 25, 2005, as amended August 5, 2005, in favor of Cornell Capital and obtained additional financing in the principal amount of $2,250,000 from Cornell Capital. In connection with all such financings, we issued three secured convertible debentures, bearing interest at 10% per year and payable in three years, in the aggregate principal amount of $4,150,000. Pursuant to an Investor Registration Rights Agreement we entered into with Cornell Capital at the same time, we undertook to register a total of 54,000,000 shares into which such secured convertible debentures might be convertible. Those shares are being registered on the registration statement of which this prospectus forms a part.

Effective May 25, 2006, pursuant to a letter agreement with Cornell Capital, we converted $250,000 of the outstanding $2,000,000 principal of the Promissory
Note into 1,250,000 shares of our common stock which we issued to Cornell Capital. We converted the remaining $1,750,000 of the principal of the Promissory Note and $150,000 in accrued and unpaid interest into a $1,900,000 10% Secured Convertible Debenture which we also issued to Cornell Capital on May 25, 2006. 25,000,000 shares of our common stock are being registered with respect to such $1,900,000 10% Secured Convertible Debenture.

Effective May 25, 2006, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we agreed to sell to Cornell Capital $2,250,000 principal amount of 10% secured convertible debentures. At the closing on May 25, 2006, we issued a $1,250,000 10% Secured Convertible Debenture to Cornell Capital. On May 31, 2006, we issued a $1,000,000 10% Secured Convertible Debenture to Cornell

Capital. 29,000,000 shares of our common stock are being registered with respect to such two secured convertible debentures aggregating $2,250,000 in principal amount.

All of the secured convertible debentures will mature in May 2009. We may, in our sole discretion, redeem any and all amounts owed under such debentures provided that the closing bid price of our common stock is less than the fixed conversion price, initially at $0.40 per share, at the time we deliver notice to Cornell of our desire to redeem any amounts owed. We must pay a redemption premium of 10% on any amounts redeemed.

Cornell Capital has the right to convert the debentures, at its sole option, into shares of our common stock at a conversion price which shall be the lower of (i) $0.40 per share, the initial fixed conversion price or (ii) a 10% discount to the lowest volume weighted average price, as reported by Bloomberg, of our common stock during the 30 trading days prior to the conversion date.

If we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, being common stock equivalents, entitling any person to acquire shares of common stock or common stock equivalents, at a price per share less than the then fixed conversion price, then, at the sole option of the holder of a debenture, the fixed conversion price shall be adjusted to mirror the lower conversion, exchange or purchase price for such new common stock, or common stock equivalents, at issue. No such adjustment shall be made as a result of issuances and exercises of options for compensatory purposes under our 1999 Long-Term Incentive Plan. The fixed conversion price of the debentures is also subject to adjustment in connection with certain corporate transactions.

Cornell Capital may not convert the debentures into an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then total outstanding shares of our common stock, unless Cornell Capital chooses to waive such restriction. For a more complete description of the secured convertible debentures, including a description of their conversion price, see "Description of Securities--Secured Convertible Debentures." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the Secured Convertible Debentures.

SHARES ISSUABLE UPON EXERCISE OF WARRANTS.

In connection with the $2,250,000 new financing, we also issued to Cornell Capital warrants to purchase 12,000,000 shares of our common stock; 2,000,000 at each of $0.40, $0.50 and $0.60 per share and 3,000,000 at each of $0.70 and $0.80 per share. All five warrants expire in May 2011. Pursuant to our Investor Registration Rights Agreement with Cornell Capital, we have agreed to register 12,000,000 shares of our common stock in connection with the warrants. These shares are being registered on the registration statement of which this prospectus forms a part.

The exercise price and number of shares issuable pursuant to each of the warrants are also subject to adjustment in certain circumstances. In the event that we issue or sell any common stock, or are deemed to have issued or sold common stock through issuing stock options or convertible securities, at or representing a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale, then immediately after the issuance or sale, the exercise price of the warrants then in effect will be reduced to an amount equal to the price at which the common stock was, or was deemed to be, sold or issued. No such adjustment shall be made as a result of issuances of shares under our 1999 Long-Term Incentive Plan. Upon each adjustment to the exercise price of the warrants, the number of shares issuable upon exercise of the warrants will be adjusted to the number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of common stock issuable upon exercise of the warrants immediately prior to such adjustment and dividing the product by the exercise price resulting from such adjustment. The exercise price and the number of shares issuable pursuant to each of the warrants is also subject to adjustment in connection with certain corporate transactions.

Unless it waives such restriction, Cornell Capital may not exercise the warrants for an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then outstanding shares of our common stock. For a more complete description of the warrants, including a description of the possible adjustments to their exercise price and the number of shares for which they can be exercised, see "Description of Securities --Warrants." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the warrants.

SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS OF OFFICERS.

Pursuant to amended and restated employment agreements between us and our senior executives, each dated August 31, 2001, we granted stock options to purchase 1,000,000 shares of our common stock at $0.02 per share to each of Thomas J. Mazzarisi, our current Chairman, Chief Executive Officer and General Counsel, and Stephen J. Schoepfer, our current President, Chief Operating Officer, Chief Financial Officer and Secretary as compensation for services to be rendered under such contracts. These options were granted under our Long-Term Incentive Plan. Prior to our initial recapitalization which was effected on April 8, 2002, our executive officers exercised stock options for an aggregate of 500,000 shares each. In connection with such recapitalization, all options granted under our Long-Term Incentive Plan which were previously exercisable into shares of our common stock became exercisable into an equivalent number of shares of our current common stock. In January 2003, Stephen Schoepfer exercised an additional 250,000 stock options. As a result of the foregoing, Messrs. Mazzarisi and Schoepfer now hold options exercisable into an aggregate of 750,000 shares of our common stock. We are registering under the registration statement of which this prospectus forms a part 750,000 shares of common stock issuable to such current and former executives.

SHARES OWNED BY CERTAIN EXECUTIVE OFFICERS OF JAG MEDIA

Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, owns 110,000 shares of common stock. We are registering on the registration statement of which this prospectus forms a part 110,000 shares of common stock beneficially owned by Mr. Mazzarisi.

Stephen J. Schoepfer, our President, Chief Operating Officer, Chief Financial Officer and Secretary, owns 75,000 shares of common stock. We are registering on the registration statement of which this prospectus forms a part 75,000 shares of common stock beneficially owned by Mr. Schoepfer.

BAY POINT PRIVATE PLACEMENTS

Pursuant to a Subscription Agreement, dated as of December 10, 2002, Bay Point Investment Partners LLC purchased 1,136,364 shares of our common stock at a price per share of $0.44 for a total consideration of $500,000. The purchase price represented a 30% discount to the closing bid price of our common stock on December 9, 2002. Pursuant to a Subscription Agreement, dated as of June 19, 2003, Bay Point Investment Partners LLC purchased 1,282,675 shares of our common stock and 20,000 shares of our Series 3 Class B common stock for an aggregate consideration of $422,000. The closing price of our common stock on June 18, 2003 was $0.40 per share.

In connection with the foregoing, we are registering on the registration statement of which this prospectus forms a part 1,728,539 shares of common stock owned by Bay Point Investment Partners LLC. The 20,000 shares of our Series 3 Class B common stock issued to Bay Point are not being registered on the registration statement of which this prospectus forms a part. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

KUEKENHOF PRIVATE PLACEMENT

Pursuant to a Subscription Agreement, dated as of September 25, 2003, Kuekenhof Equity Fund L.P. purchased 35,000 shares of our common stock and 1,500 shares of our Series 3 Class B common stock for an aggregate consideration of $50,000. The closing price of our common stock on September 24, 2003 was $0.40 per share. We are registering on the registration statement of which this prospectus forms a part 35,000 shares of common stock owned by Kuekenhof, but the 1,500 shares of our Series 3 Class B common stock issued to Kuekenhof are not being registered on the registration statement of which this prospectus forms a part. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Pursuant to the Subscription Agreement, we agreed to provide piggyback registration rights to Kuekenhof.

The full name, address and control persons of the selling stockholders are set forth beginning on page 58 of this prospectus.

                                  RISK FACTORS

An investment in our company involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this report, before you decide to invest in our company. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

             RISKS RELATED TO OUR RECENT REFINANCING AND BORRROWING

WE HAVE MATERIAL OUTSTANDING INDEBTEDNESS WHICH CAN ONLY BE REPAID BY ISSUING EQUITY.

In May 2006 we borrowed and refinanced a total of $4,150,000.00 by issuing secured convertible debentures due May 2009, with an annual interest rate of 10%. As we anticipate that we will continue to have negative cash flow, the only foreseeable repayment source is through the sale of our equity. If we are unable to raise money by selling our common stock through private placements or otherwise as required to pay our indebtedness and interest thereon in a timely fashion, we will be in default. In such event, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause to you to lose all or part of your investment in our common stock.

WE HAVE NO ARRANGEMENTS CURRENTLY IN EFFECT, SUCH AS THE EQUITY LINE WE HAVE HISTORICALLY USED, TO PROVIDE US WITH FUTURE LIQUIDITY.

As a condition of our financing in May 2006, we were required to cancel our existing equity line purchase agreement. Accordingly, we will not have access to our historical source of liquidity. As we anticipate that we will continue to have negative cash flow, the only foreseeable source of liquidity is through the sale of our equity. Without access to the readily available mechanism of an equity line, it will be more difficult and time consuming for us to arrange private placements or other sales of our common stock. If we are unable to raise money by selling our common stock through private placements or otherwise, we will be unable to meet our cash needs. If we are unable to meet our cash needs, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE CONVERSION OF THE SECURED CONVERTIBLE DEBENTURES INTO OUR COMMON STOCK.

We have issued secured convertible debentures in the aggregate principal amount of $4,150,000.00 to Cornell Capital. Such debentures are convertible into shares of our common stock at the lesser of $.40 per share or 90% of the lowest volume weighted average price of our common stock during the 30 days immediately preceding the conversion date as quoted by Bloomberg. The conversion price can be further reduced by adjustments upon the occurrence of various corporate transactions, including any issuance of shares of our common stock, or rights thereto, for a price less than $.40 per share, in which event such lower issue price shall become the new fixed conversion price.

The conversion of the secured convertible debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the secured convertible debentures and sell all of the shares of our common stock it receives into the public market. The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holder of the debentures converted at the initial fixed conversion price of $0.40 and reduced conversion prices of $0.30, $0.20, $0.15, $0.10 and $0.05.

------------------------------------------------------------------------------
                                 NUMBER OF
                              SHARES ISSUABLE
                              ON CONVERSION OF
                                CONVERTIBLE            PERCENTAGE OF ISSUED
CONVERSION PRICE                DEBENTURES(1)           AND OUTSTANDING(2)
------------------------------------------------------------------------------
$0.40                            10,375,000                  20%
------------------------------------------------------------------------------
$0.30                            13,833,333                  25%
------------------------------------------------------------------------------
$0.20                            20,750,000                  34%
------------------------------------------------------------------------------
$0.15                            27,666,666                  41%
------------------------------------------------------------------------------
$0.10                            41,500,000                  51%
------------------------------------------------------------------------------
$0.05                            83,000,000                  67%
------------------------------------------------------------------------------

(1) Represents the number of shares issuable if all principal amounts of all of the secured convertible debentures were converted at the corresponding conversion price.

(2) Represents the percentage of our total outstanding common stock represented by the shares issuable on conversion of all the secured convertible debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time. Based on 40,440,000 shares issued and outstanding (excluding shares of our prior classes of common stock exchangeable on presentation for shares of our current common stock) on May 25, 2006.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE SECURED CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

The number of shares of common stock issuable upon conversion of the secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. Our obligation to issue shares upon conversion of the secured convertible debentures is essentially limitless if the trading price per common share declines towards zero, as the number of shares of common stock into which the secured convertible debentures can be converted is based on the trading price per share of our common stock.

SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE EXERCISE OF THE WARRANTS TO PURCHASE OUR COMMON STOCK.

We issued warrants to purchase 12 million shares of our common stock to Cornell Capital. The initial conversion price of such warrants is as follows: $.40 per share for 2,000,000 shares, $.50 per share for 2,000,000 shares, $.60 per share for 2,000,000 shares, $.70 per share for 3,000,000 shares, and $.80 per share for 3,000,000 shares. All such warrants expire in May, 2011. The specified exercise price of each warrant can be further reduced by adjustments upon the occurrence of various corporate transactions, including any issuance of shares of our common stock for a price less than the relevant warrant price, in which event such lower issue price shall become the new warrant exercise price and the number of shares issuable upon exercise of the warrant shall be proportionately increased.

Accordingly, because of the adjustment features of the exercise price of the warrants and the number of our shares of common stock purchasable on exercise of the warrants, you may experience substantial dilution upon exercise of the warrants. In addition, you may experience substantial dilution if the price of shares of our common stock increases to a level greater than the adjusted exercise prices.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

As of January 31, 2006 we had incurred cumulative losses of $46,365,674. We may never achieve profitability. We have made, and will continue to make, very significant expenditures well before our revenues increase sufficiently to cover these additional costs. We are not able to estimate when, if ever, our revenues will increase sufficiently to cover these costs. Internet users have only been attracted to subscription sites in limited areas. Our subscription revenues are materially below our costs and below the level of a year ago. We will continue to incur significant losses for the foreseeable future and cannot assure you that our revenue will stop declining and grow in the future or that additional financing will be made available to us. Many dot-com companies have found it difficult to raise funds, and a number of such companies have gone bankrupt. If we require additional funding and do not obtain it, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

WE WILL REQUIRE ADDITIONAL FUNDS TO MEET OUR CASH OPERATING EXPENSES AND ACHIEVE OUR CURRENT BUSINESS STRATEGY.

We will require more capital to meet our current operating expenses as well as any non-recurring costs or liabilities and to achieve our current business strategy. As we require additional funds to sustain our operations as well as refocus our business and search for appropriate merger candidates we will have to seek additional equity or other financing. Such financing is very difficult for us to achieve and may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

We cannot guarantee that we will be able to obtain additional financing as we need it. When our operations require additional financing, if we are unable to obtain it on reasonable terms, we would be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

WE HAVE BEEN FORCED TO DISCONTINUE OUR COMMENTATORS AND THE FREE PORTION OF OUR WEBSITE WHICH MAY CAUSE US TO LOSE SUBSCRIBERS.

In order to attempt to reduce costs to a level commensurate with our subscription revenues, we have been forced to discontinue all our commentators as well as the entire free portion of our website. Accordingly, we run the risk that existing and potential subscribers may not find the site valuable. Moreover, many of our competitors offer financial information for free and are likely to continue to do so, perhaps at an increasing rate. Our current and potential subscribers may be unwilling to pay for our service if they feel they can receive comparable information for free.

WE HAVE REFOCUSED OUR BUSINESS STRATEGY TO TARGET PRIMARILY SUBSCRIPTIONS BY INSTITUTIONAL INVESTORS FOR OUR TRADITIONAL PRODUCT.

Our effort to include individual retail subscribers as part of our strategy to increase sales of our flagship JagNotes Report has been unsuccessful, and we have therefore decided to refocus our strategy on offering subscriptions solely to institutional investors and professional traders. Due to the uncertain nature of this undertaking, our shift in business strategy may not be successful and we may not realize any benefit from it.

WE MAY NOT BE ABLE TO STOP CONTRACTION OF OUR SUBSCRIBER REVENUES AND ATTRACT SUFFICIENT INSTITUTIONAL CUSTOMERS.

Our subscriber base has been shrinking and we have determined that we cannot expand our retail subscriber base for our traditional product. We believe we must refocus our subscriber base on institutional customers to be successful. Our subscription revenues are below the level they were a year ago. During the year ended July 31, 2005 subscription revenues decreased to $240,000 from the prior year subscription revenues of $253,000. In addition, our subscription revenues for the six months ended January 31, 2006 were approximately $85,000 as compared to approximately $118,000 for the six months ended January 31, 2005.

Although we would like to refocus our key subscriber base, our efforts have been ineffective, our competitors may be more successful than we are in attracting customers, or the number of institutional and other professional users seeking or willing to pay for financial information of the kind we provide may not increase or may even decrease. Any of these would adversely affect us. Because there is currently limited potential for Internet banner advertising revenues, if we cannot reverse the current shrinkage of our subscriber base or refocus such base, we will have little, if any, financial success.

WE MAY NOT BE SUCCESSFUL AT BUILDING BRAND AWARENESS OR BUILDING STRATEGIC RELATIONSHIPS.

Our growth and success depends in part on our ability to build awareness of the JAG Media name. We have changed our name to JAG Media in April 2002 after operating for almost three years under the name JagNotes.com. The JAG Media name has only limited recognition within the financial community and little if any recognition among the general public. We do not currently allocate any of our working capital to marketing and advertising the JAG Media name but rather rely solely upon strategic alliances to increase our name recognition. Our ability to refocus our subscriber base, offer new services or otherwise expand the business will be limited if we cannot increase that name recognition. We cannot guarantee that we will be successful in doing so.

WE MAY NOT BE ABLE TO FIND OR CONSUMMATE A SUITABLE MERGER OR ACQUISITION.

We are actively looking for merger or acquisition candidates that would be beneficial to our company. Over the past few years, we have entered into negotiations and signed letters of intent or agreements with several companies, but were able to complete only one very small acquisition. We cannot assure you that the market exists for us to find or consummate a suitable merger or acquisition. Even if we complete a merger or acquisition, the resulting business may not prove viable or result in losses. Our business will be adversely affected if we are unable to find suitable merger or acquisition candidates and complete a business combination.

WE MAY BE EFFECTIVELY ACQUIRED AND MANAGED BY A BUSINESS WITH NO EXPERIENCE IN OUR SECTOR.

In order to expand our business substantially, we may have to "acquire" a business very different from our current activities, but to do so, we may have to issue many more of our shares than are now outstanding. Our shareholders would have their holdings greatly diluted by such a transaction. In addition, we acquired would be in control and may have no expertise permitting it to effectively manage our current business. Alternatively, we may not be able to find or we may not select a target company with management who are able to manage effectively our new combined business or their own business. If we are unable to operate the new combined businesses at a profit or if we incurred substantial costs in merging the businesses, either of such eventualities could materially and adversely affect our business, results of operation and financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND PRODUCTS.

We believe that our JAGNotes website will be more attractive to subscribers if we introduce additional or enhanced services in the future in order to retain our current users and attract new users. Our first attempt to introduce streaming audio and video was not financially successful and the business was sold. We are considering various new enhanced services for our JAGNotes website, as well as new products for our Pixaya business unit, but adequate financing is not currently available.

We may experience other difficulties that could delay or prevent us from introducing such enhanced services. We may encounter technological problems in enhancing our websites and developing new products or enhancements to current products in our Pixaya business unit. We may need to modify significantly the design of these services on our websites and modify significantly (or discontinue, as we have already had to do) certain products and services being offered through our Pixaya business unit. Our business could be adversely affected if we experience difficulties in introducing or maintaining new services and products, if these new services and products are not accepted by users or if their cost exceeds the revenue they generate.

If we introduce enhanced service on our JAGNotes website that is not favorably received, our current users may not continue using our service as frequently. New users could also choose a competitive service over ours.

OUR FAILURE TO RESPOND TO RAPID CHANGES IN TECHNOLOGY AND ITS APPLICATIONS AND INTENSE COMPETITION IN THE MOBILE SERVICES INDUSTRY PRODUCTS COULD MAKE OUR SERVICES OBSOLETE.

Our Pixaya business unit develops software for the mobile phone and wireless environment. The mobile and wireless services industries are subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods in our Pixaya business unit. Our response may be hindered if we require, but cannot secure, rights to essential third party intellectual property. We compete against numerous companies offering alternative treatment systems to ours, most of which have much greater financial, marketing and technical resources to utilize in pursuing technological development. Our financial condition and operating results could be adversely affected if our mobile services or wireless services fail to compete favorably with these technological developments or if we fail to be responsive on a timely and effective basis to competitors' new prices or strategies.

WE MAY NOT SUCCESSFULLY ATTRACT OR MANAGE STRATEGIC ALLIANCES.

We currently intend to evaluate strategic alliances, partnerships or joint ventures, as a means of acquiring additional distribution. Pursuing such transactions will entail a number of risks and difficulties. We compete with a wide variety of information providers and there is substantial competition for distribution channels. We can offer no guarantee that we will be able to locate suitable candidates for alliances or risk sharing partners. If we are able to do so, we will require a high level of managerial skill to successfully evaluate and implement these transactions. While we have limited experience in evaluating and implementing transactions of this type, we cannot guarantee that we will be able to successfully pursue this strategy.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND LIBEL AND DEFAMATION CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES.

Parties may assert claims against us that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. Parties could also bring libel, defamation or similar claims based on the content published on our websites. Any such claims, whether meritorious or not, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR USERS, WHICH MAY HARM OUR BUSINESS.

It is very important that we maintain our reputation as a trustworthy provider of financial news. The occurrence of events, including our misreporting a news story, could harm our reputation for trustworthiness.

These events could result in a significant reduction in the number of our subscribers, which could materially adversely affect our business, results of operations and financial condition.

WE DEPEND ON KEY PEOPLE IN MANAGEMENT AND OPERATIONS.

We depend on our key employees' contacts within the professional financial community for certain information that we provide to our subscribers. Accordingly, our success will be largely dependent on our ability to retain Mr. Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, and Mr. Stephen J. Schoepfer, our President, Chief Operating Officer, Chief Financial Officer and Secretary. We may also need to attract and retain additional qualified officers, software developers and other key personnel in the future in order to successfully manage our new strategy. Although we have recently attracted a team of employees at our Pixaya business unit and a new employee to execute our acquisition strategy for JAG Media LLC, we cannot guarantee that we will be able to continue to attract the requisite personnel. If we lose the services of any of our key personnel or are unable to attract, hire, train and retain qualified officers, software developers and other key personnel, our business, and your investment, could be adversely affected.

CERTAIN TERMS OF THE EMPLOYMENT AGREEMENTS OF OUR EXECUTIVE OFFICERS COULD DISCOURAGE A POTENTIAL TAKEOVER OF JAG MEDIA BY A THIRD PARTY.

Pursuant to the amended and restated employment agreements of Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, and Stephen J. Schoepfer, our President, Chief Operating Officer, Chief Financial Officer and Secretary, each executive may resign upon a change-in-control of JAG Media. A "change in control" shall be deemed to have occurred if, among other things, there is an acquisition of 30% or more of our then outstanding shares of common stock. If such executive opts to resign from his position at JAG Media, he shall be entitled to receive (i) continued medical and life insurance coverage for a severance period equal to the greater of one year or the number of years and fractions thereof between the date of such termination and the end of the term, (ii) a lump sum cash payment equal to the executive's highest rate of annual salary in effect during the term multiplied by the severance period,
(iii) a lump sum cash payment equal to the number of accrued and unused vacation days calculated at the executive's then current salary rate and (iv) accelerated vesting of all of the executive's outstanding stock options. Furthermore, immediately prior to a change-in-control, each of Messrs. Mazzarisi and Schoepfer shall also be granted an option to acquire 1,000,000 shares of our common stock at an exercise price equal to the fair market value of the stock prior to such change in control, which option shall be fully vested and immediately exercisable in full and expire on a date which is the earlier of ten years from such change in control and three years after termination of employment. Any or all of these provisions may have the effect of preventing or discouraging an attempt by a party to take over or otherwise gain control of JAG Media or reduce the price which such a party is willing to pay for JAG Media.

WE MAY FACE DIFFICULTIES CONCERNING CONTINUED AVAILABILITY OF OUR SOURCES OF INFORMATION FOR OUR PRODUCTS.

Our JAGNotes and the Rumor Room products rely on information from independent third party sources. We do not maintain written agreements with these sources to provide this information, so we cannot guarantee that any of these sources will continue to provide the information necessary to maintain these products on our site. If information from these sources is altered, curtailed or discontinued this could adversely affect the viability of these products. This, in turn, could decrease the demand for our site or otherwise materially adversely affect our business.

WE MAY BECOME A PARTY TO VARIOUS LEGAL PROCEEDINGS RELATING TO THE DISSEMINATION OF RUMORS AND OTHER INFORMATION OF QUESTIONABLE RELIABILITY.

Information posted in the Rumor Room consists of rumors and other information received from third party sources that may have no reasonable factual basis. We realize that rumors are inherently unreliable, and we provide a cautionary note on this portion of our site reminding subscribers that cyberfraud is prevalent and that rumors should not be relied upon when making investment decisions. There can be no assurance that we will be able to prevent the unlawful posting of misleading, fraudulent or intentionally erroneous information, however, and the law relating to our potential liability relating to such activity is currently unsettled. The potential imposition of liability for unlawful activities of subscribers to our site could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources and/or to discontinue certain service offerings. In addition, it is possible that we could become subject to various legal proceedings alleging, among other things, that we have intentionally disseminated or have aided and abetted others in intentionally disseminating false information. These claims, even without merit, could cause us to expend significant financial and managerial resources, which could adversely affect our business operations.

THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION OF THE INTERNET MAY ADD TO OUR OPERATING COSTS.

Like many businesses engaging in Internet-related activities, we may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet and e-commerce. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. For example, if the government determines that our website and the types of activities engaged in by visitors and/or subscribers to our website should be subject to new or existing rules or regulations, our business model may be adversely affected and our operating costs may increase. In addition, as an Internet company it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction. Even if we were able to ascertain correctly in which jurisdictions we conduct business, many of these jurisdictions have yet to determine the application of their existing laws to Internet-related activities or develop laws that apply to such activities.

WE COULD BE DEEMED TO BE AN INVESTMENT ADVISER SUBJECT TO FEDERAL OR STATE REGULATORY OVERSIGHT.

Companies and individuals that provide financial advice to investors in the United States are generally required to register as an investment adviser at either the federal or state level, and are subject to extensive regulation. We believe that our business consists of a publishing activity for which investment adviser registration and regulation do not apply under applicable federal or state law, and we do not believe that we are required to register as an investment adviser with either the SEC or any of the various states. The regulatory environment in which we operate is subject to change, however, and we could be required to register as an investment adviser with an appropriate regulatory agency at some point in the future. Such registration could adversely affect our method of operation and revenues. For example, if we were ever deemed to be in non-compliance with applicable investment adviser regulations, we could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences.

                          RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS IS CURRENTLY DEPENDENT ON THE CONTINUED PUBLIC INTEREST IN THE STOCK MARKET.

The volatility of the stock market in the 1990s generated unprecedented public interest in the stock market and trading. Our success depends upon the continued maintenance or growth of this interest. The subsequent downturn in the stock market may have been in part responsible for an overall decrease in subscription revenues since the end of our second fiscal quarter of 2001. Even though the market has recovered to some extent, our revenues have continued to decline. A number of factors that are out of our control could lead to a stagnate or depressed stock market which would likely decrease the public's interest in stock trading and financial information. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

OUR STOCK - AND TECHNOLOGY AND INTERNET STOCKS GENERALLY - HAVE BEEN AND MAY CONTINUE TO BE VOLATILE.

The market for our stock has been and is likely to continue to be highly volatile and subject to wide price and volume fluctuations. These variations are the result of many factors, most of which are beyond our control. Furthermore, Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating results of these companies. The burst of the dot-com bubble and continued volatility of the stock market has made it difficult for many dot-com companies to raise funds, and a number of such companies have gone bankrupt. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume. While we are not aware of any pending or threatened suit or basis therefor, such suits are costly and we could be adversely affected if such a suit were brought against us.

WE ARE IN AN INTENSELY COMPETITIVE BUSINESS WITH LOW BARRIERS TO ENTRY.

Our website's primary current competitors provide financial news, commentary and analysis on the Internet such as Yahoo Finance, Marketwatch, TheStreet.com, Briefing.com, America Online Personal Finance, Reuters and MotleyFool.com. Providing financial information and analysis over the Internet is an intensely competitive business. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and we continue to face competition from traditional news and information sources including television and print. We expect competition from both sources to intensify and increase in the future. Many such competitors have substantially greater financial and other resources than we have.

Our major competitors currently include:

o Online financial news and information providers including Yahoo Finance, Marketwatch, TheStreet.com, Briefing.com, America Online Personal Finance, Reuters and MotleyFool.com;

o Internet portals and search engines such as America Online, MSN and Yahoo;

o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNN/Money, and MSN Money/CNBC, all of whom also have an Internet presence;

o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones; and

o Online brokerage firms such as Ameritrade, E*Trade Financial, Charles Schwab, Fidelity, Harrisdirect and TD Waterhouse.

MOST OF OUR CURRENT AND POTENTIAL COMPETITORS HAVE GREATER NAME RECOGNITION, FINANCIAL, TECHNICAL AND MARKETING RESOURCES, AND MORE EXTENSIVE CUSTOMER BASES AND INDUSTRY RELATIONSHIPS THAN WE DO, ALL OF WHICH COULD BE LEVERAGED TO GAIN MARKET SHARE TO OUR DETRIMENT.

The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Many blogs now provide financial information at no cost. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, substantive, creative or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition will likely be adversely affected.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OURSELVES AGAINST SECURITY RISKS.

All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our service or information. If such unauthorized parties were able to access certain of our, or our customers', proprietary information, including subscribers' credit card numbers, we would face significant unexpected costs and a risk of material loss, either of which could adversely affect our business.

                     RISKS RELATED TO OUR CAPITAL STRUCTURE

SEE "RISK FACTORS - RISKS RELATED TO OUR RECENT REFINANCING AND BORROWING"

WE HAVE LIMITED CASH RESOURCES WHICH EXPOSES US TO CLAIMS.

As of July 31, 2005, we had approximately $661,000 in cash and as of January 31, 2006, we had approximately $69,000 in cash and a working capital deficiency of approximately $2,720,000. Such low levels of cash restrict our ability to operate and expose us to claims and lawsuits whatever the merits of such claims may be. If a claim or lawsuit is pursued against us and we do not have adequate cash at the time to defend against it, we may be forced to restructure, file for bankruptcy or cease operations, any of which could cause you to lose all or part of your investment in our common stock.

THE MARKET FOR OUR STOCK IS LIMITED.

Our common stock is traded on the Pink Sheets. Trading activity in our stock has fluctuated and at times been limited. We cannot guarantee that a consistently active trading market for our stock will continue, especially while we remain on the Pink Sheets.

THE RESALE BY CORNELL CAPITAL OF OUR SHARES MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK.

The resale by Cornell Capital of our shares of common stock that it receives from us on conversion of the convertible debentures or in exercise of the warrants will increase the number of our publicly traded shares, which could lower the market price of our common stock. Moreover, the shares that we issue to Cornell Capital, or such other holders, will be available for immediate resale. There are no contractual restrictions on the ability of Cornell Capital to offer shares issued to it pursuant to our convertible debentures and warrants, other than the limitation that Cornell Capital cannot beneficially own more than 4.99% of our then outstanding shares of common stock. However, Cornell Capital can waive such limitation and can also receive and dispose of shares as often and as quickly as it wishes to do so. If Cornell Capital continues to immediately resell such shares, the market price for our shares could decrease significantly and you could experience significant dilution. In addition, the mere prospect of such transactions could lower the market price for our common stock.

The shares of our common stock issuable to Cornell Capital under the secured convertible debentures will be issued at least a 10% discount to the defined market price of our common stock at the time of the sale. Because Cornell Capital is acquiring our shares at a discount, it will have an incentive to sell immediately so that it can realize a gain on the difference. In addition, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage third parties to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

A LARGE PERCENTAGE OF OUR STOCK COULD BE OWNED BY CORNELL CAPITAL.

Cornell Capital could beneficially own up to 4.99% of our shares of our common stock, or at present approximately 2,000,000 shares of our issued and outstanding common stock. Since Cornell Capital can waive such limit, the number of shares it can own is essentially limitless if the trading price of our shares approaches zero, as the number of shares of common stock into which the secured convertible debentures can be converted is based on the trading price per share of our common stock. Solely by way of example, if Cornell Capital were to own the 66,000,000 shares attributable to it being registered under the registration statement of which this prospectus is a part, as well as the 1,250,000 shares it now owns, such a total number of shares would represent approximately 62% of our outstanding shares. If all or most of these shares, or even more shares, are issued to, and held by, Cornell Capital, it would be able to control the disposition of any matter submitted to a vote of stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of us. In addition, if Cornell Capital chooses to sell a substantial number of shares of our common stock in the public market at or about the same time, such sales could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE PINK SHEETS, OUR STOCK IS CONSIDERED BY THE SEC A "PENNY STOCK," WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

Our common stock does not currently qualify for listing on the Nasdaq Capital Market, and we do not anticipate that we will qualify for such a listing in the foreseeable future in the absence of a significant merger or acquisition. If our common stock continues to be quoted on the Pink Sheets or Nasdaq OTC Bulletin Board, and if the trading price of our common stock remains less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, brokers or dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker or dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements could severely limit the liquidity of such securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, another risk associated with trading in penny stocks may be large price fluctuations.

INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT REGARDING THE USE OF PROCEEDS FROM OUR BORROWINGS.

Our management will have broad discretion with respect to the use of the net proceeds from our sale of convertible debentures to Cornell Capital, and investors will be relying on the judgment of our management regarding the application of those proceeds. We intend to use the funds we have received from Cornell Capital to provide general working capital for JAG Media, including working capital which might be required by our current or any new subsidiaries we may establish.

OUR AMENDED CHARTER CONTAINS PROVISIONS WHICH MAY DISCOURAGE AN UNAFFILIATED PARTY TO TAKE US OVER.

On April 26, 2006, we increased our authorized common stock by 250 million additional shares of stock. Without further stockholder action, the Board of Directors of JAG Media could authorize the issuance of all or any part of such additional shares, including preferred stock with special voting rights by class or with more than one vote per share, to a "white knight" in order to deter a potential buyer of JAG Media. This might have the effect of preventing or discouraging an attempt by a party unable to obtain the approval of the Board of Directors of JAG Media to take over or otherwise gain control of JAG Media.

YOUR OWNERSHIP OF SHARES IN JAG MEDIA COULD BE IN DOUBT DUE TO POSSIBLE NAKED SHORTING OF OUR COMMON STOCK.

Our Board of Directors believes, but cannot confirm, that speculators may have engaged in a practice commonly known as a "naked short" sale of our stock, which means that certain brokers may be permitting their short selling customers to sell shares of our stock that their customers do not own and may have failed to borrow and therefore deliver the shares sold to the purchaser of the shares. JAG Media has from time to time been included by Nasdaq on the Regulation SHO Threshold Security List which is indicative of a significant amount of naked shorting in the stock. Because naked shorting may result in an artificial depression of JAG Media's stock price, you could lose all or part of your investment in our common stock. As a result of this naked short selling, there may be a substantial number of purchasers who believe they are stockholders of JAG Media but who in fact would not be stockholders since their brokers may never have received any shares of JAG Media for their account. In addition, investors who believe they are stockholders may not have received our stock dividend to which they are entitled or may have been deprived of the right to vote some or all of their shares.

                      RISKS RELATED TO THE PROPOSED MERGER
                          AND CRYPTOMETRICS' BUSINESS.

There is no assurance that the proposed Merger between we and Cryptometrics will ever be consummated or if it is consummated, that it will be pursuant to the terms set forth in the Merger Agreement. In addition to the risks relating to the businesses of JAG Media which are described above, you should carefully consider the following risk factors relating to the possible Merger in determining whether to purchase shares of JAG Media common stock.

OFFICERS AND DIRECTORS HAVE POTENTIAL CONFLICTS OF INTEREST IN THE MERGER.

In considering the recommendations of the JAG Media and Cryptometrics Boards of Directors that the stockholders approve the Merger, you should be aware that some of the directors and officers of each company may have interests in the Merger different from, or in addition to yours. For example, if the Merger is completed, the existing directors and executive officers of Cryptometrics will become the directors and senior management of JAG Media (to be renamed "Cryptometrics, Inc.").

MANAGEMENT OF THE BUSINESS AFTER THE MERGER.

In accordance with the terms of the Merger Agreement, the directors and executive officers of Cryptometrics will become the directors and executive officers of JAG Media (to be renamed Cryptometrics, Inc.). The new directors and executive officers of JAG Media may not have the expertise or capacity to effectively manage the JAG Media business or the combined businesses after the Merger. If they are unable to operate the new combined businesses at a profit or if it incurred substantial costs in merging the businesses, either of such eventualities could materially and adversely affect JAG Media's business, results of operation and financial condition.

CRYPTOMETRICS' STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER JAG MEDIA AS A RESULT OF THE MERGER.

After the Merger, Cryptometrics' stockholders just prior to the Merger will own approximately 88.1875% of the outstanding common stock of JAG Media just after the Merger. As a result, the stockholders of Cryptometrics will have the ability to control JAG Media. Two Cryptometrics shareholders, who will also become the Co-Chief Executive Officers of JAG Media after the Merger, will own controlling blocks of shares of JAG Media common stock giving them extensive control and direction of all aspects of JAG Media's affairs and businesses.

FUTURE ISSUANCES OF JAG MEDIA COMMON STOCK COULD DILUTE CURRENT STOCKHOLDERS OR ADVERSELY AFFECT THE MARKET.

Future issuances of JAG Media common stock after the merger could be at values substantially below the price paid for by the current holders of JAG Media common stock or those Cryptometrics stockholders who will exchange their shares of Cryptometrics common stock for JAG Media common stock in connection with the Merger. JAG Media anticipates that the shares of its common stock will be issued to pay off the principal and interest of its outstanding indebtedness and additional shares may be issued to raise cash. In addition, common stock could be issued to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Future sales of JAG Media common stock, whether upon original issuance or by current stockholders or persons acquiring JAG Media common stock upon the exercise of convertible debentures, warrants or stock options, or upon the conversion of any newly authorized convertible preferred stock or to pay off JAG Media's convertible debentures may depress the market price for JAG Media common stock.

Sales of substantial amounts of the JAG Media common stock in the public market, or even just the prospect of such sales, could depress the prevailing market price of JAG Media's common stock and its ability to raise equity capital in the future.

For other dilutions risks related to our common stock, see "Risks Related to our Recent Refinancing and Borrowing--Shareholders May Experience Significant Dilution from the Conversion of the Convertible Debentures and the Exercise of the Warrants We Have Issued to Cornell Capital", "Risks Related to our Recent Refinancing and Borrowing - The Continuously Adjustable Conversion Price Feature of the Secured Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to our Existing Stockholders" and "Risks Related to Our Capital Structure--The Resale by Cornell Capital of Our Shares May Lower the Market Price of Our Common Stock."

CRYPTOMETRICS HAS A HISTORY OF LOSSES AND ANTICIPATES THAT IT WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE. CRYPTOMETRICS DOES NOT HAVE A SIGNIFICANT SOURCE OF REVENUE AND MAY NEVER GENERATE AN OPERATING PROFIT.

As of April 30, 2005, Cryptometrics accumulated deficit was approximately $9.9 million. Although Cryptometrics is currently in the process of bidding for a customer contract that may be substantial, it does not presently have any significant source of revenue. Cryptometrics expects to incur operating losses for the foreseeable future. Cryptometrics may never generate an operating profit or, even if Cryptometrics does become profitable from operations at some point, it may be unable to sustain that profitability.

CRYPTOMETRICS MAY REQUIRE ADDITIONAL CAPITAL FOR ITS OPERATIONS AND OBLIGATIONS, WHICH IT MAY NOT BE ABLE TO RAISE OR, EVEN IT IF DOES, COULD HAVE DILUTIVE AND OTHER NEGATIVE EFFECTS ON IT STOCKHOLDERS.

Any projection of future long-term cash needs and cash flows are inherently subject to substantial uncertainty. There is no assurance that Cryptometrics' current level of liquid assets will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements during the next 12 months. Cryptometrics may need, or find it advantageous, to raise additional funds in the future to fund Cryptometrics' growth, pursue sales opportunities, develop new or enhanced products and services, respond to competitive pressures or acquire complementary businesses, technologies or services.

If Cryptometrics raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Cryptometrics' stockholders will be reduced and stockholders will experience additional dilution. These new securities may also have powers, preferences and rights that are senior to those of the rights of Cryptometrics' common stock. Cryptometrics cannot be certain that additional financing will be available on terms favorable to it, if at all. If adequate funds are not available or not available on acceptable terms, Cryptometrics may be unable to fund its operations adequately, take advantage of acquisition opportunities, develop or enhance products or services or respond to competitive pressures. Any inability to do so may require Cryptometrics to delay or abandon some or all of its development and expansion plans and may threaten Cryptometrics' ability to continue business operations.

CRYPTOMETRICS' MARKETS ARE EVOLVING AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, WHICH IT MAY NOT BE ABLE TO KEEP PACE WITH.

The markets for Cryptometrics' products and services are evolving and characterized by rapid technological change, changing customer needs, evolving industry standards and frequent new product and service announcements. The introduction of products employing new technologies and emerging industry standards could render Cryptometrics' existing products or services obsolete or unmarketable. If Cryptometrics is unable to respond to these developments successfully or does not respond in a cost-effective way, its business, financial condition and operating results will suffer. To be successful, Cryptometrics must continually improve and enhance its products and service offerings and introduce and deliver new product and service offerings and improvement to existing products and services. Cryptometrics may fail to improve or enhance its products and services or introduce and deliver new products or services on a timely and cost-effective basis or at all. If Cryptometrics experiences delays in the future with respect to its products or services, it could experience a loss of revenues and customer dissatisfaction.

CRYPTOMETRICS' SUCCESS DEPENDS ON ITS KEY PERSONNEL WHOM IT MAY NOT BE ABLE TO RETAIN, AND IT MAY NOT BE ABLE TO RECRUIT ADDITIONAL QUALIFIED PERSONNEL TO MEET ITS NEEDS, WHICH WOULD HARM ITS BUSINESS.

Cryptometrics believes that its success depends on the continued employment of its senior management team, including Robert Barra, its Co-Chairman and Co-Chief Executive Officer; Michael A. Vitale, its Co-Chairman and Co-Chief Executive Officer; Joel Shaw, its Chief Strategy Officer; Dario Berini its Senior Vice President of Operations and Sales; Adam Erickson, its International Sales Officer; and Gregory Chevalier, its Vice President of Sales and Strategic Partners. If one or more of these executive officers were unable or unwilling to continue in their present positions, Cryptometrics' business, financial condition and operating results could be materially adversely affected.

Cryptometrics' success also depends on having a highly trained technical staff of software and hardware experts. Cryptometrics will need to continue to hire personnel with the skill sets necessary to develop new applications for its software and hardware and to adapt its products and services to the needs of its potential clients. Competition for personnel, particularly for employees with technical expertise, is intense. Experienced software and hardware and technical experts often command sizeable compensation packages, including signing bonuses and stock options. A shortage in the number of trained technical personnel could limit Cryptometrics' ability to design, develop and implement its products, increase sales of its existing products and services and make new sales as it offers new products and services. Ultimately, if Cryptometrics' cannot hire and retain suitable personnel, or if it is unable to hire such persons on satisfactory financial terms, Cryptometrics' business, financial condition and operating results will be impaired.

CRYPTOMETRICS DEPENDS ON APPLICATIONS AND PROPRIETARY RIGHTS, WHICH MAY OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGEMENT. IF CRYPTOMETRICS IS UNABLE TO PROTECT ITS PATENTS AND PROPRIETARY RIGHTS, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE HARMED.

Cryptometrics has one foreign patent and seven pending U.S. and foreign patent applications (including one in the European Union which covers 23 European countries) relating to its face biometrics technologies and four patent applications pending relating to its fingerprint biometrics technology. To date, none of Cryptometrics' patent applications have been granted and accordingly, it has no present patent protection other than that offered by filing. While Cryptometrics is confident that some of its claims will result in issued patents, there can be no assurance that such will be the case. Even if the most important of Cryptometrics' claims are eventually protected by issued patents, its industry has been characterized by enormous technological innovation whereby its patents could well be rendered obsolete. Cryptometrics' ability to compete and to grow its business could suffer if its intellectual property rights are not adequately protected. There can be no assurance that its patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. Cryptometrics also relies on trade secrets that are not patented. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to Cryptometrics proprietary technology.

CRYPTOMETRICS MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT OR OTHER CLAIMS AGAINST US OR ITS CUSTOMERS THAT COULD BE COSTLY TO DEFEND AND RESULT IN LOSS OF SIGNIFICANT RIGHTS.

Cryptometrics has not conducted any patent or technology searches and there may be other technology which infringes upon its technology or which it may be infringing upon. A patent search will not disclose unpublished applications that are currently pending in the United States Patent Office, and there may be one or more such unpublished pending applications that would take precedence over Cryptometrics' applications. Even if Cryptometrics were to be granted patent protection for some or all of its technology, there can be no assurance that these patents will afford Cryptometrics any meaningful protection. Cryptometrics intends to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees to establish and protect the ideas, concepts and documentation of software and trade secrets developed by Cryptometrics. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software Cryptometrics has developed. Although Cryptometrics believes that use of the technology and products it has developed and other trade secrets used in its operations does not infringe upon the rights of others, its use of the technology and trade secrets Cryptometrics develops may infringe upon the patents or intellectual property rights of others. In the event of infringement, Cryptometrics could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets it developed or refrain from using same. Cryptometrics may not have the necessary financial resources to defend any infringement claim made against it or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on Cryptometrics. Moreover, if the patents, technology or trade secrets Cryptometrics developed or uses in its business is deemed to infringe upon the rights of others, Cryptometrics could, under certain circumstances, become liable for damages, which could have a material adverse effect on Cryptometrics. As Cryptometrics continues to market its products, it may encounter patent barriers that are not known today.

Furthermore, since the date of invention (and not the date of application) governs under U.S. patent law, future applications could be filed by another party, which would preempt its position. While Cryptometrics has taken and continues to take steps to become aware of related technical developments, there can be no assurance that Cryptometrics will not encounter an unfavorable patent situation. Other parties may assert intellectual property infringement claims against Cryptometrics or its customers, and its products may infringe the intellectual property rights of third parties. If Cryptometrics becomes involved in litigation, Cryptometrics could lose its proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management's attention from its business. If there is a successful claim of infringement, Cryptometrics may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. This could prohibit Cryptometrics from providing its products and services to customers.

IF CRYPTOMETRICS PRODUCTS AND SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE, ITS BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED.

Biometric-based identification and security is a relatively new technology. Cryptometrics' products and services may not be widely accepted until such time as it is established and demonstrated to the marketplace that biometric-based identification and security is effective and offers benefits over existing technologies. The failure of Cryptometrics' products and services to achieve market acceptance, or if accepted in a limited degree, may limit the size of the market for its products and services which would negatively impact its business, financial condition and operating results.

CRYPTOMETRICS MAY ULTIMATELY BE UNABLE TO COMPETE IN THE MARKETS FOR THE PRODUCTS AND SERVICES IT OFFERS.

The markets for Cryptometrics' products and services are intensely competitive. Increased competition may adversely affect Cryptometrics' ability to enter into agreements with new customers or strategic partners and may result in reduced margins, any of which could seriously harm Cryptometrics' business. Many of Cryptometrics' competitors have longer operating histories, greater brand recognition and greater financial, technical, marketing and other resources than it does, and may have well-established relationships with its existing and prospective customers. This may place Cryptometrics at a disadvantage in responding to its competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Cryptometrics' competitors may also develop products or services that are superior to, or have greater market acceptance than, the products and services that Cryptometrics is able to develop. If Cryptometrics is unable to compete successfully against its competitors, its business, financial condition and operating results would be negatively impacted.

RISKS OF A CONGLOMERATE BUSINESS

In the event that the Merger is completed, the surviving corporation will be a conglomerate of the businesses of Cryptometrics and JAG Media. Such conglomerate business may not be successful should management lose focus on, or give greater attention to, one or the other business. Additionally, should the markets in which the Cryptometrics business operates or the JAG Media business operates suffer a decline in profitability, such profit decline will have a negative financial impact on the conglomerate business as a whole.

RISKS RELATED TO NO FAIRNESS OPINION

No independent investment banker or other professional has been retained to issue an opinion with respect to the fairness of the exchange ratio of JAG Media common stock and Cryptometrics common stock to either JAG Media's stockholders or Cryptometrics' stockholders. The ratio was reached through negotiation by the two companies and was found fair to the stockholders of JAG Media solely by its Board of Directors and fair to the stockholders of Cryptometrics solely by its Board of Directors.

RISKS OF NON-COMPLETION COSTS

Merger-related costs consist principally of charges related to professional services, mailing and printing costs, registration and other regulatory costs and are expected to be approximately $600,000. In the event that the Merger is not consummated, the parties will still each remain liable to pay their shares of the total Merger-related costs.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements within the meaning of the federal securities laws. Generally, forward-looking statements can be identified by the use of terms like "may," "will," "expect," "anticipate," "plan," "hope" and similar words, although this is not a complete list and some forward-looking statements may be expressed differently. Our discussions relating to our liquidity and capital resources, our subscription and advertising revenues, our proposed merger with Cryptometrics, our business strategy, our competition, and the future of the Internet, among others, contain such statements. Our actual results may differ materially from those contained in our forward-looking statements for a variety of reasons including those expressly set forth under "Risk Factors" or as otherwise detailed from time to time in our filings with the SEC.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock by the selling stockholders pursuant to this Prospectus. We may, however, receive proceeds from the exercise of warrants by Cornell Capital, unless exercised on a net exercise or cashless basis, and from the exercise of their stock options by each of Messrs. Mazzarisi and Schoepfer, unless exercised on a cashless basis. We will use such proceeds, if any, for the funding of operating losses and general corporate purposes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to accounts receivable, equipment, stock-based compensation, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). Under SFAS 144, impairment losses on long-lived assets, such as equipment and capitalized web site development costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

We account for stock options, common stock and similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, we estimate the fair value of options using an option-pricing model (generally, the Black-Scholes option pricing model) that meets the criteria set forth in SFAS 123 and common stock using the market value of our stock. We record such value through charges to compensation cost and corresponding credits to equity. The charges to compensation cost are amortized to expense over the vesting period. In accordance with SFAS 123, all other issuances of common stock, stock options or other equity instruments to employees and nonemployees as consideration for goods or services received by us are accounted for based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more readily measurable. Such fair value is measured at an appropriate date pursuant to the guidance in the consensus reached for EITF Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date the performance by the other party is complete) and capitalized or expensed as if we had paid cash for the goods or services. For purposes of determining the fair value of options and warrants using the Black-Scholes option pricing model, we have estimated the life of options and/or warrants to be five years. Given an active trading market for our common stock, we estimate the volatility of our stock based on week ending closing prices over a historical period of not less than one year.

Due to uncertainties related to, among other things, potential changes in ownership which could subject our net operating loss carryforwards to substantial annual limitations, and the extent and timing of future taxable income, we have recorded a full valuation allowance to offset our deferred tax assets and, accordingly, we have not offset any potential tax benefits against our losses. A positive adjustment to income or loss will be required in future years if we determine that we could realize these deferred tax assets.

RELATED PARTY TRANSACTIONS

On April 1, 2002, two of our executive officers loaned JAG Media a total of $400,000 subject to the terms and conditions of unsecured promissory notes that, as amended, were payable on April 30, 2004 and bore interest at an annual rate of 9%. The loans were repaid in full, including interest, in March 2004.

YEAR ENDED JULY 31, 2005 AS COMPARED TO THE YEAR ENDED JULY 31, 2004

The following summarizes changes in our results of operations for such years:



                                                                                   Year ended July 31
                                                                                2005                 2004                $ Change
                                                                            -----------           -----------           -----------

Revenues .........................................................             $239,651              $253,256              $(13,605)
                                                                            -----------           -----------           -----------
Operating Expenses:
         Cost of revenues ........................................              152,371               272,161               119,790
         Selling expenses ........................................               43,441                13,698               (29,743)
         General and administrative expenses .....................            1,745,455             1,951,876               206,421
                                                                            -----------           -----------           -----------
         Totals ..................................................            1,941,267             2,237,735               296,468
                                                                            -----------           -----------           -----------
Loss from operations .............................................           (1,701,616)           (1,984,479)              282,863

Other income (expense):
         Write-off of goodwill ...................................              (50,400)                                    (50,400)
         Interest income .........................................                8,357                 3,485                 4,872
         Interest expense ........................................             (145,506)              (23,930)             (121,576)
         Loss from retirement of assets ..........................                                       (713)                  713
                                                                            -----------           -----------           -----------
Net loss .........................................................          $(1,889,165)          $(2,005,637)             $116,472
                                                                            ===========           ===========           ===========

REVENUES:

Revenues primarily consist of subscription revenues from annual, semi-annual, quarterly and monthly subscriptions relating to our product "JAGNotes." JAGNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades, and analyst coverage changes from various investment banks and brokerage houses. The decrease in subscription revenues during the year ended July 31, 2005 was due primarily to a lack of advertising and increased competition. While our revenues do include revenues from other sources, these other revenues are not material to our operations as a whole.

COST OF REVENUES:

Cost of revenues includes the cost to transmit the product over the telephone and fax lines, on-line service charges for our website, costs in connection with the development and maintenance of the website, and payments to commentators and employees for their reports that are posted on our website.

During the year ended July 31, 2005, consulting fees were approximately $113,300 as compared to approximately $219,000 for the year ended July 31, 2004. Such fees included non-cash charges associated with the amortization of unearned compensation arising from the issuance of shares in exchange for services of approximately $35,000 and $144,000 for the years ended July 31, 2005 and 2004, respectively. The decrease in consulting fees is a result of the expiration of consulting contracts associated with commentators for our jagnotes.com website. In addition, costs associated with the transmission of our product over telephone and fax lines and costs associated with the maintenance of our website decreased commensurate with our decrease in revenues.

SELLING EXPENSES:

Selling expenses consist primarily of advertising and other promotional expenses. This increase results primarily from new sales and marketing expenses of Pixaya, our United Kingdom subsidiary.

GENERAL AND ADMINISTRATIVE EXPENSES:

General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. The decrease in general and administrative expenses is attributable to our efforts to better contain costs. In addition, in the year ended July 31, 2004, we incurred legal and data processing expenses related to proposed acquisitions and $150,000 of severance payments in connection with the resignation of our CEO.

INTEREST EXPENSE:

The increase results from borrowings under our Promissory Note payable to Cornell Capital.

NET LOSS:

Primarily as a result of the above, we had a net loss of approximately $1,900,000 during the year ended July 31, 2005 as compared to a net loss of approximately $2,006,000 during the year ended July 31, 2004.

Six months ended January 31, 2006 as compared to six months ended January 31, 2005.


                                                          Six Months
                                                        Ended January 31,
                                                  -------------------------------
                                                      2006             2005             $ Change
                                                  --------------  ---------------     --------------


Revenues                                               $ 85,098        $ 117,688          $ (32,590)
                                                  --------------  ---------------     --------------

Operating expenses:
     Cost of revenues                                    44,070           79,873            (35,803)
     Selling expenses                                    24,220           16,247              7,973
     General and administrative expenses              1,202,799          851,589            351,210
                                                  --------------  ---------------     --------------

Totals                                                1,271,089          947,709            323,380
                                                  --------------  ---------------     --------------

Loss from operations                                 (1,185,991)        (830,021)          (355,970)

Other income (expense) :
     Write-off of goodwill                                    -          (50,392)            50,392
     Interest income                                      2,716              981              1,735
     Interest expense                                  (148,739)               -           (148,739)
                                                  --------------  ---------------     --------------

Net loss                                           $ (1,332,014)    $   (879,432)        $ (452,582)
                                                  ==============  ===============     ==============




REVENUES:


The decrease in subscription revenues during the six months ended January 31, 2006 as compared to the six months ended January 31, 2005 was due primarily to the lack of advertising and increased competition. While our revenues do include revenues from other sources, these other revenues are not material to our business.

COST OF REVENUES:

During the six months ended January 31, 2006, consulting fees were approximately $32,000 as compared to approximately $63,000 for the six months ended January 31, 2005. Such fees included non-cash charges associated with the amortization of unearned compensation arising from the issuance of shares of approximately $5,400 and $24,000 for the six months ended January 31, 2006 and 2005, respectively. The decrease in consulting fees is a result of the expiration of consulting contracts associated with commentators for our JagNotes website.

SELLING AND GENERAL AND ADMINISTRATIVE EXPENSES:

The increase in general and administrative expenses is attributable to legal and accounting costs associated with a proposed acquisition.

INTEREST EXPENSE:

The increase results from borrowings under our Promissory Note payable to Cornell Capital.

LIQUIDITY AND CAPITAL RESOURCES:

We only generated revenues of approximately $240,000 and $253,000 and we incurred net losses of approximately $1,890,000 and $2,006,000 and cash flow deficiencies from operating activities of approximately $1,524,000 and $1,700,000 for the years ended July 31, 2005 and 2004, respectively. In addition at January 31, 2006, we had cash and cash equivalents of approximately $69,000 and a working capital deficiency of approximately $2,720,000. These matters raise substantial doubt about our ability to continue as a going concern.

We believe that, in the absence of a substantial increase in subscription revenues, it is probable that we will continue to incur losses and negative cash flows from operating activities through at least January 31, 2007 and that we will need to obtain additional equity or debt financing to sustain our operations until we can market our services, expand our customer base and achieve profitability.

We believe that we will be able to generate sufficient revenues from our remaining facsimile transmission and website operations and obtain sufficient financing through other financing agreements to enable us to continue as a going concern through at least January 31, 2007. In May 2006, we obtained new financing in the amount of $2,250,000, which after fees and costs, resulted in net proceeds of $2,000,000. See "--Recent Events". However, if we cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, we may be forced thereafter to restructure our operations, file for bankruptcy or entirely cease our operations.

On November 24, 2004, we entered into a Business Sale Agreement with TComm Limited, a company organized in the United Kingdom, and Pixaya (UK) Limited (formerly known as TComm (UK) Limited), a company newly organized in the United Kingdom and a wholly-owned subsidiary of we. We entered into the transaction to access the seller's development stage software, which we believed offered a new platform for delivery of our services as well as being valuable in its own right. Effective October 3, 2005, TComm (UK) Limited formally changed its name to Pixaya (UK) Limited.

The transactions contemplated by the Business Sale Agreement were consummated on November 24, 2004. Under the Business Sale Agreement, Pixaya purchased TComm Limited's software development business, which is focused on streaming video solutions, and all of its assets related to that business. The business acquired had not generated any significant revenue as of the date of the acquisition or through October 31, 2005.

At the time of acquisition Pixaya was in various stages of development of four
(4) products: (1) TComm TV, which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones; (2) CCMTV, which consists of software programs and related hardware intended to permit field personnel to send real-time video streams from the field to a central location where they can be viewed by one or more persons; (3) Eye Contact, which is a network-based internal communications system for business that enables employees to communicate securely face-to-face from their own desks; and (4) TComm Messenger, which is a network based instant video messaging platform that allows employees of an organization to communicate securely in real-time within their offices and from remote locations.

After reviewing the above product line, we determined that several adjustments in the product line were desirable. In this regard Pixaya has discontinued development of the Eye Contact and TComm Messenger products. Pixaya has re-branded CCMTV as "SurvayaCam" and TComm TV as "Pixaya Mobile". While the further development of Pixaya Mobile with a view to supporting the delivery of our fast-breaking financial information products is currently on hold in light of liquidity restraint, we continuing to develop SurvayaCam. In addition, Pixaya is developing a new product named "SOS Guides," which are mobile travel event and business guides that will be made available to users on their mobile phones. Pixaya intends to market the SOS Guides to travel agents, metropolitan tourist bureaus and other travel related companies, to individual businesses desiring a mobile presence and to promoters and sponsors of major events.

The purchase price paid to TComm Limited consisted of (i) 250,000 shares of our common stock, having a value based on the closing price of our common stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and (ii) the payment of approximately $19,000 in cash. The purchase price was allocated to the fair value of assets and goodwill as follows:

Equipment                               $11,000
Other Assets                                100
Goodwill                                 50,400
                                         ------
Total                                   $61,500
                                        =======


As of January 31, 2005 the management tested the goodwill for impairment and concluded that it had been impaired. Therefore, we recognized a charge of $50,400 for the write-off of goodwill in the year ended July 31, 2005.


In addition, TComm Limited has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Business Sale Agreement also contains customary representations and warranties. TComm Limited has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. TComm Limited has entered into a lockup agreement with us pursuant to which it has agreed not to sell or otherwise transfer the common stock for a period of one year.

In connection with entering into the Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four (4) individuals, all of whom were previously employed by TComm Limited. The employment agreements have a term of three (3) years and automatically renew unless terminated by either party. As a result, our obligations for cash payments under the employment agreements subsequent to October 31, 2005 will total $345,000 as follows:


            Year ending                        Amount
            -----------                        ------
          October 31, 2006                    $144,000
          October 31, 2007                    $151,000
          October 31, 2008                    $ 50,000
                                              --------
            Total                             $345,000
                                              ========

Pursuant to the employment agreements, we granted options to purchase 260,000 shares of common stock with exercise prices ranging from $.50 - $1.00 as additional compensation for services to be rendered under such contracts. The aggregate estimated fair value of the options at the date of issuance of $51,200 will be recognized over the term of the employment agreements.

The employees have each agreed not to compete with the business conducted by Pixaya for a specified period ranging from six months to 12 months once their employment with Pixaya has terminated.

Pixaya had no revenues for the year ended July 31, 2005 or the six months ended January 31, 2006.

Our cash and cash equivalent position of approximately $69,000 as of January 31, 2006 results primarily from our borrowing from Cornell Capital Partners L.P. under our $2,000,000 Promissory Note made during the year ended July 31, 2005 described below.

On April 9, 2002, we entered into an Equity Line Purchase Agreement with Cornell Capital Partners L.P. pursuant to which we had, in effect, put options whereby, subject to certain conditions, we could require Cornell Capital to purchase shares of our common stock from time to time at an aggregate purchase price of $10,000,000. The equity line became available to us on August 28, 2002, and was to have remained available through August 28, 2006 unless terminated earlier by us in our sole discretion. On May 25, 2006, we were required to cancel the Equity Line Purchase Agreement as a condition to entering into a $4,150,000 borrowing and refinancing with Cornell Capital which is described more fully below.

Under the Equity Line Purchase Agreement, the purchase price was 95% of the lowest closing bid price of our common stock over a specified number of trading days commencing on specified dates. Cornell Capital was entitled to a cash fee equal to 5% of the gross proceeds received by us from Cornell Capital in connection with each put. The timing and amount of the required purchases was at our discretion subject to certain conditions including (i) a maximum purchase price to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before we could deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there must be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. We issued 10,000 shares of our common stock to a placement agent as of the effective date as consideration for their services in connection with the equity line. During the year ended July 31, 2005 and the six months ended January 31, 2006, no shares of common stock were issued pursuant to the equity line. During the year ended July 31, 2004, 2,506,274 shares of common stock were sold under the equity line yielding us aggregate net proceeds of $2,042,500. As of May 25, 2006, when the Equity Line Purchase Agreement was terminated, we had the ability to require Cornell Capital to purchase shares of our common stock at an aggregate purchase price of $5,965,000 through August 28, 2006.

On January 25, 2005, we entered into a Promissory Note with Cornell Capital for a loan of $2,000,000. On May 25, 2006, this Promissory Note was paid in part, and the rest refinanced by converting it into a debenture as described below. See "--Recent Events." The $2,000,000 loan from Cornell Capital was funded on February 2, 2005. On August 5, 2005, we and Cornell Capital agreed, as permitted under the Promissory Note to extend for three months the date by which we must pay all amounts due under the Promissory Note. The face amount of the Promissory Note (as amended) and interest on the amount from time to time outstanding at a rate of 12% per year was payable either (i) out of the net proceeds to be received by us upon delivery of put notices under the Equity Line Purchase Agreement or (ii) in full by us within 753 calendar days of January 25, 2005, regardless of the availability of proceeds under the equity line, unless an extension were mutually agreed to by the parties in writing.

Pursuant to the Promissory Note, we deposited in escrow 35 put notices under the equity line in an amount of $60,000 each and one request for a put under the equity line in an amount of $181,017. Under the terms of the Promissory Note (as extended), the put notices held in escrow were to be released every fourteen
(14) days commencing November 4, 2005. As of December 27, 2005, no put notices were released. We also agreed to reserve out of our authorized but unissued shares of common stock 3,500,000 shares of our common stock to be delivered to Cornell Capital under the equity line upon use of such put notices. We paid to Cornell Capital a fee of $100,000 in connection with this transaction which has been recorded as a debt discount and is being amortized over the life of the loan, as restructured.

We had the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment was in an amount not less than $25,000. In addition, we had the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated. If the Promissory Note were not paid in full when due, the outstanding principal owed thereunder could be due and payable in full together with interest at a rate of 14% per year or the highest permitted by applicable law, if lower.

Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all our other obligations under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

In May 2006, we refinanced the Promissory Note and obtained additional financing in the principal amount of $2,250,000 from Cornell Capital. After fees and expenses, we received approximately $2,000,000 from such new financing. As of May 31, 2006, we have outstanding 10% Secured Convertible Debentures in the aggregate principal amount of $4,150,000. See "--Recent Events."

We do not believe that our business is subject to seasonal trends or inflation. On an ongoing basis, we will attempt to minimize any effect of inflation on our operating results by controlling operating costs and whenever possible, seeking to insure that subscription rates reflect increases in costs due to inflation.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised
2004), "Share-Based Payment". The provisions of SFAS 123R, as amended, will be effective for us in the first quarter of our fiscal year ending July 31, 2007. Management is assessing the implications of this revised standard, which may materially impact our consolidated results of operations in the first quarter of fiscal year 2007 and thereafter.

The FASB and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain other accounting pronouncements as of July 31, 2005 and October 31, 2005 that will become effective in subsequent periods; however, we do not believe that any of those pronouncements would have significantly affected our financial accounting measurements or disclosures had they been in effect during the years ended July 31, 2005 and 2004 or the six months ended January 31, 2006 and January 31, 2005 or that they will have a significant effect at the time they become effective.

OFF BALANCE SHEET ARRANGEMENTS

We do not currently have any off-balance sheet arrangements.

RECENT EVENTS

On December 27, 2005, we entered into a merger agreement with Cryptometrics pursuant to which Cryptometrics would merge with our newly created subsidiary. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of our common stock which would, upon issuance, represent approximately 88% of our outstanding common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. In such case, our existing stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics. If consummated, the transaction would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer for accounting purposes.

Until Jag Media and Cryptometrics agree otherwise, the merger agreement, notwithstanding the approval by the Cryptometrics stockholders, may be canceled with or without reason by either us or Cryptometrics with no liability. Additionally, the consummation of the merger is subject to various conditions set forth in the merger agreement. There is no assurance that the proposed merger between us and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above.

The merger agreement is included as Exhibit 99.3 to this Registration Statement of which this prospectus forms a part and should be reviewed for further information regarding the merger.

In May 2006, we refinanced our existing Promissory Note dated January 25, 2005, as amended August 5, 2005, in favor of Cornell Capital and obtained additional financing in the principal amount of $2,250,000 from Cornell Capital. As a condition of the additional financing, we were required to terminate our existing Equity Line Agreement with Cornell Capital. In connection with all such financings, we issued three secured convertible debentures, bearing interest at 10% per year and payable in three years, in the aggregate principal amount of $4,150,000.

Effective May 25, 2006, pursuant to a letter agreement with Cornell Capital, we converted $250,000 of the outstanding $2,000,000 principal of the Promissory
Note into 1,250,000 shares of our common stock which we issued to Cornell Capital. We converted the remaining $1,750,000 of the principal of the Promissory Note and $150,000 in accrued and unpaid interest into a $1,900,000 10% Secured Convertible Debenture which we also issued to Cornell Capital on May 25, 2006.

Effective May 25, 2006, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we agreed to sell to Cornell Capital $2,250,000 principal amount of 10% secured convertible debentures. At the closing on May 25, 2006, we issued a $1,250,000 10% Secured Convertible Debenture to Cornell Capital. On May 31, 2006, we issued a $1,000,000 10% Secured Convertible Debenture to Cornell Capital.

All of the secured convertible debentures will mature in May 2009. We may, in our sole discretion, redeem any and all amounts owed under such debentures provided that the closing bid price of our common stock is less than the fixed conversion price, initially $0.40 per share, at the time we deliver notice to Cornell of our desire to redeem any amounts owed. We must pay a redemption premium of 10% on any amounts redeemed.

Cornell Capital has the right to convert the debentures, at its sole option, into shares of our common stock at a conversion price which shall be the lower of (i) $0.40 per share or (ii) a 10% discount to the lowest volume weighted average price, as reported by Bloomberg, of our common stock during the 30 trading days prior to the conversion date.

If we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, being common stock equivalents, entitling any person to acquire shares of common stock or common stock equivalents, at a price per share less than the then fixed conversion price, then, at the sole option of the holder of a debenture, the fixed conversion price shall be adjusted to mirror the lower conversion, exchange or purchase price for such new common stock, or common stock equivalents, at issue. No such adjustment shall be made as a result of issuances and exercises of options for compensatory purposes under our 1999 Long-Term Incentive Plan. The fixed conversion price of the debentures is also subject to adjustment in connection with certain corporate transactions.

Cornell Capital may not convert the debentures into an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then total outstanding shares of our common stock, unless Cornell Capital chooses to waive such restriction, which waiver would be subject to a 65-day notice period. For a more complete description of the secured convertible debentures, including a description of their conversion price, see "Description of Securities--Secured Convertible Debentures." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the Secured Convertible Debentures.

In connection with the financing, we paid Cornell Capital a commitment fee equal to 10% of the disbursements of $2,250,000 at closing. We also paid Cornell Capital a $15,000 structuring fee in connection with the financing and paid their counsel's fee of $15,000. We will use the net proceeds of approximately $2,000,000 to pay outstanding accounts payable, with the remainder to be allocated for working capital purposes.

In connection with the $2,250,000 financing, we and our subsidiary, JAG Media LLC, entered into Security Agreements with Cornell Capital effective May 25, 2006, which provide that the debentures will remain secured by our assets and those of JAG Media LLC until the registration statement of which this prospectus forms a part has been effective for 60 days. At such time, the security interest will automatically terminate provided our common stock is trading on the OTC Bulletin Board at a price above $0.08 per share and there has occurred no event of default under the debentures.

In connection with the $2,250,000 new financing, we also issued to Cornell Capital warrants to purchase 12,000,000 shares of our common stock; 2,000,000 at each of $0.40, $0.50 and $0.60 per share and 3,000,000 at each of $0.70 and $0.80 per share. All five warrants expire in May 2011.

The exercise price and number of shares issuable pursuant to each of the warrants are also subject to adjustment in certain circumstances. In the event that we issue or sell any common stock, or are deemed to have issued or sold common stock through issuing stock options or convertible securities, at or representing a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale, then immediately after the issuance or sale, the exercise price of the warrants then in effect will be reduced to an amount equal to the price at which the common stock was, or was deemed to be, sold or issued. No such adjustment shall be made as a result of issuances of shares under our 1999 Long-Term Incentive Plan. Upon each adjustment to the exercise price of the warrants, the number of shares issuable upon exercise of the warrants will be adjusted to the number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of common stock issuable upon exercise of the warrants immediately prior to such adjustment and dividing the product by the exercise price resulting from such adjustment. The exercise price and the number of shares issuable pursuant to each of the warrants is also subject to adjustment in connection with certain corporate transactions.

Unless it waives such restriction, which waiver would be subject to a 65-day notice period, Cornell Capital may not exercise the warrants for an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then outstanding shares of our common stock. For a more complete description of the warrants, including a description of the possible adjustments to their exercise price and the number of shares for which they can be exercised, see "Description of Securities --Warrants." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the warrants.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On April 8, 2002, we effected a recapitalization of our common stock pursuant to which each one and one-tenth (1.1) shares of our outstanding common stock was reclassified into one (1) share of Class A common stock and one-tenth (1/10th) of a share of Series 1 Class B common stock. A public trading market for such Series 1 Class B common stock never developed.

On June 4, 2004, we effected a second recapitalization pursuant to which each share of our outstanding Class A common stock and Series 1 Class B common stock was reclassified into one (1) share of new common stock.

Our Class A common stock traded through June 4, 2004 in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol JGMHA. Thereafter, our common stock traded in the over-the-counter market on the Pink Sheets under the symbol JAGH. The following table reflects quarterly high and low bid prices of our Class A common stock and common stock from August 1, 2003 through July 31, 2005. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                         High        Low
                                                         ----        ---
Fiscal Year 2004
----------------
First Quarter, ending October 31, 2003                   0.67        0.30
Second Quarter, ending January 31, 2004                  1.00        0.25
Third Quarter, ending April 30, 2004                     1.45        0.51
Fourth Quarter, ending July 31, 2004                     1.10        0.30

Fiscal Year 2005
----------------
First Quarter, ending October 31, 2004                   1.10        0.15
Second Quarter, ending January 31, 2005                  0.65        0.15
Third Quarter, ending April 30, 2005                     0.52        0.11
Fourth Quarter, ending July 31, 2005                     0.30        0.001

Fiscal Year 2006
----------------
Fiscal Quarter, ending October 31, 2005                  0.30        0.02
Second Quarter, ending January 31, 2006                  0.46        0.14
Third Quarter, ending April 30, 2006                     0.41        0.19

We issued shares of our Series 2 Class B common stock to holders of record as of April 14, 2003 of our then Class A common stock. We issued shares of our Series 3 Class B common stock to an investor in June 2003 and to an investor in September 2003. A public trading market for the Series 2 Class B common stock and the Series 3 Class B common stock never developed.

As of May 25, 2006, there were 3,455 stockholders of record of our common stock. On May 25, 2006, the closing bid price for our common stock was $0.20.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock. Payment of future cash dividends will be determined by our Board of Directors based upon conditions then existing, including our financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, our future credit arrangements may restrict the payment of dividends.

On March 18, 2003, we announced our intention to declare a special stock dividend. To effect such dividend, we filed a Certificate of Designation with the Secretary of State of the State of Nevada on April 11, 2003 which designated a new series of Class B common stock, par value $0.00001 per share, which was distributed by dividend to the our stockholders of record as of the close of business on April 14, 2003 in the ratio of one share of Series 2 Class B common stock for every 100 shares of common stock.

                                   THE COMPANY

OVERVIEW OF OUR BUSINESS

We have been providing financial and investment information within the investment community since 1989. In May 1999, we began offering our services on a subscription fee basis to the general public for the first time through our U.S. website. At www.jagnotes.com, we offer timely financial data and reports and commentary from the financial community.

From 1989 to 1992, we operated as an unincorporated business entity. In 1992, we incorporated in the State of New Jersey as New Jag, Inc. On December 14, 1993, JagNotes, Inc. merged with and into us, and we changed our name to JagNotes, Inc. We operated as JagNotes, Inc. until March 1999 when we were acquired by Professional Perceptions, Inc., a Nevada corporation, which subsequently changed its name to JagNotes.com Inc. JagNotes, Inc. remained a wholly-owned subsidiary of JagNotes.com Inc. until August 16, 1999 when it merged with and into JagNotes.com Inc.

Until 1999, we targeted only a limited audience of financial professionals and we did not engage in organized sales and marketing efforts. As discussed in more detail below, in 1999 we decided to change our focus by expanding onto the Internet and targeting retail subscribers with the hope of expanding our subscriber base and our business. In September 2000 we started an advertiser-based financial webcast which we sold on February 1, 2001 as we were unable to continue to fund its operating losses.

We undertook a corporate reorganization in January 2002 in order to distinguish and better manage our areas of business. On January 4, 2002, JAG Media LLC was formed as a Delaware limited liability company and a wholly owned subsidiary of JagNotes.com, Inc. The assets and liabilities of our current fax and Internet subscription business were transferred to JAG Media LLC. In order to better reflect the overall business in which we expected to engage and the corporate structure we intended to use to conduct that business, we changed our corporate name from JagNotes.com Inc. to JAG Media Holdings, Inc. effective April 8, 2002.

Our jagnotes.com website currently consists of a subscription-based service that offers two specific products, the JAGNotes (Upgrade/Downgrade) Report and the Rumor Room, providing timely market reports, including breaking news and potentially market moving information. We currently derive our revenues primarily from the sale of subscriptions.

We purchased certain development stage software and related assets in the United Kingdom on November 24, 2004, now being developed by our subsidiary, Pixaya (UK) Limited. We are continuing to finance the development by Pixaya of certain software products, including those which we believe will facilitate the delivery to customers through their mobile phones of our fast breaking financial information services.

We have also decided to expand our business and are seeking acquisition candidates which may be engaged in unrelated lines of business. See "- Our Business Strategy".

We are a Nevada corporation. Our address is 6865 S.W. 18th Street, Suite B13, Boca Raton, Florida 33433, and our telephone number is 866-300-7410.

OUR INDUSTRY GENERALLY

The growth of the Internet has changed the way investors seek information and manage their portfolios. Individual investors are increasingly seeking access to information that was formerly available only to financial professionals. Professional investors who have traditionally relied on print and other media for information are demanding faster information and greater accessibility.

As of March 31, 2006, there were over one billion Internet users worldwide, including over 205 million users in the United States. See Internet World Stats website (http://www.internetworldstats.com).

According to tracking surveys conducted by Pew Internet & American Life Project as of November 2004, based on 147 million adult internet users, approximately 44% use the Internet to obtain financial information and approximately 13% use the Internet to buy or sell stocks, bonds or mutual funds. According to these surveys, approximately 8% of those with Internet access obtain financial information on a typical day.

With respect to our Pixaya business unit, the mobile and wireless industries are experiencing significant growth and changing the way businesses operate and people communicate. Both industries are also giving rise to new forms of mobile entertainment and information not available a few years ago.

The following statistics provide some insight into the impact of the mobile and wireless industries:

o As of December 31, 2005 there were more than 200 million wireless subscribers in the U.S.
o Reported wireless minutes of use exceeded 1.4 trillion in 2005, representing a year over year growth of over 35%.
o U.K. mobile phone users sent 32 billion text messages during 2005 and are predicted to send 36.5 billion in 2006, an average of 100 million messages a day.

See Cellular Telecommunications and Internet Association (http://www.ctia.org.); See Mobile Data News, January 26, 2006 (http://www.mda-mobiledata.org).

New forms of wireless are also experiencing significant growth. For example, municipal wireless networks, which provide wireless coverage to large portions of municipal areas, have seen significant growth over the past year and that growth is generally expected to continue in the near term. See Municipal Wireless State of the Market Report September 2005 (http://www.muniwireless.com).


2004 - 2007 U.S. SPENDING FOR MUNICIPAL WIRELESS NETWORKS


                                    2004       2005     2006       2007
                                    ----       ----     ----       ----
Spending ($ Millions)               $31.5      $76.5    $177.7     $405.6
YTY Growth Rate                     142%       132%     N/A        128%


See Municipal Wireless State of the Market Report September 2005
(http://www.muniwireless.com).

OUR PRODUCTS

We have been providing financial and investment information within the investment community since 1989. In May 1999, we began offering our services on a subscription fee basis to the general public for the first time through our U.S. website.

Our jagnotes.com website consists solely of a subscription-based service. During the last fiscal year, we discontinued the free portion of our website.

We offer our subscribers two targeted products: The JAGNotes (Upgrade/Downgrade) Report, targeted primarily at institutional subscribers, and the Rumor Room, targeted primarily at retail individual customers. These two products are accessible only to paid subscribers. Subscriptions are offered to individuals at the rate of $9.95 per month, or $99.95 per year. We have offered free trial subscriptions at times in the past and may do so in the future.

JAGNOTES (UPGRADE/DOWNGRADE) REPORT - The JAGNotes Report is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses. Each morning we gather this information, then compile and release it in a concise, easy to read format before the markets open. We believe that this report gives early, convenient access to our subscribers of potentially market moving information which was traditionally not available in a convenient format when the market opens. This report is updated from time to time during the trading day.

Our current strategy involves phasing out retail subscribers for our JAGNotes Report and refocusing on institutional customers and professional traders. We have always maintained our original JAGNotes fax-based service for a limited number of mostly institutional subscribers. Through this service, we provide these subscribers faxed copies of our daily JAGNotes Report, which is provided through installments as information is received every weekday morning before the stock market opens. We also allow these subscribers access to our Internet-based information by providing them with a specified number of access codes. The price for this combined service is approximately $1,500 to $2,150 per year. The content of our website contains substantially all of the information provided in the faxed reports as well as updates of such information and the Rumor Room described below.

We intend to continue providing our combined fax/Internet service in the future primarily to institutional subscribers. We believe that some financial institutions are willing to pay a higher price for this combined service because they consider a faxed report to be a more user friendly means of receiving the information even if their employees have direct Internet access. We are also examining the potential for implementing other product offerings and subscription structures which may be attractive to institutional subscribers.

While we intend to focus our efforts exclusively on offering the JAGNotes Report to institutional customers, we recognize that it remains of interest to some retail customers as well. However, to avoid the cost of accessing such individuals we expect to do so almost exclusively through strategic affiliations such as our current arrangement with Track Data, as described under "Our Business Strategy", below.

THE RUMOR ROOM - Because rumors can move equities, we have established the Rumor Room where we post rumors that have been heard on the street about various stocks. When we hear rumors, we post the information in the Rumor Room and indicate the date and time of the rumor. While we realize that rumors are inherently unreliable as indicated by a cautionary note introducing this portion of our site, we believe that every trader and investor - large and small - should have access to this information to determine its usefulness. The Rumor Room is available to our subscribers and updated whenever we receive relevant information.

Although targeted primarily at individual subscribers, the Rumor Room is also made available through our website to institutional investors as described above. As described below, if our English subsidiary, Pixaya, can complete development of its Pixaya Mobile software product, which delivers on-demand video/audio clips and text messages to mobile phones, we intend to try to distribute the Rumor Room through mobile phones as well. We believe such a distribution channel might better access our target audience. There can be no assurance, however, that such development will be successfully completed or, if completed, that customers will embrace this new mode of distribution. For the time being, we have stopped further development of this product in light of our lack of liquidity.

PIXAYA - On November 24, 2004, through our English subsidiary now named Pixaya
(UK) Limited, we purchased certain development stage software and related assets from TComm Limited, a company also organized in the United Kingdom. At the time of acquisition, TComm Limited was in various stages of



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development of four software products. We have for the time being discontinued
developing Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips and text messages to various Java-based and Symbian-based mobile phones, while we have continued to develop SurvayaCam (previously CCMTV), which consists of software programs and related hardware intended to permit field personnel to send real-time video streams from the field to a central location where they can be viewed by one or more persons. We immediately discontinued our support of a network-based internal communications system for business that enables employees to communicate securely face-to-face from their own desks and a network-based instant video messaging platform that allows employees of an organization to communicate securely in real-time within their offices and from remote locations, as neither fit within our strategic plan focused on distribution of content such as the Rumor Room service through mobile phones and other wireless solutions which would, for example support SurvayaCam. In addition, however, we are supporting development of a new mobile phone product named "SOS Guides," which are mobile, travel event and business guides that will be made available to users through their mobile phones. We intend to market the "SOS Guides" to travel agents, metropolitan tourist bureaus and other travel related companies, to individual businesses desiring a mobile presence, and to promoters and sponsors of major events.

COMPANY VOICE SERVICE - We have discontinued offering this service. Through our wholly owned subsidiary, JAG Company Voice LLC, we began marketing our Company Voice service in 2003. We established the Company Voice service in order to make available to publicly traded companies production and distribution services that would enable them to deliver press releases and other company messages to stockholders and potential investors in streaming video/audio format. Our goal was to offer production and distribution services such as directly contracting for studios in which Company Voice segments would be taped; providing interviewers for each Company Voice segment; assisting clients in preparing for each interview; encoding taped segments to allow distribution via the Internet; and arranging for distribution and streaming of finalized Company Voice segments on affiliate sites such as Lycos.

During 2003, we placed four Company Voice segments on our website and attempted to obtain distribution of Company Voice segments through other websites; however, this service did not produce any material revenue for us. Therefore, we allowed our Company Voice contract for streaming video to expire by its terms and are no longer marketing our Company Voice services. On April 8, 2004, JAG Company Voice LLC was merged into JAG Media LLC.

ADVERTISING REVENUE

While we expect the primary source of our revenue to be from subscriptions for our JAGNotes Report and the Rumor Room, we may supplement this with advertising revenue. Such revenues have, however, not been meaningful to date. We would not expect such revenues to become material until (i) there is a major upturn from current levels in Internet banner advertising generally or we are able to offer advertisers various media advertising alternatives to banners and (ii) we have been successful in increasing the number of unique visitors to our website.

OUR BUSINESS STRATEGY

The success of our business depends on our ability to obtain the requisite financing and be able to:

o reverse the current downward trend of our revenues;
o curtail costs to correspond with our revenues; and
o pursue merger and other expansion opportunities.

In order to successfully achieve our strategy, we intend to re-position JAG Media's two key products so they are targeted more effectively at their respective markets: institutional customers (JAGNotes Report) and retail customers (the Rumor Room). In time, we hope that by refocusing our products on specific customer



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groups, JAG Media will become an important information resource both for institutional customers (investors, brokers and investment advisers) and for individual retail customers.

We believe the institutional market for the JAG Notes Report offers an opportunity to achieve higher revenues at lower per unit cost than the retail market we have been pursuing, but at the same time we believe that developing technologies, such as mobile phones, may give us a better distribution channel which can make the individual customer market for the Rumor Room cost effective as well. With respect to our JAGNotes Report, we plan to focus on servicing the institutional segment of our business. To assist us in this effort, we are investigating ways of using the Internet more effectively in distributing our product to the institutional market and helping those customers in turn redistribute the product to their professional employees. With respect to our Rumor Room service, we are actively exploring the feasibility of using mobile phones as a new distribution channel.

o Increase Revenues.

Some avenues which we are exploring with respect to the JAGNotes Report to reverse the current downward trend of our revenues include:

o Increasing our sales efforts for the JAGNotes Report to institutional subscribers by focusing our entire effort on reaching that market;

o In order to access individual professional traders without incurring excessive marketing costs, pursuing strategic affiliations, partnerships, joint ventures or other relationships with strategic partners, such as our current arrangements with Track Data, Comtex, Inc. and Acquire Media Corporation, financial information platforms for professional traders, whereby they offer our JAGNotes Report as part of their collection of subscriber services to the professional trading community; and

o Pursuing distribution arrangements with third party information providers that service financial institutions.

Some avenues which we are exploring with respect to the Rumor Room to reverse the current downward trend of our revenues include:

o To the extent funds permit, further developing our Pixaya mobile software product to allow distribution of stock rumors to mobile phones via text messaging and on-demand video/audio clips;

o To the extent funds permit, developing related products tailored to the needs of individual retail customers;

o Pursuing distribution arrangements with third party information providers that service individual retail customers.

o Curtail Costs. We sold our webcasting business and discontinued our efforts to market our Company Voice product to reduce our cash flow requirements. In addition, we have discontinued all our paid commentators and certain employees in order to save costs where we concluded that the cost was not justified by our subscribers' interest and current revenue levels. Our new strategy of focusing our marketing efforts on institutional customers for our JAGNotes Report will, we believe, also permit us to obtain more revenues per marketing dollar by focusing on a smaller number of customers and potential customers to whom we can sell our products.

o Pursue Merger and Other Expansion Opportunities. While we intend to utilize our available resources as effectively as possible to increase revenues and reduce costs, we realize that it may take some time before revenues can be increased to a level where they can cover operating costs and then reach the level where they can cover general and administrative costs. Many of our general and administrative costs are related to being



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a public company and these costs are difficult to reduce in light of the recent
Sarbanes-Oxley legislation and its new requirements. We have therefore concluded that it would be prudent to attempt to increase our revenue base more quickly than our basic business strategy of refocusing our two different products on their respective customer bases is likely to achieve so that such administrative costs could be absorbed by a materially larger revenue stream.

While we have looked at various possible acquisitions over the past three years, we have decided that we should increase our efforts to find a compatible merger candidate and even consider dividing our business to help jump start its growth and have access to more funding sources. A merger candidate need not be in our specific line of business, but could be in another line of business related to the stock market or it could be in an unrelated line of business. Our current strategy is to not foreclose any attractive candidate based upon its line of business.

We also are pursuing the possibility of spinning off one of our two major services in order to maximize the chances of successfully developing both such services and focus them on their respective target customer bases.

Pursuant to the above strategy, we have located a possible merger candidate, Cryptometrics, Inc. While there can be no assurance that the transaction will ever be consummated, on December 27, 2005 we entered into a merger agreement with Cryptometrics pursuant to which Cryptometrics would merge with a newly created subsidiary of we. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of our common stock which would, upon issuance, represent approximately 88% of our outstanding common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. In such case, our existing public stockholders would experience significant dilution from the issuance of these shares to the stockholders of Cryptometrics. If consummated, the transaction would be accounted for as a reverse acquisition in which Cryptometrics would be deemed the acquirer for accounting purposes.

Until we agree otherwise, the merger agreement may be canceled with or without any reason by either us or Cryptometrics with no liability. In any case, the merger agreement may be terminated by us or Cryptometrics at any time after April 15, 2006. Additionally, the consummation of the merger is subject to various conditions set forth in the merger agreement, including, among others,
(i) the delivery by us and Cryptometrics of disclosure schedules to one another which are satisfactory to both parties by January 18, 2006, and (ii) the listing of our common stock on the Nasdaq Capital Market. There is no assurance that the proposed merger between us and Cryptometrics will be consummated, or if it is consummated, that it will be pursuant to the terms described above.

The merger agreement is included as Exhibit 99.3 to this Registration Statement of which this prospectus forms a part and should be reviewed for further information regarding the merger.

We are also considering a possible spin off of either the Rumor Room, together with our related Pixaya mobile phone software development business, or the JagNotes Report. Any such spin off might possibly be done in connection with a merger with another enterprise which may be in an unrelated line of business. We believe our two products might be better repositioned and developed as their own corporate entities which might also appeal to different investors. We have not made a final decision as to any spin off or entered into any term sheet in connection with any merger related to such a spin off. There can be no assurance that any such spin off, with or without a merger, will prove feasible or be consummated.

We will require additional funds in order to implement our business strategy. At our current usage rate of cash, the cash generated from our operations will not be sufficient to fund the liquidity requirements of our current business strategy. Accordingly, we will need to raise additional funds through public or private financing, strategic relationships, mergers or other arrangements. There can be no assurances that we will be able to do so.

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Note: These are our strategies, goals and targets. We believe in them, but we cannot guarantee that we will be successful in implementing them or that, even if implemented, they will be effective in creating a profitable business. Strategies that in the past we thought would be successful have not proven effective. In addition we are dependent on having sufficient cash to carry out our strategy. Alternatively, we may have to continue to reduce services to a level subscribers may not find valuable. Please read "Risk Factors" beginning on page 7 of this Registration Statement on Form SB-2 before making any investment decision.

REGULATION

The securities industry is subject to extensive regulation under federal and state laws in the United States, and companies that provide financial advice to investors are generally required to register as investment advisers at either the federal or state level. We believe that our business consists of a publishing activity for which investment adviser registration and regulation does not apply under applicable federal or state law, and thus we are not registered as an investment adviser with either the SEC or any of the various states. The regulatory environment in which we operate is subject to change, however, and we could be required to register as an investment adviser with an appropriate regulatory agency at some point in the future.

In addition, we operate in an environment of tremendous uncertainty about potential government regulation of the Internet and Internet-based service providers. We believe that our business is not currently subject to direct regulation other than regulations applicable to businesses generally. However, the Internet is evolving rapidly, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. The United States Congress has passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, liability for third-party activities and jurisdiction. Specifically, with respect to one aspect of copyright law, on October 28, 1998, the United States Congress passed the Digital Millennium Copyright Act ("DMCA"). The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, we and our customers may be required to pay licensing fees in connection with digital sound recordings which we might deliver to our customers. Additionally, federal, state, local and foreign governmental organizations also are considering other legislative and regulatory proposals that would regulate the Internet. Although we are also contemplating distribution by mobile phone, that sector is also regulated and there is currently a focus on regulation in that sector, so that changes can be anticipated.

We cannot predict what new laws will be enacted or how courts will interpret both existing and new laws. As a result, we are uncertain as to how new laws or the application of existing laws may affect our business. For example, while we are not aware of any pending laws or regulations that would restrict our ability to disseminate market-based rumors and other information of unsubstantiated reliability, it is possible that such laws or regulations may be passed in the future. Increased regulation in this area could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

COMPETITION

Providing financial information and analysis over the Internet is an intensely competitive business. A large number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff. In addition, cable television is an increasingly important source of financial news and therefore competition.

Our business competes to a different degree with the following information sources, many of which provide their information without charge:

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o Online financial news and information providers including Yahoo Finance,
Marketwatch, TheStreet.com, Forbes.com, Briefing.com, America Online Personal Finance, Reuters and MotleyFool.com;

o Internet portals and search engines such as AOL, MSN and Yahoo;

o Traditional media sources such as The Wall Street Journal, The Financial Times, Barrons, CNN/Money, and MSN Money/CNBC, all of whom also have an Internet presence;

o Terminal-based financial news providers including Bloomberg, Reuters and Dow Jones; and

o Online brokerage firms such as Ameritrade, E*Trade Financial, Charles Schwab, Fidelity, Harrisdirect and TD Waterhouse.

Because there is not a readily defined market in which we compete, we cannot predict which information source or sources will be our primary competition in the future. However, we expect competition from each of the above information sources to intensify and increase in the future. Most of our current and potential competitors have greater name recognition, larger financial, technical and marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment. Such advantages would also permit our competitors to enter new sectors such as distribution through mobile phones, more easily than we will be able to do.

It is not difficult for new competitors to enter the market. Many blogs now provide financial information at no cost. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, content, creative or other advantages over the services we provide.

In order for us to successfully compete in this business, we will need to reliably provide valuable services to a greater number of institutional and other subscribers who are willing to pay us fees sufficient to support such services. We believe that over time a successful implementation of our business strategy will allow us to compete successfully as a focused provider of timely investment information to institutional and retail customers.

INTELLECTUAL PROPERTY

We are the owner of the trademarks AHEAD OF THE MONEY, STREETSIDE AND STREETSIDE WITH DAN DORFMAN. Each of the foregoing trademarks was approved in 2002 and has a duration period of ten years, at which time each of the trademarks must be renewed or they will expire. We are also the owner of eight pending trademark applications. We do not consider these trademarks to be material to our business.

WEBSITE TECHNICAL INFORMATION

We lease one web server, which is the computer system on which all the content for our jagnotes.com website is maintained and through which we operate our jagnotes.com website. Our U.S. server is maintained by Woodbourne Solutions and is located at their facility in Germantown, Maryland.

Our jagenotes.com website was redesigned in July 2000 by Zero-G at a cost of approximately $500,000. Subsequent redesigns have been handled internally and by Woodbourne Solutions, a technical consultant to JAG Media.

Our Pixaya website is hosted by InnoTech. InnoTech has offices located in southern California and Raleigh, North Carolina. Its Internet data center is located in Orange County, California. The Pixaya website is maintained internally by Pixaya employees.



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EMPLOYEES

As of May 1, 2006, we had nine employees. As of that date, we had entered into employment agreements with four of our employees and our two executives.

EQUITY LINE OF CREDIT WITH CORNELL CAPITAL

As of April 9, 2002, we entered into, and on July 8, 2004 and July 21, 2004, we amended, an Equity Line Purchase Agreement with Cornell Capital Partners, L.P. for a $10 million equity line pursuant to which we were able to sell our shares of common stock to Cornell Capital from time to time. The purpose of the offering was to provide general working capital for JAG Media, including working capital which might be required by virtue of our strategic plan. This agreement superseded our original equity line purchase agreement with Cornell Capital, dated August 17, 2001. As of its termination, $4,035,000 of our equity line had been utilized. Effective May 25, 2006, as a condition of a new financing from Cornell Capital, we terminated the Equity Line Purchase Agreement with Cornell Capital, which had been scheduled to expire on August 28, 2006.

$2,000,000 PROMISSORY NOTE

On February 2, 2005 we borrowed $2,000,000 from Cornell Capital Partners, L.P. The $2,000,000 loan was evidenced by a Promissory Note dated as of January 25, 2005 executed by us and Cornell Capital, the repayment of which was subsequently extended on August 5, 2005. We used the proceeds of the loan for working capital and general corporate purposes.

Under the terms of the Promissory Note, as amended, the face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year was payable either (i) out of the net proceeds to be received by us upon delivery of put notices under the Equity Line Purchase Agreement with Cornell Capital or (ii) in full by us within 753 calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Purchase Agreement, unless an extension is mutually agreed to by the parties in writing. Pursuant to the Promissory Note, we agreed to deposit in escrow 35 put notices under the Equity Line Purchase Agreement in an amount not less than $60,000 each and one request for a put under the Equity Line Purchase Agreement in an amount not less than $181,017. We paid to Cornell Capital a fee of $100,000 in connection with this transaction as well as a $5,000 documentation fee.

As permitted by the terms of the Promissory Note, we opted to make three (3) interest payments to Cornell Capital, each in the amount of $20,000, paid in a single lump sum of $60,000 on August 5, 2005. Effective May 25, 2006, pursuant to a letter agreement with Cornell Capital, we converted $250,000 of the outstanding $2,000,000 principal of the Promissory Note into 1,250,000 shares of our common stock which we issued to Cornell Capital. We converted the remaining $1,750,000 of the principal of the Promissory Note and $150,000 in accrued and unpaid interest into a $1,900,000 10% Secured Convertible Debenture which we also issued to Cornell Capital on May 25, 2006.

CONVERTIBLE DEBENTURES

In May 2006, we refinanced our existing Promissory Note dated January 25, 2005, as amended August 5, 2005, in favor of Cornell Capital and obtained additional financing in the principal amount of $2,250,000 from Cornell Capital. In connection with all such financings, we issued three secured convertible debentures, bearing interest at 10% per year and payable in three years, in the aggregate principal amount of $4,150,000.



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We may, in our sole discretion, redeem any and all amounts owed under such debentures provided that the closing bid price of our common stock is less than the fixed conversion price, initially $0.40 per share, at the time we deliver notice to Cornell of our desire to redeem any amounts owed. We must pay a redemption premium of 10% on any amounts redeemed.

In connection with the $2,250,000 financing, we and our subsidiary, JAG Media LLC, entered into Security Agreements with Cornell Capital effective May 25, 2006, which provide that the debentures will remain secured by our assets and those of JAG Media LLC until the registration statement of which this prospectus forms a part has been effective for 60 days. At such time, the security interest will automatically terminate provided our common stock is trading on the OTC Bulletin Board at a price above $0.08 per share and there has occurred no event of default under the debentures.

Cornell Capital has the right to convert the debentures, at its sole option, into shares of our common stock at a conversion price which shall be the lower of (i) $0.40 per share or (ii) a 10% discount to the lowest volume weighted average price, as reported by Bloomberg, of our common stock during the 30 trading days prior to the conversion date.

If we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, being common stock equivalents, entitling any person to acquire shares of common stock or common stock equivalents, at a price per share less than the then fixed conversion price, then, at the sole option of the holder of a debenture, the fixed conversion price shall be adjusted to mirror the lower conversion, exchange or purchase price for such new common stock, or common stock equivalents, at issue. No such adjustment shall be made as a result of issuances and exercises of options for compensatory purposes under our 1999 Long-Term Incentive Plan. The fixed conversion price of the debentures is also subject to adjustment in connection with certain corporate transactions.

Cornell Capital may not convert the debentures into an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then total outstanding shares of our common stock, unless Cornell Capital chooses to waive such restriction, which waiver would be subject to a 65-day notice period. For a more complete description of the secured convertible debentures, including a description of their conversion price, see "Description of Securities--Secured Convertible Debentures." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the Secured Convertible Debentures.

WARRANTS

On May 25, 2006 we issued to Cornell Capital five warrant to purchase an aggregate of 12,000,000 shares of our common stock. The warrants expire in May 2011 and have exercise prices ranging from $0.40 to $0.80 per share.

In connection with the $2,250,000 new financing, we also issued to Cornell Capital warrants to purchase 12,000,000 shares of our common stock; 2,000,000 at each of $0.40, $0.50 and $0.60 per share and 3,000,000 at each of $0.70 and $0.80 per share. All five warrants expire in May 2011.

The exercise price and number of shares issuable pursuant to each of the warrants are also subject to adjustment in certain circumstances. In the event that we issue or sell any common stock, or are deemed to have issued or sold common stock through issuing stock options or convertible securities at or representing a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale, then immediately after the issuance or sale, the exercise price of the warrants then in effect will be reduced to an amount equal to the price at which the common stock was, or was deemed to be, sold or issued. No such adjustment shall be made as a result of issuances of shares under our 1999 Long-Term Incentive Plan. Upon each adjustment to the exercise price of the warrants, the number of shares issuable upon exercise of the warrants will be adjusted to the number of shares determined by multiplying the exercise



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price in effect immediately prior to such adjustment by the number of shares of common stock issuable upon exercise of the warrants immediately prior to such adjustment and dividing the product by the exercise price resulting from such adjustment. The exercise price and the number of shares issuable pursuant to each of the warrants is also subject to adjustment in connection with certain corporate transactions.

Unless it waives such restriction, which waiver would be subject to a 65-day notice period, Cornell Capital may not exercise the warrants for an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then outstanding shares of our common stock. For a more complete description of the warrants, including a description of the possible adjustments to their exercise price and the number of shares for which they can be exercised, see "Description of Securities --Warrants." See "Risk Factors - Risks Related to our Recent Refinancing and Borrowing" for a description of the special risks posed by our issuance of the warrants.

ACQUISITION OF DEVELOPMENT STAGE SOFTWARE

On November 24, 2004, we entered into a Business Sale Agreement with TComm Limited, a company organized in the United Kingdom, and Pixaya (UK) Limited (formerly known as TComm (UK) Limited), a company organized in the United Kingdom and a wholly-owned subsidiary of we. Effective October 3, 2005, TComm
(UK) Limited formally changed its name to Pixaya (UK) Limited. The transactions contemplated by the Business Sale Agreement were consummated on November 24, 2004. Under the Business Sale Agreement, Pixaya purchased TComm Limited's software development business which is focused on streaming video solutions and all of its assets related to that business. The business acquired has not generated any significant revenue as of the date of the acquisition or through December 19, 2005.

The acquired product lines we intends to continue to develop include: (1) when funds again become available, Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones and (2) SurvayaCam (previously known as CCMTV), which is currently under development and will consist of software programs (and related hardware) intended to enable field personnel to send real-time video streams from the field to a central point where they can be viewed by one or more persons. Because the acquired product lines are still under development, it is difficult for us to estimate the amount of resources that will be required to complete the development of these product lines.

The purchase price paid to TComm Limited consisted of (i) 250,000 shares of our common stock, having a value based on the closing price of our common stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and (ii) the payment of approximately $19,200 in cash. In addition, TComm Limited has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Business Sale Agreement also contains customary representations and warranties. TComm Limited has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. TComm Limited has entered into a lockup agreement with we pursuant to which it has agreed not to sell or otherwise transfer the common stock for a period of one year.

In connection with entering into the Business Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four individuals, all of whom were previously employed by the TComm Limited. The employment agreements have a term of three years and automatically renew unless terminated by either party.

STOCK DIVIDEND

On March 18, 2003, we announced our intention to declare a special stock dividend. To effect such dividend, we filed a Certificate of Designation with the Secretary of State of the State of Nevada on April 11, 2003 which designated a new series of Class B common stock, par value $0.00001 per share, which was distributed by dividend to the stockholders of record as of the close of business on April 14, 2003 in the ratio of one share of Series 2 Class B common stock for every 100 shares of common stock. Such shares of Series 2 Class B common stock are non-voting, have dividend and liquidation rights equal to the common stock and are redeemable, which redemption by JAG Media is mandatory to the fullest extent permitted by law within six months following final resolution of our lawsuit in Texas federal court against various brokerage firms (or any related successor lawsuit) at a redemption price which is the greater of (a) par value or (b) ninety percent of the net proceeds to us of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount. The shares of Series 2 Class B common stock do not have a CUSIP number.

Our transfer agent has completed the issuance and mailing of Series 2 Class B common stock dividend certificates to all registered beneficial shareholders and to all beneficial owners who appear on beneficial owner lists supplied by brokers which are consistent with their share position with the Depository Trust Company. As of May 25, 2006, Series 2 Class B common stock dividend certificates had not yet been mailed to certain beneficial owners because as of such date approximately 12 brokers had failed to submit a beneficial owner list to our transfer agent.

RECAPITALIZATION

At the Annual Meeting on February 11, 2004, our stockholders approved, among other matters, a proposal to amend and restate Article Fourth of the Articles of Incorporation of JAG Media to:

o increase the aggregate authorized number of shares of all classes of stock from 200,000,000 to 300,440,000 of which (w) 250,000,000 shares shall be designated common stock, par value $0.00001 per share, (x) 400,000 shares shall be designated Series 2 Class B common stock, par value $0.00001 per share, (y) 40,000 shares shall be designated Series 3 Class B common stock, par value $0.00001 per share and (z) 50,000,000 shares shall be designated preferred stock, par value $0.00001 per share; and

o reclassify each outstanding share of our existing Class A common stock and Series 1 Class B common stock into one share of common stock upon surrender of physical share certificates representing the existing Class A common stock and Series 1 Class B common stock for new common stock certificates.

The above-described recapitalization was effected on June 4, 2004 upon the filing of a Certificate of Amendment to JAG Media's Articles of Incorporation with the Secretary of State of the State of Nevada. As a result of the recapitalization, the old shares of Class A common stock Series 1 Class B common stock only represent the right to receive the applicable number of shares of the new common stock. The holder of such shares not surrendered will not have the right to vote or to receive any dividends or other distributions payable by us after the Effective Date until such shares have been exchanged for the new common stock.

2005 SHAREHOLDERS MEETING

Our Articles of Incorporation as amended on June 4, 2004, also required that the new "certificate only" shares must bear the name of the beneficial owner on the face of each stock certificate. As required by SEC regulation Rule 17Ad-20 which was adopted November 30, 2004 and became effective March 7, 2005, this requirement was deleted by a further amendment of our Articles of Incorporation at our shareholders meeting on February 24, 2005. Accordingly, our shares of Common Stock can now trade in certificate form or in book entry form through the Depository Trust Company.

2006 SHAREHOLDERS MEETING

At the 2006 Annual Stockholders Meeting held on April 26, 2006, our stockholders voted to increase the authorized shares of our common stock from 250,000,000 to 500,000,000. Our stockholders also voted to approve an amendment to our Articles of Incorporation to change our name from JAG Media Holdings, Inc. to Cryptometrics, Inc. in the event that our the merger with Cryptometrics is consummated.

FACILITIES

Our executive and administrative headquarters is currently located at 6865 SW 18th Street, Suite B13, in Boca Raton, Florida. We rent this space at a cost of $1,300 per month. The server for our websites are housed at a separate location as indicated above (see "Website Technical Information"). We believe that we will be able to locate suitable new office space and obtain a suitable replacement for our Florida office space, if our lease is not renewed, on commercially reasonable terms.

LEGAL PROCEEDINGS

On June 20, 2002, we and our then President and Chief Executive Officer, Gary Valinoti, filed a complaint in the 165th District Court of Harris County, Texas against over 150 brokerage firms, alleging, among other things, a conspiracy among the defendants to short sell our common stock. The original lawsuit was subsequently amended on June 24, 2002 and was removed to the United States District Court for the Southern District of Texas. The plaintiffs subsequently filed a motion in the United States District Court for the Southern District of Texas to have the action remanded back to the state court where it was originally commenced. That motion was denied and the action proceeded in the federal district court. On October 1, 2003, the Court denied various motions to dismiss made on behalf of the defendants. However, in its ruling, the Court indicated that all motions to dismiss could have been granted in light of the defective pleadings made by plaintiffs and allowed plaintiffs 20 days to file an amended complaint to comply with certain pleading requirements of the Court. Plaintiffs filed an amended complaint within the required period. Discovery was stayed while the motions to dismiss were pending.

After plaintiffs filed their third amended complaint, 78 out of the total of approximately 150 defendants again filed a motion to dismiss the lawsuit. On September 6, 2004, the Court entered an order granting the moving defendants' motion to dismiss the lawsuit, again citing various deficiencies in the pleadings. The Court did not grant the plaintiffs leave to replead.

The plaintiffs and the moving defendants have since stipulated to the entry of a final judgment dismissing the third amended complaint against the moving defendants with prejudice. As part of this stipulation, the parties have agreed that upon entry of final judgment, the parties will (a) waive their right to attorneys fees or seek sanctions and bear their own costs and (b) not appeal the judgment.

On December 3, 2004, we announced that our original counsel had assigned its legal retainer agreement in connection with the lawsuit to a legal consortium consisting of various law firms and other consultants throughout the country, which includes our original counsel. We have met with our new attorneys and are currently evaluating with them our options for recommencing an action against certain defendants and possibly other parties in light of the court's order.

Bay Point Investment Partners, LLC threatened to commence litigation against us, certain of our officers and directors and others. The Bay Point claim relates to its purchase of shares of our common stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleges, among other things, various disclosure failings as well our failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. We have settled all such claims by paying $250,000 and have obtained releases from Bay Point, Special K Investors and Seth Kanegis.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC's website at http://www.sec.gov.

We also distribute annual reports containing audited financial statements and other information to our stockholders after the end of each fiscal year. We do not intend to regularly distribute quarterly reports to our stockholders, but we will gladly send them to you upon your written request to Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, at 6865 S.W. 18th Street, Suite B13, Boca Raton, Florida 33433.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

Following is certain information about our executive officers and directors.

Thomas J. Mazzarisi, age 49, is our Chairman of the Board, Chief Executive Officer and General Counsel. Previously, Mr. Mazzarisi served as our Executive Vice President and General Counsel from March 1999 to April 2, 2004 and as our Chief Financial Officer from November 9, 2001 to April 2, 2004. Mr. Mazzarisi has been a member of our Board of Directors since July 1999. From 1997 until joining JAG Media Holdings, Inc., Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the former law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

Stephen J. Schoepfer, age 47, is our President, Chief Operating Officer, Chief Financial Officer and Secretary. Previously, Mr. Schoepfer served as our Executive Vice President, Chief Operating Officer and Secretary from July 1999 to April 2, 2004. Mr. Schoepfer has been a member of our Board of Directors since July 1999. Prior to joining we in July 1999, he was a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information regarding compensation paid to our Chief Executive Officer and our President for services rendered during the fiscal years ended July 31, 2003, 2004 and 2005. Except as listed in the table below, no executive officer holding office in fiscal year 2005 received total annual salary and bonus exceeding $100,000. No such officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

                               ANNUAL COMPENSATION



                                                                                            Long-Term
                                                                                            Compensation
                                                                                            Common Shares       All
Name and Principal            Fiscal                                     Other Annual       Subject to          Other
Position                      Year          Salary          Bonus        Compensation       Options Granted     Compensation
--------------------------    ----------    -----------     --------    ----------------    ----------------    -----------------
Thomas J. Mazzarisi,          2005          $150,000          --              --                  --                   --
Chairman of the Board,        2004          $150,000          --              --                  --                   --
Chief Executive Officer       2003          $150,000          --              --                  --                   --
and General Counsel


Stephen J. Schoepfer,         2005          $150,000          --              --                  --                   --
President, Chief              2004          $150,000          --              --                  --                   --
Operating Officer, Chief      2003          $150,000          --              --                  --                   --
Financial Officer and
Secretary

OPTION GRANTS IN FISCAL YEAR 2005

No freestanding SARs or restricted stock awards were granted to, or exercised by, any of our named executive officers during the fiscal year ended July 31, 2005.

The following table sets forth information regarding options to acquire shares of our common stock granted under our Long-Term Incentive Plan to Thomas J. Mazzarisi (our Chairman, Chief Executive Officer and General Counsel) and Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary) during the fiscal year ended July 31, 2005.

                OPTION GRANTS IN PERIOD BEGINNING AUGUST 1, 2004
                            AND ENDING JULY 31, 2005



                                                 Percentage of
                                                 Total Options
                                                  Granted to
                                                 Employees in
                                                  the period
                            Number of             beginning                               Market
                            Securities           August 1, 2004       Exercise or        Price on
                            Underlying           and ended July        Base Price        the Date         Expiration
       Name              Options Granted            31, 2005           ($/Share)         of Grant            Date
--------------------    -------------------     -----------------    ---------------    ------------     -------------

Thomas J. Mazzarisi             0                      *                   *                 *                *

Stephen J. Schoepfer            0                      *                   *                 *                *



* Not applicable.

REPORT ON REPRICING OF OPTIONS

Our Board believes that the retention of executives who possess an in depth knowledge of our operations, contacts within the professional financial community for certain information that we provide to our subscribers and the skills and expertise required to lead our organization is vital to our competitive strength. It is the policy of our Board to award stock options to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain these persons. It is our Board's goal to preserve this incentive as an effective tool in compensating, motivating and retaining our executives. We have granted these options at exercise prices below the market price of our stock as a form of immediate compensation to our executives.

We did not reprice any stock options during our fiscal year ended July 31, 2005.

OPTION EXERCISES IN FISCAL YEAR 2005

The following table sets forth certain information regarding the stock options exercised during the fiscal year ended July 31, 2005 and the stock options held as of July 31, 2005 by Thomas J. Mazzarisi (our Chairman, Chief Executive Officer and General Counsel) and Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary).

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                       Shares
                       Acquired                     Number of Shares Underlying
                       on             Value         Value of Unexercised Options at      Value of Unexercised In-the-Money
Name                   Exercise       Realized      July 31, 2005                        Options at July 31, 2005
----                   --------       --------      ---------------------------------    ------------------------------------
                                                    Exercisable      Unexercisable       Exercisable      Unexercisable
                                                    -------------    ----------------    -------------    ----------------
Thomas J.                  0              0           500,000               0              $40,000               0
Mazzarisi

Stephen J.                 0              0           250,000               0              $20,000               0
Schoepfer

DIRECTOR COMPENSATION

We currently do not compensate our directors for their services in such capacity.

1999 LONG-TERM INCENTIVE PLAN

In October, 1999 the Board of Directors approved the 1999 Long-Term Incentive Plan. This plan was most recently amended in April 2002. The purpose of the plan is to allow us to attract and retain officers, employees, directors, consultants and certain other individuals and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in us. Individual awards under the plan may take the form of:

o either incentive stock options or non-qualified stock options;
o stock appreciation rights;
o restricted or deferred stock;
o dividend equivalents;
o bonus shares and awards in lieu of our obligations to pay cash compensation;
and
o other awards, the value of which is based in whole or in part upon the value of the common stock.

The plan will generally be administered by a committee appointed by the board of directors, except that the board will itself perform the committee's functions under the plan for purposes of grants of awards to directors who serve on the committee. The board may also perform any other function of the committee and is currently serving as the committee. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions, performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as the committee may determine.

The maximum number of shares that may be subject to outstanding awards under the plan will not exceed 6,000,000 shares of common stock. As of May 25, 2006, there were a total of 1,420,000 shares of common stock subject to outstanding options granted under the plan. These options are exercisable at prices ranging from $0.02 to $1.00 per share.

The plan will remain in effect until terminated by the board of directors. The plan may be amended by the board of directors without the consent of our stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. The number of shares reserved or deliverable under the plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

We generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if we comply with certain requirements under Section 162(m).

EMPLOYMENT CONTRACTS

MAZZARISI AND SCHOEPFER EMPLOYMENT AGREEMENTS

On August 31, 2001, we entered into amended and restated three-year employment agreements with each of Stephen J. Schoepfer (our President, Chief Operating Officer, Chief Financial Officer and Secretary) and Thomas J. Mazzarisi (our Chairman of the Board, Chief Executive Officer and General Counsel). On November 3, 2005, certain of the provisions of the amended and restated employment agreements were amended. Each of these employment agreements now expires on August 31, 2007 and provides for an annual base salary of $150,000. In addition, each executive is entitled to receive annual incentive stock option bonuses as follows:

o Option for 500,000 shares of common stock if the average closing bid price of our common stock for the year ended August 31, 2006 under the contract is $1.00 or greater;

o Option for 500,000 shares of common stock if the average closing bid price of our common stock for the year ended August 31, 2007 under the contract is $2.00 or greater; and

o Such options are exercisable at fair market value as defined in the employment agreements as recently amended, determined with respect to the indicated year end.

No annual incentive stock option bonuses have been earned to date under the employment agreements.

The executives shall also be granted an option to purchase a 5% ownership interest in any subsidiary that we successfully create and spin off during the term of their employment contracts.

Pursuant to these employment agreements, each of the above named executives is entitled to the same medical and other benefits, including health and life insurance coverage, as are provided to our other employees. In the event we terminate the employment of any of such executives without cause or such executive resigns for good reason as defined in the employment agreements, such executive shall be entitled to receive (i) continued medical and life insurance coverage for a period equal to the greater of one year or the number of years and fractions thereof between the date of such termination and the end of the term (the Severance Period), (ii) a lump sum cash payment equal to the executive's highest rate of annual salary in effect during the term multiplied by the Severance Period, (iii) a lump sum cash payment equal to the number of accrued and unused vacation days calculated at the executive's then current salary rate and (iv) accelerated vesting of all of the executive's outstanding stock options. Such cash payments will be made within 10 days of termination of employment, and shall not be subject to offset for amounts earned by the executive in respect of any subsequent employment, nor is the executive required to seek any such subsequent employment.

Further, immediately prior to a "change in control" (as defined in our Long-Term Incentive Plan) of JAG Media, the above-named executives shall also be granted an option to acquire 1,000,000 shares of our common stock (subject to equitable adjustments for stock splits, etc.) at an exercise price equal to the fair market value of the average closing bid price of our stock for the 30 days prior to such change in control, which option shall be fully vested and immediately exercisable in full and expire on a date which is the earlier of ten years from such change in control and three years after termination of employment. Generally, under our Long-Term Incentive Plan a "change in control" shall be deemed to have occurred (i) if there is an acquisition of 30% or more of our then outstanding shares of common stock, (ii) Messrs. Mazzarisi and Schoepfer cease for any reason to constitute at least a majority of the members of our Board, or (iii) a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of our assets, or similar transaction shall have occurred. However, a change in control shall not be deemed to have occurred if consummation of such a transaction would result in at least 70% of the total voting power represented by our securities outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of our outstanding voting securities immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

In lieu of options previously granted which were cancelled, we granted on August 31, 2001 to each of Messrs. Mazzarisi and Schoepfer options to purchase an aggregate of 1,000,000 shares of our common stock exercisable at a price per share of $0.02, all of which vested immediately upon the execution of the amended and restated agreements. These options are subject to the terms of our 1999 Long-Term Incentive Plan, as amended, and may be exercised, in whole or in part, by the executives on a cashless basis.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in our best interest. In the case of an action brought by us or in our right, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to us, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.

We do not currently maintain director's and officer's liability insurance but we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 2002, Thomas J. Mazzarisi, our Chairman, Chief Executive Officer and General Counsel, loaned us $200,000. The loan was subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Mazzarisi on such date. The loan, which bore interest at 9.0% per annum, was repaid in full, including interest, by JAG Media on March 29, 2004.

On April 1, 2002, Stephen J. Schoepfer, our President, Chief Operating Officer, Chief Financial Officer and Secretary, loaned us $200,000. The loan was subject to the terms and conditions of an unsecured promissory note issued by us to Mr. Schoepfer on such date. The loan, which bore interest at 9.0% per annum, was repaid in full, including interest, by JAG Media on March 29, 2004.

We used the original proceeds of these loans to fund existing payables and for general corporate purposes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 25, 2006 (except as otherwise indicated) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee to be a director, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.




Name & Address of Beneficial Owner              Number of Shares Beneficially Owned              Percentage of Class (1)
----------------------------------              ------------------------------------             --------------------
Thomas Mazzarisi (Chairman of the Board,        610,000 (2)                                      1.5%
Chief Executive Officer and General Counsel)
6865 SW 18th Street, Suite B-13,
Boca Raton, Florida 33433

Stephen Schoepfer                               325,000 (3)                                      *
(President,
Chief Operating Officer,
Chief Financial Officer and Director)
6865 SW 18th Street, Suite B-13,
Boca Raton, Florida 33433

All executive officers and directors as         935,000 (2) (3)                                  2.1%
a group (2 persons)

* Less than one percent

(1) Based on 40,440,000 shares of our common stock issued and outstanding (excluding shares of our prior classes of common stock exchangeable on presentation for shares of our current common stock) as of May 25, 2006, plus the number of shares of our common stock which the beneficial owner has the right to acquire within 60 days, if any.

(2) Includes 500,000 shares of our common stock issuable upon the exercise of stock options, exercisable within 60 days.

(3) Includes 250,000 shares of our common stock issuable upon the exercise of stock options, exercisable within 60 days.

                              SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders, including: (i) the number of shares of our common stock beneficially owned by each of them prior to the offering; (ii) the maximum number of such shares to be sold pursuant to this prospectus following the date hereof; and (iii) the number and approximate percentage of shares of our common stock to be owned by each of them after the completion of this offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.



                                               Number of         Maximum Number
                                               Shares            of Shares to
                                               Beneficially      be Sold             Shares Beneficially Owned after
                                               Owned Prior       Pursuant to         Offering (Assuming Sale of All Shares
Name                                           to Offering       this Prospectus     Covered By this Prospectus
-------------------------------------------    --------------    ----------------    ---------------------------------------
                                                                                     Number                Percent(5)
                                                                                     ------                -------
Cornell Capital Partners, LP                       2,058,000(1)    66,000,000(2)     1,250,000             1.2
Stephen J. Schoepfer                                 325,000          325,000(3)     0                     0
Thomas J. Mazzarisi                                  610,000          610,000(4)     0                     0
Bay Point Investment Partners LLC                  1,728,539        1,728,539        0                     0
Kuekenhof Equity Fund, L.P.                           35,000           35,000        0                     0
                                               --------------    ----------------    ----------            ---
                  Total                            4,756,539       68,698,539        1,250,000             1.2


(1) Cornell Capital owns 1,250,000 shares of common stock which were received upon conversion of $250,000 of the Promissory Note dated January 25, 2005 and has the right to acquire an additional 808,000 shares upon conversion of the secured convertible debentures or exercise of the warrants. The terms of the convertible debentures and warrants, provide that in no event shall Cornell Capital be entitled to convert the convertible debentures or exercise the warrants for a number of shares which, upon giving effect to the conversion or exercise, would cause the aggregate number of shares beneficially owned by Cornell Capital and its affiliates to exceed 4.99% of the outstanding shares of the Company following such conversion, unless such provision is waived by Cornell Capital, which waiver would be subject to a 65-day notice period. Accordingly, for purposes of this table the number of shares beneficially owned before the offering is calculated based on 4.99% of the outstanding shares as of May 25, 2006 plus the additional shares currently issuable to Cornell Capital.

(2) Includes 66,000,000 shares which may be issued to Cornell Capital under the $1,900,000 10% Secured Convertible Debenture, the $1,250,000 10% Secured Convertible Debenture, the $1,000,000 10% Convertible Debenture and the warrants described herein under "Description of Securities".

(3) Includes 250,000 shares issuable upon the exercise of stock options granted on August 31, 2001.

(4) Includes 500,000 shares issuable upon the exercise of stock options granted on August 31, 2001.

(5) Based on 40,440,000 shares of common stock (excluding shares of our prior classes of common stock exchangeable on presentation for shares of our current common stock) issued and outstanding as of May 25, 2006.

The address of Cornell Capital Partners is 101 Hudson Street, Suite 3700, Jersey City NJ 07302. The affairs of Cornell Capital are managed by Yorkville Advisors, LLC. The principal who exercises voting and investment control over Yorkville Advisors is Mark Angelo, its president and portfolio manager.

The address of Messrs. Thomas J. Mazzarisi and Stephen J. Schoepfer is c/o JAG Media Holdings, Inc., 6865 SW 18th Street, Suite B13, Boca Raton, Florida 33433. Thomas J. Mazzarisi is our Chairman, Chief Executive Officer and General Counsel. Prior to becoming Chairman and Chief Executive Officer effective

April 2, 2004, Mr. Mazzarisi served as our Executive Vice President and General Counsel since March 1999. Mr. Mazzarisi also served as our Chief Financial Officer from November 9, 2001 to April 2, 2004. Mr. Mazzarisi has been a member of our Board of Directors since July 1999. Stephen J. Schoepfer is our President, Chief Operating Officer, Chief Financial Officer and Secretary. Prior to becoming President and Chief Financial Officer effective April 2, 2004, Mr. Schoepfer served as our Executive Vice President and Chief Operating Officer since July 1999.

The address of Bay Point Investment Partners LLC is c/o Law Offices of Stewart Merkin, 444 Brickell Avenue, Suite 300, Miami, Florida 33131. The principal who exercises voting and investment power over this selling stockholder is Richard Meiman.

The address of Kuekenhof Equity Fund L.P. is 22 Church Street, Suite 5, Ramsey, New Jersey 07446 The principal who exercises voting and investment power over this selling stockholder is Michael James.

Except as disclosed above, no selling stockholder has ever held any position or office with us.






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                              PLAN OF DISTRIBUTION

The following shares which are covered by this prospectus may be offered and sold from time to time by the selling stockholders as indicated below:

o up to 54,000,000 shares issuable to Cornell Capital Partners, LP upon Cornell Capital's conversion of a $1,900,000 10% Secured Convertible Debenture and a $1,250,000 10% Secured Convertible Debenture, both issued to Cornell Capital on May 25, 2006, and conversion of a $1,000,000 10% Secured Convertible Debenture issued to Cornell Capital on May 31, 2006;

o up to 12,000,000 shares issuable to Cornell Capital upon Cornell Capital's conversion of five warrants, each dated May 24, 2006, to purchase shares of our common stock;

o shares issuable upon the exercise by Thomas J. Mazzarisi of an option to purchase 500,000 shares of our common stock;

o shares issuable upon the exercise by Stephen J. Schoepfer of an option to purchase 250,000 shares of our common stock;

o 110,000 shares of common stock owned by Thomas J. Mazzarisi;

o 75,000 shares of common stock owned by Stephen J. Schoepfer;

o 1,728,539 shares of our common stock owned by Bay Point Investment Partners LLC, which received its shares from us in private placements that closed on December 10, 2002 and June 19, 2003; and

o 35,000 shares of our common stock by Kuekenhof Equity Fund L.P., which received its shares from us in a private placement that closed as of September 25, 2003.

We are registering the above-referenced shares covered by this prospectus on behalf of the named selling stockholders. These shares will be offered and sold by each selling stockholder for its own account. We will not receive any of the proceeds from the sale of such shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of these shares, including legal and accounting fees. We estimate these expenses to be approximately $63,000.
The selling stockholders will bear all brokerage commissions and any similar selling expenses attributable to the sale of shares covered by this prospectus.

The selling stockholders may offer and sell these shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Sales may be made directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by broker-dealers and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Act. Because the selling stockholders may be deemed to be an "underwriter," we have informed them of the need for delivery of copies of this prospectus.

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

The selling stockholders may also use Rule 144 under the Act to sell the shares in open market transactions if they meet the criteria and conform to the requirements of such rule.

Upon our being notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, or a post-effective amendment, if required, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by any selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

The selling stockholders have, prior to any sales, agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase our common stock in violation of any applicable state or federal securities laws, rules and regulations and the rules and regulations of the Pink Sheets or the Nasdaq OTC Bulletin Board. Except for the private placement documents described herein, there are no agreements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares through the Pink Sheets or on the Nasdaq OTC Bulletin Board at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through brokers.

Any broker-dealer participating in transactions as agent may receive commissions from the selling stockholders, and, if acting as agent for the purchase of the shares, from the purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold share at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

In order to comply with the securities laws of some states, if applicable, the shares will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

PERSONS DEEMED TO BE UNDERWRITERS

Each of the selling stockholders may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of the shares of our common stock under this prospectus. Any broker-dealers that participate with any selling stockholder in the sale of those shares also will be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Accordingly, any discounts, concessions or commissions received by any of such broker-dealers and any profits received by them on the resale of the shares of common stock will be deemed to be underwriting discounts and commissions under the Securities Act.



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

Cornell Capital has, prior to any sales, agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase our common stock in violation of any applicable state or federal securities laws, rules and regulations and the rules and regulations of the Pink Sheets and the Nasdaq OTC Bulletin Board. Except for the agreements described herein, there are no agreements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus.

STOCK REPURCHASE PROGRAMS

We do not have a stock repurchase program and have no intention of establishing such a program at this time. From time to time our affiliates may purchase our stock in the secondary market for their own account. Any such purchases will be conducted in compliance with the anti-manipulation rules under the Exchange Act.

REGULATION M

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and any of their respective affiliates. The selling stockholders have advised us that during the time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

o not engage in any stabilization activity in connection with any of the shares;

o not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Exchange Act;

o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.



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                            DESCRIPTION OF SECURITIES

COMMON AND PREFERRED STOCK

We have the authority to issue five hundred fifty million four hundred forty thousand (550,440,000) shares, of which: (i) five hundred million (500,000,000) shares shall be common stock, par value $0.00001; (ii) four hundred forty thousand (440,000) shares shall be Class B common stock, par value $0.00001, of which four hundred thousand (400,000) shares have been designated Series 2 Class B common stock, and forty thousand (40,000) shares have been designated Series 3 Class B common stock; and (iii) fifty million (50,000,000) shares shall be preferred stock.

As of May 25, 2006, we had (i) 42,476,534 shares of common stock issued and outstanding (including shares of our prior classes of common stock exchangeable on presentation for shares of our current common stock), (ii) 384,798 shares of Series 2 Class B common stock, (iii) 21,500 shares of Series 3 Class B common stock issued and outstanding, and (iv) no shares of preferred stock issued and outstanding.

General. The rights, preferences, privileges and restrictions of the common stock, Series 2 Class B common stock and Series 3 Class B common stock are set forth in full in our form of Amended and Restated Articles of Incorporation which are on file with the Secretary of State of the State of Nevada and filed as an exhibit to this Registration Statement on Form SB-2, and the following description should be read in conjunction with, and is qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation.

Voting Rights. Except as required by law, at every meeting of our stockholders every holder of common stock shall be entitled to one vote, in person or by proxy, for each share of common stock outstanding in such holder's name on the stock transfer records of the Registrant. The holders of shares of Series 2 Class B common stock and Series 3 Class B common stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of JAG Media.

Distribution of Assets. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of any other of our securities, the holders of the common stock, Series 2 Class B common stock, and Series 3 Class B common stock, will be entitled to receive all our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Dividends. Holders of common stock, Series 2 Class B common stock and Series 3 Class B common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of our assets or funds legally available therefor.

Mandatory Redemption. Each share of Series 2 Class B common stock and Series 3 Class B common stock must be redeemed by us, to the fullest extent permitted by law, within six months (or as soon thereafter as permitted by law) following final resolution of our lawsuit against certain brokerage firms (JAG Media Holdings, Inc. v. A.G. Edwards & Sons et al.) in U.S. District Court for the Southern District of Texas, which has been terminated, or any successor or other lawsuit relating to the subject matter thereof in which we are named as a plaintiff, which date shall be determined by the Board of Directors. The redemption price for each share of the Series 2 Class B common stock shall be equal to the greater of (i) par value or (ii) the amount obtained by dividing
(a) ninety percent of the net proceeds to us of the lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such amount, by (b) the total number of shares of Series 2 Class B common stock issued and outstanding as of the redemption date, which amount shall be rounded to the nearest whole cent. The redemption price for each share of the Series 3 Class B common stock shall be equal to the greater of (i) par value or (ii) .0025% of ten percent of the net proceeds to JAG Media of the lawsuit after payment of fees



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

and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such amount, which amount shall be rounded to the nearest whole cent. Redemption of the Series 2 Class B common stock and Series 3 Class B common stock would be subject to the restrictions set forth in Section 78.288 of the Nevada Revised Statutes which provides that a corporation may not make a distribution to its stockholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities.

Preemptive Rights. None of the common stock, Series 2 Class B common stock or Series 3 Class B common stock will carry any preemptive rights enabling a holder to subscribe for or receive our shares of any class or any other securities convertible into any class of our shares.

Preferred Stock. Our Board of Directors is authorized to issue the preferred stock and the terms of the preferred stock, including dividend rates, conversion prices, voting rights, redemption prices and similar matters, shall be determined by our Board of Directors.

Future Financings and Acquisitions. Our Amended and Restated Articles of Incorporation provide for 500,000,000 authorized shares of common stock, 440,000 authorized shares of Class B common stock and 50,000,000 authorized shares of Preferred Stock. Therefore, our Board of Directors may issue additional shares of common stock and shares of Preferred Stock, from time to time in the future, for any proper corporate purpose, including public and private equity offerings, convertible debt offerings, stock splits, stock dividends, acquisitions, warrants, stock option plans, and funding of employee benefit plans. No further action or authorization by our stockholders would be necessary prior to the issuance of additional shares of common stock or the issuance of the Preferred Stock. The future issuance by us of shares of common stock or Preferred Stock may dilute the equity ownership position and the rights, preferences and privileges of existing stockholders. Unissued shares of common stock or Preferred Stock could be issued in circumstances that would serve to preserve control of our existing management.

Anti-Takeover Effects. Our Amended and Restated Articles of Incorporation could have a potential anti-takeover effect. Our recapitalization implemented in 2004 involved the authorization of 100,440,000 additional shares of stock. We increased our authorized common stock by an additional 250,000,000 shares at our 2006 annual shareholders' meeting. Without further stockholder action, the Board of Directors of JAG Media could authorize the issuance of all or any part of such additional shares, including Preferred Stock with special voting rights by class or with more than one vote per share, to a "white knight" in order to deter a potential buyer of JAG Media. As a result, our authorized capital increases might have the effect of preventing or discouraging an attempt by a party unable to obtain the approval of our Board of Directors to take over or otherwise gain control of us. As of the date of this Registration Statement on Form SB-2, except as disclosed elsewhere herein, management knows of no specific effort to accumulate our securities or to obtain control of us by means of a merger, amalgamation, tender offer or solicitation in opposition to management or otherwise, except Cryptometrics, Inc., as discussed above under "The Company--Our Business Strategy".

SECURED CONVERTIBLE DEBENTURES

In May 2006, we refinanced our existing Promissory Note dated January 25, 2005, as amended August 5, 2005, in favor of Cornell Capital and obtained additional financing in the principal amount of $2,250,000 from Cornell Capital. In connection with all such financings, we issued three secured convertible debentures, bearing interest at 10% per year and payable in three years, in the aggregate principal amount of $4,150,000. Pursuant to an Investor Registration Rights Agreement we entered into with Cornell Capital at the same time, we undertook to register a total of 54,000,000 shares into which such secured convertible debentures might be convertible.



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All of the secured convertible debentures will mature in May 2009. We may, in our sole discretion, redeem any and all amounts owed under such debentures provided that the closing bid price of our common stock is less than the fixed conversion price, initially $0.40 per share, at the time we deliver notice to Cornell of our desire to redeem any amounts owed. We must pay a redemption premium of 10% on any amounts redeemed.

Upon the occurrence of any defined "event of default," including among others a payment default, bankruptcy, cessation of trading in our shares, failure to timely register our shares issuable on conversion, ineffectiveness of such registration, a change in control (other than any permitted merger such as with Cryptometrics), and the failure to perform under any of our agreements with Cornell Capital, the holder of a secured convertible debenture may request immediate payment of all principal and accrued interest on such debenture. Also, if we are unable to deliver the required number of shares quoted on the Pink Sheets, we may be required to pay cash to Cornell Capital equivalent to the value of the shares that we failed to deliver.

In connection with the $2,250,000 financing, we and our subsidiary, JAG Media LLC, entered into Security Agreements with Cornell Capital effective May 25, 2006, which provide that the debentures will remain secured by our assets and those of JAG Media LLC until the registration statement of which this prospectus forms a part has been effective for 60 days. At such time, the security interest will automatically terminate provided our common stock is trading on the OTC Bulletin Board at a price above $0.08 per share and there has occurred no event of default under the debentures.

Cornell Capital has the right to convert the debentures, at its sole option, into shares of our common stock at a conversion price which shall be the lower of (i) $0.40 per share or (ii) a 10% discount to the lowest volume weighted average price, as reported by Bloomberg, of our common stock during the 30 trading days prior to the conversion date. Cornell Capital may not convert the debentures into an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then total outstanding shares of our common stock, unless Cornell Capital chooses to waive such restriction. We are required to reserve at all times sufficient shares for issuance upon complete conversion of all the secured convertible debentures.

If we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, being common stock equivalents, entitling any person to acquire shares of common stock or common stock equivalents, at a price per share less than the then fixed conversion price, then, at the sole option of the holder of a debenture, the fixed conversion price shall be adjusted to mirror the lower conversion, exchange or purchase price for such new common stock, or common stock equivalents, at issue. No such adjustment shall be made as a result of issuances and exercises of options for compensatory purposes under our 1999 Long-Term Incentive Plan.

The fixed conversion price of the debentures is also subject to adjustment in connection with certain corporate transactions. In the event that during the period the debentures remain outstanding, we (i) pay a stock dividend or otherwise make a distribution on shares of common stock, (ii) subdivide or combine any outstanding shares of common stock or (iv) issue any shares of common stock by reclassification, the fixed conversion price per share will adjusted through its multiplication by a fraction, the numerator of which will be the number of shares of common stock outstanding before such event and the denominator of which will be the number of shares of common stock outstanding after such event.

If we issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the fixed conversion price, then such conversion price will be multiplied by a fraction, the denominator of which will be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants (plus the number of additional shares of common stock offered for subscription or purchase), and the numerator of which will be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the fixed conversion price.



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If we distribute to all holders of our common stock evidences of our indebtedness, such as notes or other convertible debentures, or assets, rights or warrants to subscribe for or purchase any security, the fixed conversion price shall be adjusted by multiplying the fixed conversion price in effect immediately prior to the record date for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which will be the closing bid price of the common stock as determined as of the record date and the numerator of which will be the closing bid price on such record date less the fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the common stock as determined by our board of directors in good faith.

In the event that we undertake any reclassification of our common stock or any other compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, the holders of the secured convertible debentures will have the right (i) to convert the then outstanding amount under the debentures, together with all accrued and unpaid interest, into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of our common stock upon such reclassification or share exchange, and the holders of the secured convertible debentures shall be entitled to receive such amount of securities, cash or property as the shares of our common stock into which the then outstanding principal amount of, together with any accrued and unpaid interest on the secured convertible debenture could have been converted immediately prior to such reclassification or (ii) require us to pay prepay the outstanding principal amount of the secured convertible debenture together with any accrued and unpaid interest thereon.

Notwithstanding the foregoing, the Securities Purchase Agreement states that the prior consent of Cornell Capital, any default provision and the provisions for the adjustment of the conversion price contained in the secured convertible debentures and the adjustments of the exercise price and number of shares issuable contained in the warrants, described below, shall not be triggered by the following events: (i) our entry into a merger, consolidation or business combination with a third party, including the merger of our wholly-owned subsidiary, Cryptometrics Acquisition, Inc., with and into Cryptometrics, Inc.;
(ii) our payment of a dividend in shares of stock of a subsidiary or (iii) our issuance of up to 4,000,000 shares or rights to purchase shares of common stock registered pursuant to a registration statement on Form S-8; except that in the case of (ii) adjustments may be made as provided in the secured convertible debentures and the warrants.

As a condition to the financing, we entered into an Investor Registration Rights Agreement with Cornell Capital, effective May 25, 2006, pursuant to which we are required to file at our expense a registration statement registering our common stock underlying the debentures and the warrants within 30 days of the first closing of the financing, which occurred on May 25, 2006. We must use our best efforts to ensure that this Registration Statement is declared effective by the Securities and Exchange Commission within 150 days of the first closing of the financing. In the event that the registration statement is not timely filed or declared effective or ceases to be effective or sales cannot be made under the registration statement, we are required to pay liquidated damages in an amount equal to 2% of the balance of the secured convertible debentures per month until the registration statement becomes effective, which amount shall not exceed 20% of the balance of the debentures.

WARRANTS

On May 25, 2006, we also issued to Cornell Capital a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.40 per share, a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.50 per share, a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.60 per share, a warrant to purchase 3,000,000 shares of our common stock at an exercise price of $0.70 per share and a warrant to purchase 3,000,000 shares of our common stock at an exercise price of $0.80 per share. The warrants expire in May 2011. If an "event of default" as defined in the secured convertible debentures has occurred or there is no effective registration statement, Cornell Capital can elect to do a cashless exercise and receive the appropriately reduced number of shares.



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The exercise price and number of shares issuable pursuant to each of the warrants are also subject to adjustment in certain circumstances. In the event that we issue or sell any common stock, or are deemed to have issued or sold common stock through issuing stock options or convertible securities, at or representing a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale, then immediately after the issuance or sale, the exercise price of the warrants then in effect will be reduced to an amount equal to the price at which the common stock was, or was deemed to be, sold or issued. No such adjustment shall be made as a result of issuances of shares under our 1999 Long-Term Incentive Plan. Upon each adjustment to the exercise price of the warrants, the number of shares issuable upon exercise of the warrants will be adjusted to the number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of common stock issuable upon exercise of the warrants immediately prior to such adjustment and dividing the product by the exercise price resulting from such adjustment.

If we subdivide our common stock through a stock split, dividend or recapitalization, the exercise price of the warrants in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of common stock issuable upon exercise of the warrants will be proportionately increased. If we combine our common stock through a reverse stock split or otherwise, the exercise prices of the warrants in effect immediately prior to such combination will be proportionately increased and the number of shares of common stock issuable upon exercise the warrants will be proportionately decreased.

Additionally, if we make or declare any dividend, or other distribution of assets, to holders of common stock, the exercise price of the warrants in effect immediately prior to the record date fixed for the determination of holders of common stock entitled to the distribution will be reduced to a price determined by multiplying the exercise price of the warrants by a fraction of which (i) the numerator will be the closing sale price of the common stock on the trading day immediately preceding such record date minus the value of the distribution applicable to one share of common stock and (ii) the denominator will be the closing sale price of the common stock on the trading day immediately prior to such record date.

The number of shares of common stock issuable upon exercise of the warrants will be increased to a number of shares equal to the number of shares of common stock obtainable immediately prior to the close of business on the record date fixed for determination of the holders of common stock entitled to receive the distribution multiplied by the reciprocal of the fraction described in the immediately preceding paragraph. In the event that our common stock is traded on a national securities exchange or a national automated quotation system, the holders of the warrants will receive an additional warrant to purchase common stock, the terms of which will be identical to those of these warrants, except that such warrant will be exercisable into the amount of the assets that would have been payable to the holder of the warrant pursuant to the distribution had the holder exercised the warrant immediately prior to such record date and with an exercise price equal to the amount by which the exercise price of the warrant was decreased with respect to the distribution pursuant to the terms of the immediately preceding paragraph.

Unless it waives such restriction upon 65-days prior written notice, Cornell Capital may not exercise the warrants for an amount of shares of our common stock that would result in it owning in excess of 4.99% of the then outstanding shares of our common stock.

OPTIONS

As of May 26, 2006, we had options outstanding to purchase an aggregate of 1,420,000 shares of our common stock at exercise prices ranging from $0.02 to $3.50 per share, subject to certain vesting requirements, at any time prior to various dates through March 2012, provided, however, that certain of these options will expire prior to such dates upon the termination of certain contracts with us.

                          REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for our common stock is Transfer Online, Inc., Portland, Oregon.


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                                  LEGAL MATTERS

The validity of the shares offered hereby was passed upon for us by Jones Vargas, Las Vegas, Nevada.

                                     EXPERTS

JAG Media's consolidated financial statements as of July 31, 2005 and for the years ended July 31, 2005 and 2004 have been audited by J.H. Cohn LLP, an independent registered public accounting firm, and have been included in this prospectus in reliance upon the report of J.H. Cohn LLP (which is also included in this prospectus and includes an explanatory paragraph regarding our ability to continue as a going concern) and upon their authority as experts in accounting and auditing.

                                OTHER INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that we have filed with the SEC. Certain information is contained in the registration statement that is not contained in this prospectus. Please consult the registration statement for further information.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide any other information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement. This prospectus is neither offering to sell nor seeking an offer to buy any securities other than the shares covered by this prospectus, nor is this prospectus offering to sell or seeking an offer to buy securities in any unlawful way.

                   JAG MEDIA HOLDINGS, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS
                           --------------------------

                                                                          Page
                                                                          ----

Report of Independent Registered Public Accounting Firm ................. F-2

Consolidated Balance Sheet July 31, 2005 ................................ F-3

Consolidated Statements of Operations Years Ended
 July 31, 2005 and 2004.................................................. F-4

Consolidated Statements of Changes in Stockholders, Equity
 (Deficiency) Years Ended July 31, 2005 and 2004......................... F-5

Consolidated Statements of Cash Flows Years Ended
 July 31, 2005 and 2004 ................................................. F-6

Notes to Consolidated Financial Statements .............................. F-7/22

Condensed Consolidated Balance Sheet
 January 31, 2006 (Unaudited) ........................................... F-23

Condensed Consolidated Statements of Operations
 Six Months Ended January 31, 2006 and 2005 (Unaudited).................. F-24

Condensed Consolidated Statement of Changes in
  Stockholders' Deficiency Six Months Ended
  January 31, 2006 (Unaudited) .......................................... F-25

Condensed Consolidated Statements of Cash Flows
  Six Months Ended January 31, 2006 and 2005 (Unaudited)................. F-26

Notes to Condensed Consolidated Financial Statements (Unaudited)....... F-27/33

            Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
JAG Media Holdings, Inc.


We have audited the accompanying consolidated balance sheet of JAG Media Holdings, Inc. and Subsidiaries as of July 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended July 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JAG Media Holdings, Inc. and Subsidiaries as of July 31, 2005, and their results of operations and cash flows for the years ended July 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the consolidated financial statements, the Company's operations have generated recurring losses and cash flow deficiencies from operating activities. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                                         /s/ J.H. Cohn LLP

Roseland, New Jersey
November 7, 2005

                    JAG Media Holdings, Inc. and Subsidiaries

                           Consolidated Balance Sheet
                                  July 31, 2005

                                               Assets

Current assets:
    Cash and cash equivalents                                                                $  660,865
    Accounts receivable, net of allowance for doubtful accounts
        of $7,500                                                                                14,510
    Other current assets                                                                         67,249
                                                                                             ----------
           Total current assets                                                                 742,624

Equipment, net of accumulated depreciation of $95,438                                            59,052
Other assets                                                                                     36,426
                                                                                             ----------
           Total                                                                             $  838,102
                                                                                             ==========
                              Liabilities and Stockholders' Deficiency

Current liabilities:
    Accounts payable and accrued expenses                                                    $  213,190
    Deferred revenues                                                                            29,231
                                                                                             ----------
           Total current liabilities                                                            242,421

Loan payable, net of unamortized debt discount of $72,851                                     1,927,149
                                                                                             ----------
           Total liabilities                                                                  2,169,570
                                                                                             ----------

Mandatorily redeemable Class B common stock; par value $.00001 per share:
        400,000 shares designated as Series 2; 380,829 shares issued and
        outstanding                                                                                   4

        40,000 shares designated as Series 3; 21,500 shares issued and
        outstanding                                                                                   -
                                                                                             ----------
                                                                                                      4
                                                                                             ----------
Commitments and contingencies

Stockholders' deficiency:
    Preferred stock; par value $.00001 per share;
        50,000,000 shares authorized, none issued
    Common stock; par value $.00001 per share;
        250,000,000 shares authorized; 44,747,799 shares
        issued and outstanding                                                                      448
    Additional paid-in capital                                                               43,742,187
    Unearned compensation                                                                       (40,447)
    Accumulated deficit                                                                     (45,033,660)
                                                                                             ----------
           Total stockholders' deficiency                                                    (1,331,472)
                                                                                             ----------
           Total                                                                               $838,102
                                                                                             ==========

See Notes to Consolidated Financial Statements.

                    JAG Media Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Operations
                       Years Ended July 31, 2005 and 2004

                                                          2005                2004
                                                       -----------         -----------
Revenues                                               $   239,651            $253,256
                                                       -----------         -----------
Operating expenses:
    Cost of revenues                                       152,371             272,161
    Selling expenses                                        43,441              13,698
    General and administrative
        expenses                                         1,745,455           1,951,876
                                                       -----------         -----------
           Totals                                        1,941,267           2,237,735
                                                       -----------         -----------

Loss from operations                                    (1,701,616)         (1,984,479)

Other income (expense):
    Writeoff of goodwill                                   (50,400)
    Interest income                                          8,357               3,485
    Interest expense                                      (145,506)            (23,930)
    Loss from retirement of assets                                                (713)
                                                       -----------         -----------

Net loss                                               $(1,889,165)        $(2,005,637)
                                                       ===========         ===========

Basic net loss per share                                     $(.04)              $(.05)
                                                             =====               =====

Basic weighted average common
    shares outstanding                                  44,510,641          42,696,349
                                                       ===========         ===========

See Notes to Consolidated Financial Statements.

                    JAG Media Holdings, Inc. and Subsidiaries

     Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
                       Years Ended July 31, 2005 and 2004

                                          Common Stock
                                          ------------               Additional          Unearned       Accumulated
                               Number of Shares        Amount      Paid-in Capital     Compensation       Deficit         Total
                               ----------------        ------      ---------------     ------------     -----------       -----
Balance, August 1, 2003           41,244,025            $412         $41,217,522        $(140,884)     $(41,138,858)   $   (61,808)

Sale of common stock and
1,500 shares of redeemable
Series 3 Class B common
stock through private
placement                             35,000                              50,000                                            50,000

Effects of issuance of
common stock in exchange
for services                         450,000               5             260,995          (78,000)                         183,000

Amortization of unearned
compensation                                                                              194,619                          194,619

Sales of common stock
pursuant to equity
financing agreement, net
of expenses of $107,500            2,506,274              25           2,042,475                                         2,042,500

Net loss                                                                                                 (2,005,637)    (2,005,637)
                                  ----------            ----         -----------        ---------      ------------    -----------
Balance, July 31, 2004            44,235,299             442          43,570,992          (24,265)      (43,144,495)       402,674

Effect of issuance of
options in exchange for
services                                                                  51,200          (51,200)

Amortization of unearned
compensation                                                                               35,018                           35,018

Effect of issuance of
common stock for purchase
of business                          250,000               3              42,497                                            42,500

Effects of issuance of
common stock in exchange
for services and claim
settlement                           262,500               3              77,498                                            77,501

Net loss                                                                                                 (1,889,165)    (1,889,165)
                                  ----------            ----         -----------        ---------      ------------    -----------
Balance, July 31, 2005            44,747,799            $448         $43,742,187        $ (40,447)     $(45,033,660)   $(1,331,472)
                                  ==========            ====         ===========        =========      ============    ===========

See Notes to Consolidated Financial Statements.

                    JAG Media Holdings, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows
                       Years Ended July 31, 2005 and 2004

                                                                             2005                 2004
                                                                         -----------           -----------
Operating activities:
    Net loss                                                             $(1,889,165)          $(2,005,637)
    Adjustments to reconcile net loss to net cash used in
        operating activities:
        Depreciation and amortization                                         19,684                18,769
        Amortization of unearned compensation                                 35,018               194,619
        Amortization of debt discount                                         27,149
        Amortization of other assets                                          13,574
        Writeoff of goodwill                                                  50,400
        Loss from retirement of assets                                                                 713
        Effects of issuance of common stock
           in exchange for services and claim settlement                      77,501               183,000
        Changes in operating assets and liabilities:
           Accounts receivable                                                (2,270)               (7,080)
           Other current assets                                                6,586                10,221
           Accounts payable and accrued expenses                             147,657               (89,527)
           Deferred revenues                                                 (10,262)               (5,236)
                                                                         -----------           -----------
                  Net cash used in operating activities                   (1,524,128)           (1,700,158)
                                                                         -----------           -----------

Investing activities - purchase of equipment
        Equipment purchases                                                  (32,078)              (29,276)
        Cash paid for business acquisition                                   (19,212)
                                                                         -----------           -----------
                   Net cash used in investing activities                     (51,290)              (29,276)
                                                                         -----------           -----------

Financing activities:
        Proceeds from loan payable                                         2,000,000
        Costs paid in connection with loan payable                          (150,000)
        Net proceeds from private placements of common stock                                     2,092,500
        Repayment of notes payable to officers                                                    (400,000)
                                                                         -----------           -----------
                  Net cash provided by financing activities                1,850,000             1,692,500
                                                                         -----------           -----------

Net increase (decrease) in cash and cash equivalents                         274,582               (36,934)
Cash and cash equivalents, beginning of year                                 386,283               423,217
                                                                         -----------           -----------

Cash and cash equivalents, end of year                                   $   660,865           $   386,283
                                                                         ===========           ===========

Supplementary Cash Flow Information:
        Interest paid                                                    $    27,150           $    71,810
                                                                         ===========           ===========

See Notes to Consolidated Financial Statements.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1 - Organization:
         JAG Media Holdings, Inc., a Nevada corporation, and its subsidiaries (the "Company") gather and compile financial and investment information from contacts at financial institutions, experienced journalists, money managers, analysts and other Wall Street professionals and generate revenues by releasing such information to subscribers on a timely basis through facsimile transmissions and a web site, www.jagnotes.com. Subscribers receive, among other things, a daily early-morning investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from various investment banks and brokerage houses and alerts, during the trading day, of rumors circulating on Wall Street. The Company is also developing a related product line which will enable the Company to provide subscribers with select upgrades/downgrades and rumors in streaming video and/or text message format delivered to their mobile phones. Management considers all of its activities to be within the same business segment.

         The Company commenced operations in 1989 and its subscribers were initially limited primarily to institutional investors. During the year ended July 31, 2000, the Company opened its web site and began targeting retail subscribers in an effort to expand its subscriber base. On January 4, 2002, a subsidiary, JAG Company Voice LLC, was formed to provide small to medium sized companies with production and distribution services for delivering press releases and other company information over the Internet in streaming video format; however, it never conducted any significant operations, and on April 1, 2004 all of its operations ceased and it was merged with another subsidiary of the Company, Jag Media LLC.

         On November 24, 2004, a newly established subsidiary of the Company, Pixaya (UK) Limited ("Pixaya") (formerly known as TComm (UK) Limited), a company organized in the United Kingdom, acquired the business and assets of TComm Limited, a development stage company, also organized in the United Kingdom, that was developing various mobile video streaming products. The Company is continuing to develop some of these products and has added a new service to this product line, as further described in Note 5. However, the business acquired had not generated any significant revenue as of the date of the acquisition or through July 31, 2005. Effective October 3, 2005, TComm (UK) Limited formally changed its name to Pixaya (UK) Limited.

         On February 11, 2004, the stockholders of the Company approved an amendment to the articles of incorporation that authorized the implementation of changes related to a recapitalization plan for the Company that was consummated on June 4, 2004 (the "Recapitalization"). As a result of the Recapitalization, the Company became authorized to issue up to 250,000,000 shares of common stock with a par value of $.00001 per share, and it issued 1 share of common stock in exchange for every 1 share of Class A common stock and Series 1 Class B common stock outstanding prior to the recapitalization.

         Prior to the Recapitalization, each share of Series 1 Class B common stock was immediately convertible into one share of Class A common stock and each share of Class A common stock and Series 1 Class B common stock was equal in respect to dividends and voting rights. Therefore, each share of Series 1 Class B common stock was, in substance, equivalent to one share of Class A common stock for financial reporting purposes prior to the Recapitalization, and each share of Class A common stock and each share of Series 1 Class B common stock is, in substance, equivalent to 1 share of common stock after the Recapitalization for financial

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1 - Organization (Continued):
         reporting purposes. Accordingly, the Recapitalization, which has been retroactively reflected in the accompanying consolidated financial statements and these notes, did not have any effect on numbers of shares of common stock, the weighted average number of common shares outstanding or any amounts per common share.

Note 2 - Basis of presentation and summary of significant accounting policies:

         Basis of presentation:
         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as shown in the accompanying consolidated financial statements, the Company only generated revenues of approximately $240,000 and $253,000 and it incurred net losses of approximately $1,889,000 and $2,006,000 and cash flow deficiencies from operating activities of approximately $1,524,000 and $1,700,000 for the years ended July 31, 2005 and 2004, respectively. In addition, as of July 31, 2005 the Company only had cash and cash equivalents available of $661,000 and working capital of $500,000. These matters raise substantial doubt about the Company's ability to continue as a going concern.

         Management believes that in the absence of a substantial increase in subscription revenues, it is probable that the Company will continue to incur losses and negative cash flows from operating activities through at least July 31, 2006 and that the Company will need to obtain additional equity or debt financing to sustain its operations until it can successfully market its services, expand its customer base and achieve profitability.

         As further explained in Note 4, the Company entered into an agreement with an investment partnership pursuant to which it has, in effect, "put" options whereby, subject to certain conditions, it is able to require the investment partnership to purchase shares of its common stock from time to time at prices based on the market value of its shares. The maximum aggregate purchase obligation under this equity line is $10,000,000. This equity line was renewed in July 2004 and expires in August 2006. As of July 31, 2005, the Company had received gross proceeds of $4,035,000 from the exercise of "put" options. Although the timing and amount of the required purchases under the agreement are at the Company's discretion, the purchases are subject to certain conditions as also explained in Note 4 and the ability of the investment partnership to fund the purchases. Also as explained in
         Note 4, on January 25, 2005, the Company entered into a Promissory Note agreement with the investment partnership pursuant to which the Company agreed to borrow $2,000,000 from the investment partnership. The $2,000,000 loan was funded on February 2, 2005. Pursuant to the Promissory Note as amended, the Company has deposited 35 put notices under the above agreement in the amount of $60,000 each and one in the amount of $181,017 into escrow which will be released every 14 days beginning November 4, 2005.

         Management believes that the Company will be able to generate sufficient revenues from its remaining facsimile transmission and web site operations and obtain sufficient financing from its agreement with the investment partnership prior to its expiration in August 2006 or through other financing agreements to enable it to continue as a going concern through at least July 31, 2006. However, if the Company cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, the Company may be forced thereafter to restructure its operations, file for bankruptcy or entirely cease its operations.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Use of estimates:
         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Principles of consolidation:
         The accompanying consolidated financial statements include the accounts of JAG Media Holdings, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Revenue recognition:
         Fees for subscriptions are generally billed in advance on a monthly, quarterly, semi-annual or annual basis. Revenues from subscriptions are recognized ratably over the subscription period. Subscription fees collected that relate to periods subsequent to the date of the consolidated balance sheet are included in deferred revenues.

         Cash equivalents:
         Cash equivalents consist of highly liquid investments with a maturity of three months or less when acquired.

         Equipment:
         Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which range from three to seven years.

         Impairment of long-lived assets subject to amortization:
         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). Under SFAS 144, impairment losses on long-lived assets, such as equipment are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         Goodwill and other intangible assets not subject to amortization:
         The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit are determined using various valuation techniques with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires the Company to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company's budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

         The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

         Income taxes:
         The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         Stock-based compensation:
         The Company has accounted for stock options, common stock and other similar equity instruments issued to employees as compensation using fair value based methods pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"). Accordingly, the Company estimates the fair value of stock options using an option-pricing model (generally, the Black-Scholes model) that meets criteria set forth in SFAS 123 and common stock using its market value. It records such value through charges to compensation cost and corresponding credits to equity. The charges to compensation cost are amortized to expense over the vesting period.

         In accordance with SFAS 123, all other issuances of common stock, stock options or other equity instruments to employees and nonemployees as the consideration for goods or services received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date pursuant to the guidance in the consensus for the Financial Accounting Standards Board, the Emerging Issues Task Force (the "EITF") Issue No. 96-18 (generally, the earlier of the date the other party becomes committed to provide goods or services or the date performance by the other party is complete) and capitalized or expensed as if the Company had paid cash for the goods or services.

         On December 16, 2004, the FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). The provisions of SFAS 123R, as amended, will be effective for the Company in the first quarter of its fiscal year ending July 31, 2006. Management is assessing the implications of this revised standard, which may materially impact the Company's consolidated results of operations in the first quarter of fiscal year 2006 and thereafter.

         Net earnings (loss) per share:
         The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period and the treasury stock method had been applied to the proceeds from their exercise.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         As of July 31, 2005, there were options outstanding for the purchase of a total of 2,510,000 shares of common stock (see Note 4). However, diluted per share amounts have not been presented in the accompanying consolidated statements of operations because the Company had a net loss in the years ended July 31, 2005 and 2004 and the assumed effects of the exercise of the Company's stock options that were outstanding during all or part of those periods would have been anti-dilutive.

         Other Recently Issued Accounting Standards:

         The EITF and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants have issued certain accounting pronouncements as of July 31, 2005 in addition to SFAS 123R that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 2005 and 2004, and it does not believe that any of those pronouncements will have a significant impact on the Company's consolidated financial statements at the time they become effective.

Note 3 - Income taxes:
         As of July 31, 2005, the Company had net operating loss carryforwards of approximately $29,116,000 available to reduce future Federal taxable income which will expire from 2019 through 2025. As of July 31, 2005 the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

              Deferred revenues, net                               $     10,000
              Unearned compensation                                     648,000
              Net operating loss carryforwards                       11,185,000
                                                                   ------------
                                                                     11,843,000
              Less valuation allowance                              (11,843,000)
                                                                   ------------
                  Total                                            $          -
                                                                   ============

         Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset its net deferred tax assets by an equivalent valuation allowance as of July 31, 2005.

         The Company had also offset the potential benefits from its net deferred tax assets by an equivalent valuation allowance as of July 31, 2004 and 2003 of approximately $12,372,000 and $12,300,000. As a result of the changes in the valuation allowance of $(517,000) and $72,000 during the years ended July 31, 2005 and 2004, respectively, there are no credits for income taxes reflected in the accompanying consolidated statements of operations to offset pre-tax losses.

     Note 4 - Equity and debt financing agreements with Cornell Capital Partners, L.P.:
         On April 9, 2002, the Company entered into an equity line purchase agreement (the "Equity Line") with Cornell Capital Partners L.P. ("Cornell Capital") pursuant to which the Company has, in effect, put options whereby, subject to certain conditions, it can require Cornell Capital to purchase shares of its common stock from time to time at an aggregate purchase price of $10,000,000. The Equity Line became available on August 28, 2002 and was extended in July 2004 for an additional 24 months through August 2006 unless it is terminated earlier at the discretion of The Company. The purchase price will be 95% of the lowest closing bid price of the Company's common stock over a specified number of trading days commencing on specified dates. Cornell Capital shall be entitled to a cash fee equal to 5% of the gross proceeds received by the Company from Cornell Capital in connection with each put. As of July 31, 2005, $4,035,000 of the Company's Equity Line with Cornell Capital had been utilized.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         The timing and amount of the required purchases shall be at the Company's discretion subject to certain conditions including (i) a maximum purchase obligation to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before the Company can deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there shall be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. In addition, the obligation of Cornell Capital to complete its purchases under the Equity Line Agreement is not secured or guaranteed and, accordingly, if Cornell Capital does not have available funds at the time it is required to make a purchase, the Company may not be able to force it to do so.

         During the year ended July 31, 2005, no put options were exercised. During the year ended July 31, 2004, Cornell Capital was required to pay $2,150,000 and it received 2,506,274 shares of common stock and the Company received proceeds of $2,042,500, net of $107,500 of placement fees, as a result of the exercise by the Company of put options pursuant to the Equity Line. As of July 31, 2005, the Company had the ability to require Cornell Capital to purchase shares of its common stock pursuant to the Equity Line at an aggregate purchase price of $5,965,000 through August 28, 2006 before taking into account any puts related to the Promissory Note described below. The $5,965,000 of availability will be reduced to the extent the Promissory Note and interest thereunder is repaid out of the net proceeds received by the Company upon delivery of put notices under the Equity Line Agreement.

         On January 25, 2005, the Company entered into a Promissory Note Agreement with Cornell Capital for a loan of $2,000,000. The $2,000,000 loan from Cornell Capital was funded on February 2, 2005 net of a debt discount of $100,000 attributable to a fee paid to Cornell Capital deducted at the time of funding which is being amortized over the life of the loan. The unamortized debt discount as of July 31, 2005 is $72,851. The face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by the Company upon delivery of put notices under the Equity Line Agreement or
         (ii) in full by the Company within 663, subsequently extended to 753, calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Agreement, unless an extension is mutually agreed to by the parties in writing.

         Pursuant to the Promissory Note, the Company has agreed to deposit in escrow 35 put notices under the Equity Line Agreement in an amount of $60,000 each and one request for a put under the Equity Line Agreement in an amount of $181,017. Under the terms of the Promissory Note, as amended on August 5, 2005, the put notices held in escrow will be released every 14 days commencing November 4, 2005 (See Note 11). The Company has also agreed to reserve out of its authorized but unissued shares of common stock 3,500,000 shares of the Company's common stock (the "Reserved Shares") to be delivered to Cornell Capital under the Equity Line upon use of such put notices.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         The Company has the option to repay the amounts due under the Promissory Note and to withdraw any put notices yet to be effected provided that each repayment is in an amount not less than $25,000. In addition, the Company has the right to accelerate the delivery of one or more put notices and to select the specific put notice to be so accelerated. If the Promissory Note is not paid in full when due, the outstanding principal owed thereunder will be due and payable in full together with interest at 14% per year or the highest permitted by applicable law, if lower.

         Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all other obligations of the Company under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

Note 5 - Acquistion:

         On November 24, 2004, the Company entered into a Business Sale Agreement (the "Sale Agreement") with TComm Limited, a company organized in the United Kingdom ("Seller"), and Pixaya, a company newly organized in the United Kingdom and a wholly-owned subsidiary of the Company. The Company entered into the transaction to access the seller's development stage software, which the Company believed offered a new platform for delivery of the Company's services as well as being valuable in its own right.

         The transactions contemplated by the Sale Agreement were consummated on November 24, 2004. Under the Sale Agreement, Pixaya purchased the Seller's software development business, which is focused on streaming video solutions and all of its assets related to that business. The business has not generated any significant revenue as of the date of the acquisition or through July 31, 2005.

         The acquired product lines the Company intends to continue to develop include: (1) Pixaya Mobile (previously known as TComm TV), which delivers on-demand video/audio clips to various java-based and Symbian-based mobile phones and (2) SurvayaCam (previously known as CCMTV), which is currently under development and will consist of software programs (and related hardware) intended to enable field personnel to send real-time video streams from the field to a central point where they can be viewed by one or more persons. Because the acquired product lines are still under development, it is difficult for the Company to estimate the amount of resources that will be required to complete the development of these product lines.

         The purchase price paid to TComm Limited consisted of (i) 250,000 shares of the Company's common stock, having a value based on the closing price of the Company's common stock as of the close of business on the day prior to the acquisition, equal to approximately $42,500 and
         (ii) the payment of approximately $19,000 in cash. The purchase price was allocated to the fair value of assets and goodwill as follows:

           Equipment                 $11,000
           Other Assets                  100
           Goodwill                   50,400
                                     -------
           Total                     $61,500
                                     =======

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         As of January 31, 2005, management tested the goodwill for impairment and concluded that it had been impaired. Therefore, the Company has recognized a charge of $50,400 for the write-off of goodwill in the year ended July 31, 2005.

         In addition, the Seller has agreed not to compete with the business conducted by Pixaya for a period of two years from the closing date of the transaction. The Sale Agreement also contains customary representations and warranties. The Seller has agreed to indemnify Pixaya for any damages which may result from a breach of its warranties but only if the damages exceed approximately $20,000. The Seller has entered into a lockup agreement with the Company pursuant to which it has agreed not to sell or otherwise transfer the shares received as part payment of the purchase price for a period of one year.

         Pixaya had no revenues from its inception in November 2004 through July 31, 2005.

         Unaudited pro forma results of operations for years ended July 31, 2005 and 2004 assuming the Company had acquired the business and the related assets from the Seller as of the beginning of each of these years have not been presented because such information would not differ materially from the historical results of operations for such periods.

Note 6 - Other issuances of common stock and stock options:

         Amendments of articles of incorporation:

         As explained in Note 1, on February 11, 2004, the stockholders of the Company approved an amendment to the articles of incorporation that authorized the implementation of changes related to a recapitalization plan for the Company that was consummated on June 4, 2004 (the "Recapitalization").

         Pursuant to the Recapitalization, (i) the total number of shares of all classes of capital stock authorized for issuance by the Company increased from 200,000,000 shares to 300,440,000 shares with a par value of $.00001 per share, of which 50,000,000 shares are authorized for issuance as preferred stock, 250,000,000 shares are authorized for issuance as common stock, 400,000 shares are authorized for issuance as Series 2 Class B common stock and 40,000 shares are authorized for issuance as Series 3 Class B Common stock; and (ii) the Company issued 1 share of common stock in exchange for every 1 share of Class A common stock and Series 1 Class B common stock outstanding prior to the recapitalization.

         Mandatorily redeemable Class B common stock:
         On March 18, 2003 and June 30, 2003, the Company's Board of Directors approved the designation of 400,000 shares and 40,000 shares of Class B common stock, par value $.00001 per share, as "Series 2 Class B common stock" and "Series 3 Class B common stock," respectively. The Company's Board of Directors also declared a special stock dividend on March 18, 2003 for the distribution of shares of Series 2 Class B common stock to owners of the Company's common stock as of the record date, April 14, 2003, in a ratio of one share of Series 2 Class B common stock for every 100 shares of common stock owned. As of July 31, 2005, a total of 380,829 shares of Series 2 Class B common stock were outstanding as a result of the stock dividend. On June 30, 2003, the Company issued 20,000 shares of Series 3 Class B common stock in connection with the private placement of common stock, as further explained below.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         Note 6 - Other Issuances of common stock and stock options (continued):

         The shares of Series 2 and Series 3 Class B common stock will be nonvoting, have dividend and liquidation rights equal to the Class A common stock and be redeemable. Redemption by the Company shall be mandatory within six months following final resolution of the Company's lawsuit against various brokerage firms currently pending in U.S. District Court for the Southern District of Texas or any successor or related suit (or as soon thereafter as legally permissible). The redemption price per share of the Series 2 Class B common stock will be the greater of (i) the par value of each share or (ii) the amount obtained by dividing (a) 90% of the net proceeds to the Company of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount divided by (b) the total number of shares of Series 2 Class B common stock outstanding. The redemption price per share of the Series 3 Class B common stock will be the greater of (i) the par value of each share or (ii) .0025% of 10% of the net proceeds to the Company of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount.

         Since the value of the Series 2 and Series 3 Class B common stock is contingent upon the outcome of the pending litigation, the Company recorded the shares of Series 2 and Series 3 Class B common stock that were issuable as of July 31, 2003 at their total par value of $4.20. Since the Company will be required to distribute substantially all of the proceeds of the pending litigation to the holders of Series 2 and Series 3 Class B common stock, the Company has classified the shares as the equivalent of mandatorily redeemable preferred stock and excluded their carrying value from stockholders' equity and total liabilities in the accompanying July 31, 2004 consolidated balance sheet pursuant to the rules and regulations of the Securities and Exchange Commission.

         In accordance with Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, " the par value of the mandatorily redeemable stock is recorded as a liability.

         Equity financing agreement:
         As further explained in Note 4, during the year ended July 31, 2004, Cornell Capital was required to pay $2,150,000 and it received 2,506,274 shares of common stock and the Company received proceeds of $2,042,500 net of $107,500 of placement fees as a result of the exercise by the Company of put options pursuant to the Equity Line Agreement.

         Shares sold through private placement:
         During the year ended July 31, 2004, the Company sold 35,000 shares of its common stock and 1,500 shares of its Series 3 Class B common stock through a private placement, and it received proceeds of $50,000.

         The private placements were intended to be exempt from registration under the Act.

         Stock dividend:
         During the year ended July 31, 2004, the Company issued an additional 6,709 shares of its mandatorily redeemable Series 2 Class B common stock based on required adjustments to the number of shares originally issued in connection with a stock dividend affected during the year ended July 31, 2003.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         Shares issued to pay salaries:
         During the year ended July 31, 2004, the Company agreed to issue a total of 300,000 shares of its common stock with an aggregate fair value of $183,000 to pay salaries, all of which was charged directly to expense.

         Shares issued to consultants:
         During the year ended July 31, 2005, the Company issued a total of 12,500 shares of its commons stock with an aggregate fair value of $2,500 to pay for consulting services.

         On March 4, 2004, the Company settled a dispute with a consultant in connection with his performance of various investment banking services for the Company. The claim was settled for $175,000, of which $100,000 was paid in cash and the balance was paid by issuing 250,000 shares of common stock with an aggregate fair value of $75,000. The settlement has been included in operations for the year ended July 31, 2005.

         During the year ended July 31, 2004, the Company issued a total of 150,000 shares of its common stock with an aggregate fair value of $78,000 to pay for consulting services. The fair value of the shares was originally charged to unearned compensation and is being amortized to expense over the terms of the consulting agreements.

         Options and warrants issued for services:
         The Company has issued, from time to time, stock options and warrants for the purchase of common stock to employees as compensation and to other nonemployees, including investment analysts and commentators that have entered into agreements to provide the Company with financial information that is released to subscribers, as consideration for consulting, professional and other services. As explained in Note 2, the Company recognizes the cost of such issuances based on the fair value of the equity instruments issued over the periods in which the related services are rendered in accordance with the provisions
         SFAS 123.

         The cost of the options and warrants, determined based on their aggregate estimated fair values at the respective dates of issuance, was initially charged directly to expense or to unearned compensation and subsequently amortized to expense.

         The following table reconciles the number of shares of common stock subject to options and warrants that were outstanding at August 1, 2003 as a result of issuances of those options and warrants to employees and nonemployees as compensation for services to the number outstanding at July 31, 2005 and sets forth other related information:

                                                                   Number of Shares
                                                                    ----------------
                                                                                     Range of Exercise
                                                       Common Stock                        Prices
                                                       ------------                  -----------------
Options and warrants issued for services outstanding,
August 1, 2003 and July 31, 2004                         3,585,000                      $.02-$6.00
Options issued (A)                                         260,000                      $.50-$1.00
Options and warrants cancelled                          (1,335,000)                     $.15-$6.00
                                                        ----------
Options issued for services outstanding, July 31, 2005
(B) (C)                                                  2,510,000                     $.02-$3.50
                                                        ==========

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         (A) During 2005, the Company granted options to purchase 260,000 shares of common stock to employees of Pixaya (see Note 5). These options and warrants had exercise prices ranging from $.50 to $1.00, and will expire in March 2015 and had a fair value of $51,200.

         (B) These options also include options for the purchase of 1,750,000 shares of, effectively, common stock granted pursuant to the Company's 1999 Long-term Incentive Plan (the "Incentive Plan") which provides for individual awards to officers, employees, directors, consultants and certain other individuals that may take the form of stock options and certain other types of awards for which the value is based in whole or in part upon the fair market value of, effectively, the Company's common stock. The number of shares of common stock that may be subject to all types of awards under the Incentive Plan as amended may not exceed 6,000,000 shares.

         (C) These options will expire at various dates from August 2005 through March 2015.

         The following table summarizes information about the number of shares of common stock subject to options and warrants that were outstanding at July 31, 2005 as a result of issuances of those options and warrants to employees and nonemployees as compensation for services:

                        Options and Warrants Outstanding                          Options and Warrants Exercisable
                       ----------------------------------                         --------------------------------
                                         Weighted Average
                                             Years of         Weighted
          Exercise         Number            Remaining         Average              Number         Weighted Average
           Prices       Outstanding      Contractual Life   Exercise Price        Exercisable       Exercise Price
         $   .02         1,750,000            6.09            $    .02             1,750,000           $    .02
             .50           130,000            9.37                 .50                65,000                .50
             .75            65,000            9.37                 .75                     0                  0
            1.00            65,000            9.37                1.00                     0                  0
            3.50           500,000             .06                3.50               500,000               3.50
                         ---------                                                 ---------
         $.02-$3.50      2,510,000            5.23            $.02-$3.50           2,315,000                .79
         ==========      =========                            ==========           =========           ========

         Unearned compensation is being amortized to expense on a straight-line basis over the period in which the related services are rendered (such period is limited to the initial term of any related employment or consulting agreement). A total of $35,018 and $194,619 was amortized during 2005 and 2004, respectively. The unamortized balance of $40,447 and $24,265 has been reflected as a reduction of stockholders' equity as of July 31, 2005 and 2004, respectively.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 7 - Notes payable to officers:
         On April 1, 2002, two executive officers loaned the Company a total of $400,000 subject to the terms and conditions of unsecured promissory notes that, as amended, were payable on June 30, 2004 and bore interest at an annual rate of 9%. The loans were repaid in full, including interest, in March 2004.

Note 8 - Employee benefit plans:
         The Company maintains a profit-sharing plan and a money purchase plan for the benefit of all eligible employees. The Company's contributions to these defined contribution plans are made on a discretionary basis. The Company made no contributions to the plans in 2005 and 2004.

Note 9 - Commitments and contingencies:
         Concentrations of credit risk:
         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. From time to time the Company's cash account balances exceed the Federal insurance limit of $100,000. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. Accordingly, management does not believe that the Company was exposed to significant credit risk at July 31, 2005.

         In addition, the Company routinely assesses the financial strength of its customers and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

         Employment agreements:
         In connection with the Sale Agreement, Pixaya entered into employment agreements on November 24, 2004 with four individuals, all of whom were previously employed by the Seller. The employment agreements have a term of three years and automatically renew unless terminated by either party. As a result, the Company's obligations for cash payments under the employment agreements subsequent to July 31, 2005 will total approximately $345,000,as follows:

                         Year ending                         Amount
                         -----------                         ------
                        July 31, 2006                       $144,000
                        July 31, 2007                        151,000
                        July 31, 2008                         50,000
                                                            --------
                        Total                               $345,000
                                                            ========

         Leases:
         The Company has been leasing office space under month-to-month leases and noncancelable leases. Rent expense under all such leases, which were classified as operating leases, totaled approximately $15,000 and $21,000 for 2005 and 2004, respectively. As of July 31, 2005, the Company was not subject to any significant noncancelable office leases.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         Litigation:
         The Company is a party to various claims and lawsuits incidental to its business. In the opinion of management, it is probable that the resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company in subsequent years.

         Bay Point Investment Partners, LLC has threatened to commence litigation against the Company, certain of its officers and directors and others. The Bay Point claim relates to its purchase of shares of the Company's stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleges, among other things, various disclosure failings as well as the Company's failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. The Company believes it has meritorious defenses to Bay Point's claims.

Note 10 - Fair value of financial instruments:
         The Company's material financial instruments at July 31, 2005 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable, accounts payable, and the loan payable to Cornell Capital. In the opinion of management, the financial instruments other than the loan payable were carried at values that approximated their fair values at July 31, 2005 because of their liquidity and/or their short-term maturities.

Note 11 - Subsequent events:
         On August 5, 2005, the Company and Cornell Capital agreed, as permitted under the Promissory Note, dated as of January 25, 2005, between the Company and Cornell Capital, to extend for three months the date by which the Company must pay all amounts due under the Promissory Note. Accordingly, the schedule for puts under the Company's Equity Line Purchase Agreement, dated as of April 9, 2002, as amended July 8, 2004 and July 21, 2004, between the Company and Cornell Capital, was extended for three months such that the put date for the first put notice was November 4, 2005, instead of August 5, 2005, and all bi-weekly put notices thereafter were adjusted accordingly. Cornell Capital has, however, recently informed the Company that it is returning the puts for the Company's shares that it currently holds while it discusses with the Company the restructuring of the Promissory Note.

         On August 5, 2005, as permitted by the Promissory Note, the Company opted to make three interest payments to Cornell Capital, each in the amount of $20,000, which payments were made in a single lump sum of $60,000. The payments were included in accrued liabilities as of July 31, 2005.

         On September 9, 2005, the Company entered into a non-binding letter of intent (the "Letter of Intent") with Cryptometrics, Inc., a Delaware corporation ("Cryptometrics"), pursuant to which the Company and Cryptometrics would enter into a merger agreement under which Cryptometrics would merge with a newly created subsidiary of the Company. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of common stock of the Company, which shares would, upon issuance, represent 88% of the outstanding Company common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics (the "Proposed Transaction"). The shares of common stock to be received by the stockholders of Cryptometrics would be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"). If consummated, the Proposed Transactions would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

         At the closing of the Proposed Transaction (the "Closing"), the Company's current directors would resign as directors of the Company and would also resign as officers and executives of the Company. The Company's board of directors would be replaced with designees of Cryptometrics, at least a majority of whom would be independent and who, in whole or in part, would also constitute the audit committee of the Company's board of directors.

         Cryptometrics was incorporated in May 2000 under the name Postal Hut, Inc. and in November 2001 changed its name to Cryptometrics, Inc. Cryptometrics's business focuses on the biometric security industry. Cryptometrics produces hardware and software products that take advantage of the internationally approved standards for biometric identification and verification.

         In connection with the Proposed Transaction, the Cryptometrics stockholders will agree not to sell or otherwise dispose of the shares of Common Stock that are received in connection with the Proposed Transaction for a period of 12 months from the Closing; provided, that subject to compliance with all relevant securities laws, 35% of the shares will not be subject to the lock-up provision, if and so long as, the shares of the post-merger Company are trading on the NASDAQ Small Cap Market.

         The Proposed Transaction is subject to various conditions being satisfied prior to Closing, including, among others:

     o completion of all steps necessary to increase the number of authorized shares of common stock of the Company from 250,000,000 to 450,000,000 and approval of a name change to a name including "Cryptometrics";

     o the Registration Statement relating to the registration of the shares of common stock being issued to the stockholders of Cryptometrics being declared effective by the Securities and Exchange Commission;

     o the listing of the Company's common stock on the NASDAQ Small Cap Market; and

     o the Company not having outstanding indebtedness for borrowed money in excess of the principal amount of $2,000,000.

     In addition, the Closing is conditioned upon (i) each party completing a due diligence review, the results of which are satisfactory in all respects to each party, (ii) the Company and Cryptometrics obtaining all appropriate and necessary corporate and stockholder approvals for the transaction, and
     (iii) the parties entering into definitive agreements, including, without limitation, a mutually acceptable definitive acquisition agreement between Cryptometrics and the Company.

     Except for certain specified provisions, the Letter of Intent is non-binding. There is no assurance that the definitive documentation called for in the Letter of Intent will ever by executed, or if executed, that the proposed transaction between the Company and Cryptometrics will be consummated.

                    JAG Media Holdings, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

     On November 3, 2005, the Company renewed and extended the amended and restated employment agreements between the Company and its two senior executives, each dated August 31, 2001, retroactively effective to August 31, 2004. Under the revision, the Company became obligated to make cash payments of $150,000 to each of the two senior executives annually during the three year period ending August 31, 2007. As a result, the Company's obligations for cash payments under each of the two employment agreements during periods subsequent to July 31, 2005 totaled approximately $150,000 payable in each of the years ending July 31, 2006 and 2007 and $12,500 payable in the year in the year ended July 31, 2008. The exercise price of various options which may be granted under the terms of the original amended and restated employment agreements was increased from 25% of a defined market value to 100% of a defined fair market value.



                                      * * *

                    JAG Media Holdings, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheet
                                January 31, 2006
                                   (Unaudited)

                                     Assets
Current assets:
     Cash and cash equivalents                                                                     $ 68,745
     Accounts receivable, net of allowance for doubtful accounts of $7,500                           25,280
     Other current assets                                                                            59,252
                                                                                            ----------------

              Total current assets                                                                  153,277

Equipment, net of accumulated depreciation of $106,301                                               60,856
Other assets                                                                                         22,551
                                                                                            ----------------

              Total                                                                               $ 236,684
                                                                                            ================

                    Liabilities and Stockholders' Deficiency

Current liabilities:
     Accounts payable and accrued expenses                                                        $ 888,884
     Deferred revenues                                                                               29,929
     Loan payable, net of unamortized debt discount of $45,098                                    1,954,902
                                                                                            ----------------

              Total liabilities                                                                   2,873,715
                                                                                            ----------------

Mandatorily redeemable Class B common stock; par value $.00001 per share:
              400,000 shares designated as Series 2; 372,848 shares issued and
              outstanding                                                                                 4

              40,000 shares designated as Series 3; 21,500 shares issued and
              outstanding                                                                                 -
                                                                                            ----------------

                                                                                                          4
                                                                                            ----------------

Commitments and contingencies

Stockholders' deficiency:
     Preferred stock; par value $.00001 per share;
              50,000,000 shares authorized, none issued
     Common stock; par value $.00001 per share;
              250,000,000 shares authorized; 41,241,551 shares
              issue and outstanding                                                                     413
     Additional paid-in capital                                                                  43,798,222
     Unearned compensation                                                                          (69,996)
     Accumulated deficit                                                                        (46,365,674)
                                                                                            ----------------

              Total stockholders' deficiency                                                     (2,637,035)
                                                                                            ----------------

              Total                                                                               $ 236,684
                                                                                            ================

              See Notes to Condensed Consolidated Financial Statements.

                    Jag Media Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                   Six Months Ended January 31, 2006 and 2005
                                   (Unaudited)


                                                                          Six Months
                                                                      Ended January 31,
                                                                -------------------------------
                                                                     2006            2005
                                                                -------------------------------
Revenues                                                               $ 85,098      $ 117,688
                                                                -------------------------------

Operating expenses:
     Cost of revenues                                                    44,070         79,873
     Selling expenses                                                    24,220         16,247
     General and administrative expenses                              1,202,799        851,589
                                                                -------------------------------

              Totals                                                  1,271,089        947,709
                                                                -------------------------------

Loss from operations                                                 (1,185,991)      (830,021)

Other income (expense):
     Writeoff of goodwill                                                     -        (50,392)
     Interest income                                                      2,716            981
     Interest expense                                                  (148,739)             -
                                                                -------------------------------

Net loss                                                            $(1,332,014)     $(879,432)
                                                                ===============================

Basic net loss per share                                                $ (0.03)       $ (0.02)
                                                                ===============================

Basic weighted average common shares outstanding                     44,018,553     44,319,470
                                                                ===============================

See Notes to Condensed Consolidated Financial Statements.

                    Jag Media Holdings, Inc. and Subsidiaries
     Condensed Consolidated Statement of Changes in Stockholders' Deficiency
                        Six Months Ended January 31, 2006
                                   (Unaudited)

                                       Common Stock
                               ---------------------------      Additional
                               Number of                          Paid-in        Unearned        Accumulated
                                 Shares         Amount            Capital       Compensation        Deficit          Total
                                 ------         ------            -------       ------------        -------          -----
Balance, August 1, 2005        44,747,799     $        448     $ 43,742,187    $    (40,447)    $(45,033,660)    $ (1,331,472)

Effect of issuance of
options in exchange for
services                                                             56,000         (56,000)                               --

Effect of return and
retirement of shares           (3,506,248)             (35)              35                                                --

Amortization of
unearned compensation                                                                26,451                            26,451

Net loss                                                                                          (1,332,014)      (1,332,014)
                             ------------     ------------     ------------    ------------     ------------     ------------
Balance, January 31, 2006      41,241,551     $        413     $ 43,798,222    $    (69,996)    $(46,365,674)    $ (2,637,035)
                             ============     ============     ============    ============     ============     ============




See Notes to Condensed Consolidated Financial Statements.

                    Jag Media Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                   Six Months Ended January 31, 2006 and 2005
                                   (Unaudited)

                                                                                              2006                   2005
                                                                                         ----------------       ---------------
Operating activities:

     Net loss                                                                                $(1,332,014)            $(879,432)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation                                                                            11,160                 8,329
          Amortization of unearned compensation                                                   26,451                26,877
          Amortization of debt discount                                                           27,753                     -
          Amortization of other assets                                                            13,875
         Writeoff of goodwill                                                                          -                50,392
         Effects of issuance of common stock in exchange for services                                  -                 2,500
          Changes in operating assets and liabilities:
               Accounts receivable                                                               (10,770)               (9,340)
               Other current assets                                                                8,018                24,305
               Accounts payable and accrued expenses                                             675,364               466,510
               Deferred revenues                                                                     698                 3,025
                                                                                         ----------------       ---------------

                         Net cash used in operating activities                                  (579,465)             (306,834)
                                                                                         ----------------       ---------------

Investing activities:
          Equipment purchases                                                                    (12,655)               (3,016)
          Cash paid for business acquisition                                                           -               (19,212)
                                                                                         ----------------       ---------------

                        Net cash used in investing activities                                    (12,655)              (22,228)
                                                                                         ----------------       ---------------
Net decrease in cash and cash equivalents                                                       (592,120)             (329,062)
Cash and cash equivalents, beginning of period                                                   660,865               386,283
                                                                                         ----------------       ---------------

Cash and cash equivalents, end of period                                                        $ 68,745              $ 57,221
                                                                                         ================       ===============


See Notes to Condensed Consolidated Financial Statements.

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Basis of presentation:

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of JAG Media Holdings, Inc. ("JAG Media") and its subsidiaries as of January 31, 2006, their results of operations and cash flows for the six months ended January 31, 2006 and 2005 and their changes in stockholders' deficiency for the six months ended January 31, 2006. JAG Media and its subsidiaries are referred to together herein as the "Company." Pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and the other information in the audited consolidated financial statements of the Company as of July 31, 2005 and for the years ended July 31, 2005 and 2004 (the "Audited Financial Statements") included elsewhere in this Registration Statement.

The results of the Company's operations for the six months ended January 31, 2006 are not necessarily indicative of the results of operations to be expected for the full year ending July 31, 2006.

As further explained in Note 1 to the Audited Financial Statements, the Company gathers and compiles financial and investment information from contacts at financial institutions, experienced journalists, money managers, analysts and other Wall Street professionals and generates revenues by releasing such information to subscribers on a timely basis through facsimile transmissions and a web site. As a result of an acquisition on November 24, 2004 (see Note 9 to the Audited Financial Statements), the Company is also in the business of developing software focused on streaming video solutions.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as shown in the accompanying condensed consolidated financial statements, the Company only generated revenues of approximately $85,000 and it incurred net losses of approximately $1,332,000 and cash flow deficiencies from operating activities of approximately $579,000 for the six months ended January 31, 2006. In addition, as of January 31, 2006, the Company only had cash and cash equivalents available of approximately $69,000 and a working capital deficiency of approximately $2,720,000. These matters raise substantial doubt about the Company's ability to continue as a going concern.

Management believes that, in the absence of a substantial increase in subscription revenues, it is probable that the Company will continue to incur losses and negative cash flows from operating activities through at least January 31, 2007 and that the Company will need to obtain additional equity or debt financing to sustain its operations until it can market its services, expand its customer base and achieve profitability.

As further explained in Note 4 herein, the Company entered into an agreement with an investment partnership pursuant to which it has, in effect, "put" options whereby, subject to certain conditions, it is able to require the investment partnership to purchase shares of its common stock from time to time at

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Basis of presentation (continued):

prices based on the market value of its shares. The maximum aggregate purchase price under this equity line is $10,000,000. This equity line was renewed in July 2004 and expires in August 2006. As of January 31, 2006 and March 15, 2006, the Company had received gross proceeds of $4,035,000 from the exercise of "put" options. Although the timing and amount of the required purchases under the agreement are at the Company's discretion, the purchases are subject to certain conditions as also explained in Note 4 herein and the ability of the investment partnership to fund the purchases. Also as explained in Note 4 herein, on January 25, 2005, the Company entered into a Promissory Note agreement with the investment partnership pursuant to which the Company agreed to borrow $2,000,000 from the investment partnership. The $2,000,000 loan was funded on February 2, 2005. Pursuant to the Promissory Note, the Company deposited 35 put notices under the above agreement for puts in the amount of $60,000 each and one in the amount of $181,017 into escrow. All such put notices have been returned to the Company and the Company is negotiating with Cornell Capital to restructure the Promissory Note.

Management believes that the Company will be able to generate sufficient revenues from its remaining facsimile transmission and web site operations and obtain sufficient financing from its agreement with the investment partnership prior to its expiration in August 2006 or through other financing agreements to enable it to continue as a going concern through at least January 31, 2007. However, if the Company cannot generate sufficient revenues and/or obtain sufficient additional financing, if necessary, by that date, the Company may be forced thereafter to restructure its operations, file for bankruptcy or entirely cease its operations.

The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 - Net earnings (loss) per share:

The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings
(loss) per share is calculated by dividing net income or loss by the weighted average number of common shares during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of outstanding stock options and warrants, were issued during the period and the treasury stock method had been applied to the proceeds from their exercise.

As of January 31, 2006, there were options outstanding for the purchase of a total of 1,460,000 shares of common stock (see Note 4 herein). However, diluted per share amounts have not been presented in the accompanying condensed consolidated statements of operations because the Company had a net loss in the six months ended January 31, 2006 and 2005 and the assumed effects of the exercise of the Company's stock options and warrants that were outstanding during all or part of those periods would have been anti-dilutive.

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 3 - Income taxes:

As of January 31, 2006, the Company had Federal net operating loss carryforwards of approximately $30,142,000 available to reduce future Federal taxable income which will expire from 2019 through 2026.

As of January 31, 2006, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

Deferred revenues, net                       $   10,000
Unearned compensation                            57,000
Net operating loss carryforwards             11,629,000
                                             ----------
                                             11,696,000

Less valuation allowance                    (11,696,000)
                                            ------------

Total                                       $        -
                                            =============

Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset its net deferred tax assets by an equivalent valuation allowance as of January 31, 2006.

The Company had also offset the potential benefits from its net deferred tax assets by an equivalent valuation allowance during the year ended July 31, 2005. As a result of the decrease in the valuation allowance of $147,000 attributable to the expiration and cancellation of options and warrants that had not been exercised during the six months ended January 31, 2006 and the increase in the valuation allowance of $307,000 during the six months ended January 31, 2005, respectively, there are no credits for income taxes reflected in the accompanying condensed consolidated statements of operations to offset pre-tax losses.

Note 4 - Issuances of common stock and stock options:

Equity and debt financing agreements with Cornell Capital Partners, L.P.:

As further explained in Note 4 to the Audited Financial Statements, on April 9, 2002, the Company entered into an equity line purchase agreement (the " Equity Line Agreement") with Cornell Capital Partners L.P. ("Cornell Capital") pursuant to which the Company has, in effect, put options whereby, subject to certain conditions, it can require Cornell Capital to purchase shares of its common stock from time to time at an aggregate purchase price of $10,000,000. The Equity Line Agreement became available on August 28, 2002 and was extended in July 2004 for an additional 24 months through August 2006 unless it is terminated earlier at the discretion of the Company. The purchase price will be 95% of the lowest closing bid price of the Company's common stock over a specified number of trading days commencing on specified dates. Cornell Capital shall be entitled to a cash fee equal to 5% of the gross proceeds received by the Company from Cornell Capital in connection with each put. As of January 31, 2006, $4,035,000 of the Company's Equity Line with Cornell Capital had been utilized.

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)


Note 4 - Issuances of common stock and stock options (continued):

The timing and amount of the required purchases shall be at the Company's discretion subject to certain conditions including (i) a maximum purchase price to be paid by Cornell Capital for each put of $500,000; (ii) at least five trading days must elapse before the Company can deliver a new put notice to Cornell Capital; (iii) the registration statement covering the shares issuable to Cornell Capital pursuant to the equity line must remain effective at all times and (iv) on any given closing date, there shall be at least one bid for the common stock on the Nasdaq OTC Bulletin Board. In addition, the obligation of Cornell Capital to complete its purchases under the Equity Line Agreement is not secured or guaranteed and, accordingly, if Cornell Capital does not have available funds at the time it is required to make a purchase, the Company may not be able to force it to do so.

During the six months ended January 31, 2006, no put options were exercised. As of January 31, 2006, the Company had the ability to require Cornell Capital to purchase shares of its common stock pursuant to the Equity Line Agreement at an aggregate purchase price of $5,965,000 through August 28, 2006. The $5,965,000 of availability will be reduced to the extent the Promissory Note and interest thereunder is repaid out of the net proceeds received by the Company upon delivery of put notices under the Equity Line Agreement.

On January 25, 2005, the Company entered into a Promissory Note Agreement with Cornell Capital for a loan of $2,000,000. The $2,000,000 loan from Cornell Capital was funded on February 2, 2005 net of a debt discount of $100,000 attributable to a fee paid to Cornell Capital deducted at the time of funding which is being amortized over the life of the loan. The unamortized debt discount as of January 31, 2006 is $45,098. The face amount of the Promissory Note and interest on the amount from time to time outstanding at a rate of 12% per year will be payable either (i) out of the net proceeds to be received by the Company upon delivery of put notices under the Equity Line Agreement or (ii) in full by the Company within 663 calendar days of January 25, 2005 regardless of the availability of proceeds under the Equity Line Agreement, unless an extension is mutually agreed to by the parties in writing.

Pursuant to the Promissory Note, the Company agreed to deposit in escrow 35 put notices under the Equity Line Agreement for puts in an amount of $60,000 each and one request for a put under the Equity Line Agreement in an amount of $181,017. Under the terms of the Promissory Note as amended on August 5, 2005, the put notices were to have been held in escrow and released every 14 days commencing November 4, 2005. The Company has also agreed to reserve out of its authorized but unissued shares of common stock 3,500,000 shares of the Company's common stock (the "Reserved Shares") to be delivered to Cornell Capital under the Equity Line Agreement upon use of such put notices.

The Company has the option to repay the amounts due under the Promissory Note provided that each repayment is an amount not less than $25,000. If the Promissory Note is not paid in full when due, the

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 4 - Issuances of common stock and stock options (continued):

outstanding principal owed thereunder will be due and payable in full together with interest at a rate of 14% per year or the highest interest rate permitted by applicable law, if lower. Upon an event of default (as defined in the Promissory Note), the entire principal balance and accrued interest of the Promissory Note, and all other obligations of the Company under the Promissory Note, would become immediately due and payable without any action on the part of Cornell Capital.

The Equity Line and the Promissory Note were terminated and cancelled effective May 25, 2006. See Note 8 herein.

Options issued for services:

As explained in Note 5 to the Audited Financial Statements, the Company has issued, from time to time, stock options for the purchase of common stock to employees as compensation and to nonemployees, including investment analysts and commentators that have entered into agreements to provide the Company with financial information that is released to subscribers, as consideration for consulting, professional and other services. As explained in Note 2 to the Audited Financial Statements, the Company recognizes the cost of such issuances based on the fair value of the equity instruments issued over the periods in which the related services are rendered in accordance with the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

As of August 1, 2005, the Company had 2,510,000 shares of common stock that were subject to outstanding options and warrants issued to employees and nonemployees as compensation for services. During the six months ended January 31, 2006, the Company granted to employees options to purchase 250,000 shares of common stock and granted to consultants options to purchase 200,000 shares of common stock. These options had exercise prices ranging from $.02 to $1.00 per share and will expire at various dates from August 2011 through September 2015. During the six months ended January 31, 2006, options to purchase 1,500,000 shares were canceled and no options were exercised. As a result, options to purchase 1,460,000 shares of common stock at prices ranging from $.02 to $1.00 per share were outstanding as of January 31, 2006.

The cost of the options of $56,000, determined based on their aggregate estimated fair values at the respective dates of issuance using the Black-Scholes option pricing model, assuming a risk free interest rate of 6.5% annually, no dividend payments, annual volatility ranging from 2.71 to 2.79, an exercise price of $0.02 and stock prices when issued of $0.12 to $0.13, was initially charged directly to expense or to unearned compensation and subsequently amortized to expense.

During the Company's fiscal quarter ended January 31, 2006, the Company received the following from a stockholder: (i) instructions for the cancellation of an outstanding option to acquire 1,000,000 shares of the Company's common stock;
(ii) stock certificates and a stock power transferring back to the Company 3,506,248 shares of common stock; and (iii) a stock power to transfer back to the Company 7,981 shares of Series B common stock, all of which shares were cancelled by the Company resulting in an increase in additional paid-in capital and a decrease in the par value of common stock of $35. The Company paid no consideration for the return of such shares or cancellation of the option.

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 5 - Legal proceedings:

The Company is a party to various claims and lawsuits incidental to its business. In the opinion of management, it is probable that the resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company in subsequent years.

Bay Point Investment Partners, LLC had threatened to commence litigation against the Company, certain of its officers and directors and others. The Bay Point claim related to its purchase of shares of the Company's stock in private placements on December 10, 2002 and June 19, 2003. Bay Point alleged, among other things, various disclosure failings as well as the Company's failure to register the shares it purchased in the June 19, 2003 private placement by the date provided in the placement agreement and to use the proceeds as Bay Point claims they were intended to be used. In May 2006 the Company settled its dispute with Bay Point by the payment of $250,000 for which it has received releases from Bay Point and other claimants.

Note 6 - Employment agreements:

On November 3, 2005, the Company renewed and extended the amended and restated employment agreements between the Company and its two senior executives, each dated August 31, 2001, retroactively effective to August 31, 2004. Under the revision, the Company became obligated to make cash payments of $150,000 to each of the two senior executives annually during the three year period ending August 31, 2007. As a result, the Company's obligations for cash payments under the two employment agreements during periods subsequent to January 31, 2006 totaled approximately $150,000, $300,000 and $25,000 in the years ending July 31, 2006, 2007 and 2008, respectively. The exercise price of various options which may be granted under the terms of the original amended and restated employment agreements was increased from 25% of a defined market value to 100% of a defined fair market value.

Note 7 - Proposed acquisition:

On December 27, 2005, the Company entered into an agreement and plan of merger (the "Merger Agreement") with, among others, Cryptometrics, Inc., a Delaware corporation ("Cryptometrics"), pursuant to which Cryptometrics would merge with a newly created subsidiary of the Company. In consideration of the merger, the stockholders of Cryptometrics would acquire shares of common stock of the Company, which shares would, upon issuance, represent approximately 88% of the outstanding Company common stock, in exchange for all of the issued and outstanding capital stock of Cryptometrics. The shares of common stock to be received by the stockholders of Cryptometrics are to be registered under the U.S. Securities Act of 1933, as amended, which the Company has done. If consummated, the proposed transaction would be accounted for as a reverse acquisition in which Cryptometrics would be the acquirer for accounting purposes.

At the closing of the proposed transaction, the Company's current directors would resign as directors of the Company and would also resign as officers and executives of the Company. The Company's board of directors would be replaced with designees of Cryptometrics, at least a majority of whom would be independent and who, in whole or in part, would also constitute the audit committee of the Company's board of directors.

                    JAG Media Holdings, Inc. and Subsidiaries
              Notes To Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 7 - Proposed acquisition (continued):

Until the Company and Cryptometrics agree otherwise, the Merger Agreement, notwithstanding approval by the Cryptometrics' stockholders may be cancelled with or without any reason at any time by either of them with no liability.

In addition, the proposed transaction is subject to various conditions being satisfied prior to closing, including, among others, (i) the approval of the stockholders of the Company of various amendments to its Articles of Incorporation, which was obtained on April 26, 2006, (ii) the listing of the Company's Common Stock on the Nasdaq Capital Market, (iii) the parties agreeing on disclosure schedules and completing a due diligence review satisfactory to them in all respects and (iv) the Company and Cryptometrics obtaining all appropriate and necessary corporate and stockholder approvals for the transaction.

There is no assurance that the Company or Cryptometrics will not cancel the Merger Agreement, that the conditions of the proposed transaction will be fulfilled and that the proposed transaction between the Company and Cryptometrics will be consummated.


Note 8 - Subsequent events:

On May 25, 2006, the Company terminated its Equity Line Agreement with Cornell Capital described in Note 4 herein, converted $250,000 of the principal of its $2,000,000 Promissory Note payable to Cornell Capital, also described in Note 4 herein, into 1,250,000 shares of the Company's common stock which were issued on such date, and converted the remaining principal amount of and accrued interest on the Promissory Note into a secured convertible debenture in the principal amount of $1,900,000. In addition, the Company issued similar secured convertible debentures to Cornell Capital in the principal amounts of $1,250,000 on May 25, 2006 and $1,000,000 on May 31, 2006, which provided the Company with net proceeds of approximately $2,000,000 after fees and costs. All the secured convertible debentures bear interest at the rate of 10% per year and mature three years after issuance. They are convertible through maturity into shares of the Company's common stock as provided in the debentures. They are secured by the Company's assets and the assets of the Company's United States subsidiary until a registration statement covering shares of common stock issuable upon conversion has been effective for 60 days. At such time, the security interest will automatically terminate provided the Company's common stock is trading on the OTC Bulletin Board at a price above $0.08 per share and there has occurred no event of default under the convertible debentures.

Cornell Capital has the right to convert the debentures, at its sole option, into shares of our common stock at a conversion price which shall be the lower of (i) $0.40 per share or (ii) a 10% discount to the lowest volume weighted average price, as reported by Bloomberg, of our common stock during the 30 trading days prior to the conversion date.

If we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, being common stock equivalents, entitling any person to acquire shares of common stock or common stock equivalents, at a price per share less than the then fixed conversion price, then, at the sole option of the holder of a debenture, the fixed conversion price shall be adjusted to mirror the lower conversion, exchange or purchase price for such new common stock, or common stock equivalents, at issue. No such adjustment shall be made as a result of issuances and exercises of options for compensatory purposes under our 1999 Long-Term Incentive Plan. The fixed conversion price of the debentures is also subject to adjustment in connection with certain corporate transactions.

In connection with the foregoing, the Company issued warrants to Cornell Capital to purchase 12,000,000 shares of its common stock. The warrants are exercisable through May 2011 at prices ranging from $0.40 to $0.80 per share.

The exercise price and number of shares issuable pursuant to each of the warrants are also subject to adjustment in certain circumstances. In the event that we issue or sell any common stock, or are deemed to have issued or sold common stock through issuing stock options or convertible securities, at or representing a price per share less than the exercise price of the warrants in effect immediately prior to such issuance or sale, then immediately after the issuance or sale, the exercise price of the warrants then in effect will be reduced to an amount equal to the price at which the common stock was, or was deemed to be, sold or issued.

Since the conversion of the secured convertible debentures and the related warrants could result in the issuance of an indeterminable number of common shares, the Company determined that based on the guidance in EITF Issue No. 00-19 ("EITF 00-19") "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock", the Company will be prohibited from concluding that it will have a sufficient number of authorized and unissued shares to net -share settle any of those warrants or any other warrants or options previously issued or granted to non-employees. Therefore, as of the date the secured convertible debentures and the related warrants were issued, the Company recorded the related fair value of all warrants and options issued to non-employees as a liability. Subsequent changes in the fair value of such options and warrants at the end of each reporting period will be recorded as charges or credits to the Company's results of operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation of JAG Media Holdings, Inc. (the "Registrant") provide for the indemnification of the directors, officers, employees and agents of the Registrant to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by
(a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee                             $1,953.97
Blue Sky fees and expenses                         0.0
Legal fees and expenses                      40,000.00
Accounting fees and expenses                 10,000.00
Printing and related expenses                10,000.00
Miscellaneous                                 1,043.03
                                            -----------
TOTAL                                       $63,000.00
                                            ===========


All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Registrant.

RECENT SALES OF UNREGISTERED SECURITIES

We have made the following sales of unregistered securities within the last three years:

As of April 9, 2002, we entered into a $10,000,000 Equity Line Purchase Agreement with Cornell Capital Partners, L.P., a limited partnership managed by Yorkville Advisors Management, LLC, a Delaware limited liability company, pursuant to which we can put our shares of Common Stock, once registered with the SEC, from time to time, at a purchase price equal to 95% of the lowest closing bid price for such shares over the five trading days preceding the sale of such shares. In connection with this Equity Line Purchase Agreement, we issued Westrock Advisors, Inc. a placement agent fee of 10,000 shares of its Common Stock. We also have agreed to pay a 5% cash fee to Cornell Capital payable out of each drawdown under the equity line. The investments under this Equity Line Purchase Agreement have been made in reliance upon Regulation D.

Pursuant to a Subscription Agreement, dated as of June 19, 2003, Bay Point Investment Partners LLC purchased (a) 1,282,675 shares of our Common Stock and
(b) 20,000 shares of our Series 3 Class B Common

Stock, par value $0.00001 per share, for a total consideration of $422,000. In connection with the Bay Point private placement, we entered into a placement agent agreement pursuant to which we issued 128,267 shares of our Common Stock as a placement agent fee. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Pursuant to a Subscription Agreement, dated as of September 25, 2003, Kuekenhof Partners purchased (a) 35,000 shares of our Common Stock and (b) 1,500 shares of our Series 3 Class B Common Stock, par value $0.00001 per share, for a total consideration of $50,000. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

During the fiscal year ended July 31, 2004, Cornell Capital was required to pay $2,150,000 and it received 2,506,274 shares of Common Stock as a result of the exercise of put options under the Equity Line Purchase Agreement, and we received proceeds of $2,042,500 net of $107,500 of placement fees. The per share prices and the number of shares sold under the equity line during the period covered by this report are as follows:

Price Per Share              Number of Shares Sold          Date Sold
---------------              ---------------------          ---------

$0.67                              179,104                 January 29, 2004
$0.75                              353,333                 February 11, 2004
$0.84                              386,905                 February 25, 2004
$0.91                              291,209                 March 8, 2004
$0.97                              515,464                 March 16, 2004
$0.88                              198,864                 March 24, 2004
$0.86                              581,395                 April 1, 2004

$0.84 (Average Price)            2,506,274 (Total Shares Sold)

Pursuant to the Business Sale Agreement dated November 24, 2004 by and among the Company, TComm Limited and Pixaya, we issued 250,000 shares of Common Stock to TComm Limited on November 24, 2004 as partial consideration for our purchase of the business and assets of TComm Limited. The issuance of such securities to TComm was not subject to registration pursuant to Regulation S of the Securities Act of 1933, as amended.

In consideration for his services in assisting the Company consummate the acquisition of the business and assets of TComm Limited, on December 28, 2004, we issued 12,500 shares of our Common Stock to Frank G. Abernathy. The issuance of such securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

During the fiscal year ended July 31, 2005, the six months ended January 31, 2006 and through May 25, 2006, Cornell Capital did not purchase any shares of Common Stock as a result of the exercise of put options under the Equity Line Purchase Agreement, which was terminated on May 25, 2006.

The May 25, 2006 conversion by Cornell Capital of $250,000 of the principal of our $2,000,000 Promissory Note issued January 25, 2005 into 1,250,000 shares of our common stock and the conversion by Cornell Capital of the remaining $1,750,000 of the principal of such Promissory Note and $150,000 in accrued and unpaid interest into a $1,900,000 10% Secured Convertible Debenture (as described above under "Description of Securities") were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof.

The May 25, 2006 and May 31, 2006 sales to Cornell Capital of the aggregate of $2,250,000 10% Secured Convertible Debentures and warrants to purchase an aggregate of 12,000,000 shares of our common stock

(as described above under "Description of Securities") were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Exhibits

Exhibit No.        Description
-----------        -----------

2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc.(1)

2.2 Agreement and Plan of Merger dated as of July 29, 1999 by and among JagNotes, Inc., a New Jersey corporation, and JagNotes.com, Inc., a Nevada corporation.(2)

3.1               Articles of Incorporation of Registrant.(2)

3.2 Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Secretary of State of the State of Nevada on April 8, 2002.(6)

3.3 Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of the State of Nevada on March 1, 2005.(24)

3.4 Certificate of Designation of the Series 2 Class B common stock.(11)

3.5 Certificate of Designation of the Series 3 Class B common stock.(14)

3.6 Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Secretary of State of the State of Nevada on June 4, 2004.(19)

3.7 Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Secretary of State of the State of Nevada on April 26, 2006.(28)

3.8               Bylaws of Registrant.(2)

3.9               Amendment to Bylaws of Registrant.(9)

3.10              Amendment to Bylaws of Registrant.(24)

4.1 Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(6)

4.2 Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(6)

4.3 Amendment, dated June 26, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(7)

4.4 Amendment, dated June 26, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(7)

4.5 Amendment, dated August 15, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(6)

4.6 Amendment, dated August 15, 2002, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(6)

4.7 Amendment, dated January 31, 2003 to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(10)

4.8 Amendment, dated January 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(10)

4.9 Amendment, dated March 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(12)

4.10 Amendment, dated March 31, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(12)

4.11 Amendment, dated October 14, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(13)

4.12 Amendment, dated October 14, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(13)

4.13 Amendment, dated December 12, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas J. Mazzarisi.(15)

4.14 Amendment, dated December 12, 2003, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(15)

4.15 Amendment, dated as of January 31, 2004, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Thomas
                  J. Mazzarisi.(17)

4.16 Amendment, dated as of January 31, 2004, to Promissory Note, dated April 1, 2002 in the amount of $200,000 issued to Stephen J. Schoepfer.(17)

4.17              Form of Common Stock Certificate.(26)

4.18              Form of Series 2 Class B Stock Certificate.(26)

4.19 Promissory Note, dated January 25, 2005, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP (22)

4.20 Letter Agreement, dated August 5, 2005, extending maturity date of Promissory Note dated January 25, 2005 by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(23)

4.21 Securities Purchase Agreement, effective May 25, 2006, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(29)

4.22 $1,900,000 Secured Convertible Debenture issued to Cornell Capital Partners, LP effective May 25, 2006.(29)

4.23 Security Agreement, effective May 25, 2006, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(29)

4.24 Security Agreement, effective May 25, 2006, by and between JAG Media LLC and Cornell Capital Partners, LP.(29)

4.25 $1,250,000 Secured Convertible Debenture issued to Cornell Capital Partners, LP effective May 25, 2006.(29)

4.26 Warrant No. CCP-1 for 2,000,000 shares of common stock issued to Cornell Capital Partners, LP effective May 25, 2006.(29)

4.27 Warrant No. CCP-2 for 2,000,000 shares of common stock issued to Cornell Capital Partners, LP effective May 25, 2006. (29)

4.28 Warrant No. CCP-3 for 2,000,000 shares of common stock issued to Cornell Capital Partners, LP effective May 25, 2006. (29)

4.29 Warrant No. CCP-4 for 3,000,000 shares of common stock issued to Cornell Capital Partners, LP effective May 25, 2006. (29)

4.30 Warrant No. CCP-5 for 3,000,000 shares of common stock issued to Cornell Capital Partners, LP effective May 25, 2006. (29)

4.31 $1,000,000 Secured Convertible Debenture issued to Cornell Capital Partners, LP effective May 31, 2006. (29)

5.1               Opinion of Jones Vargas.*

10.1 JAG Media Holdings, Inc. 1999 Long Term Incentive Plan, as amended.(5)

10.2 Amended and Restated Employment Agreement, dated August 31, 2001, by and between Thomas J. Mazzarisi and Registrant.(4)

10.3 Amended and Restated Employment Agreement, dated August 31, 2001, by and between Stephen J. Schoepfer and Registrant.(4)

10.4 Amendment to Amended and Restated Employment Agreement, dated as of November 3, 2005, by and between Registrant and Thomas
                  J. Mazzarisi.(26)

10.5 Amendment to Amended and Restated Employment Agreement, dated as of November 3, 2005, by and between Registrant and Stephen
                  J. Schoepfer.(26)

10.6 Equity Line Purchase Agreement, dated as April 9, 2002, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP (3)

10.7 Consulting Agreement, dated June 12, 2002, between the Registrant and Walsh Organization, Inc.(13)

10.8 Power of Attorney and Contingent Fee Contract, dated June 14, 2002, among the Registrant, Gary Valinoti and the Law Firm of O'Quinn, Laminack & Pirtle.(13)

10.9 Subscription Agreement, dated December 10, 2002, between the Registrant and Bay Point Investment Partners LLC.(8)

10.10 Placement Agent Agreement, dated December 10, 2002, between the Registrant and RMC 1 Capital Markets, Inc.(8)

10.11 Placement Agent Agreement, dated as of June 19, 2003, between the Registrant and RMC 1 Capital Markets, Inc., as amended on August 12, 2003.(14)

10.12 Subscription Agreement, dated as of June 19, 2003, between the Registrant and Bay Point Investment Partners LLC, as amended on August 12, 2003.(14)

10.13 Subscription Agreement, dated as of September 25, 2003, between the Registrant and Kuekenhof Equity Fund L.P.(13)

10.14 Finder's Fee Agreement, dated as of January 5, 2004, between the Registrant and Flow Capital Advisors, Inc.(16)

10.15 Separation Agreement, dated April 2, 2004, between the Registrant and Gary Valinoti.(18)

10.16 Letter Agreement, dated July 8, 2004, amending Equity Line Purchase Agreement, dated as of April 9, 2002, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(20)

10.17 Letter Agreement, dated July 21, 2004, amending Equity Line Purchase Agreement, dated as of April 9, 2002, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(20)

10.18 Business Sale Agreement dated November 24, 2004, by and among TComm Limited, TComm (UK) Limited and the Registrant.(21)

10.19 Employment Agreement, dated November 24, 2004, by and between the Registrant and Stuart McClean.(21)

10.20 Employment Agreement, dated November 24, 2004, by and between the Registrant and Joanne McClean.(21)

10.21 Employment Agreement, dated November 24, 2004, by and between the Registrant and Craig Hardcastle.(21)

10.22 Employment Agreement, dated November 24, 2004, by and between the Registrant and Ian Hardcastle.(21)

10.23 Company Voting and Lock Up Agreement dated as of December 27, 2005 by and among JAG Media Holdings, Inc., Robert Barra and Michael Vitale.(27)

10.24 Letter Agreement, effective May 25, 2006, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP converting $2,000,000 Promissory Note dated January 25, 2005, as amended August 5, 2005, made by JAG Media Holdings, Inc. for the benefit of Cornell Capital Partners, LP.(29)

10.25 Investor Registration Rights Agreement, effective May 25, 2006, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP.(29)

10.26 Letter Agreement, effective May 25, 2006, by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP terminating Equity Line Agreement Purchase Agreement by and between JAG Media Holdings, Inc. and Cornell Capital Partners, LP dated as of April 9, 2002, as amended on July 8, 2004 and July 21, 2004.(29)

10.27 Irrevocable Transfer Agent Instructions, effective May 25, 2006, by and among JAG Media Holdings, Inc., Transfer Online, Inc. and Cornell Capital Partners, LP.(29)

14.1              Code of Ethics.(13)

21.1              Subsidiaries of Registrant.(26)

23.1              Consent of J.H. Cohn LLP*

23.2              Consent of Jones Vargas (included in Exhibit 5.1)

99.1              Articles of Merger of JagNotes, Inc. into JagNotes.com, Inc.
                  dated July 29, 1999 (including Certificate of Correction related thereto.)(2)

99.2 Letter of Intent, dated September 9, 2005, by and among the Cryptometrics, Inc. and the Registrant.(22)

99.3 Agreement and Plan of Merger, dated as of December 27, 2005, by and among JAG Media Holdings, Inc., Cryptometrics Acquisition, Inc., Cryptometrics, Inc. and the stockholders named therein.(27)

*Filed herewith.

----------------------------
(1) Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on July 30, 1999.
(2) Previously filed as an exhibit to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 30, 1999.
(3) Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on May 7, 2002.
(4) Previously filed as an exhibit to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 26, 2001.
(5) Previously filed as an exhibit to our Registration Statement on Form S-8 filed on May 1, 2002.
(6) Previously filed as an exhibit to our Current Report on Form 8-K filed on April 17, 2002.
(7) Previously filed as an exhibit to Amendment No. 2 to our Registration Statement on Form SB-2 filed on August 2, 2002.
(8) Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on January 9, 2003.
(9) Previously filed as an exhibit to our Current Report on Form 8-K filed on January 27, 2003
(10) Previously filed as an exhibit to Amendment No. 1 to our Registration Statement on Form SB-2 filed on February 24, 2003.
(11) Previously filed as an exhibit to our Registration Statement on Form 8-A filed on April 10, 2003.
(12) Previously filed as an exhibit to our Quarterly Report on Form 10-QSB filed June 16, 2003.
(13) Previously filed as an exhibit to our Annual Report on Form 10-KSB filed on November 13, 2003.
(14) Previously filed as an exhibit to our Current Report on Form 8-K filed on August 13, 2003.
(15) Previously filed as an exhibit to our Quarterly Report on Form 10-QSB filed on December 19, 2003.
(16) Previously filed as an exhibit to our Current Report on Form 8-K filed on January 20, 2004.
(17) Previously filed as an exhibit to our Quarterly Report on Form 10-QSB filed on March 22, 2004.
(18) Previously filed as an exhibit to our Current Report on Form 8-K filed on April 5, 2004.
(19) Previously filed as an exhibit to our Registration Statement on Form 8-A filed May 26, 2004.
(20) Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on August 6, 2004.
(21) Previously filed as an exhibit to our Quarterly Report on Form 10-QSB filed on December 20, 2004.
(22) Previously filed as an exhibit to our Current Report on Form 8-K filed on February 3, 2005.
(23) Previously filed as an exhibit to our Current Report on Form 8-K filed on August 9, 2005.
(24) Previously filed as an exhibit to our Current Report on Form 8-K filed on March 7, 2005.
(25) Previously filed as an exhibit to our Current Report on Form 8-K filed on September 14, 2005.
(26) Previously filed as an exhibit to our Annual Report on Form 10-KSB filed on November 8, 2005.
(27) Previously filed as an exhibit to our Current Report on Form 8-K filed on December 30, 2005.
(28) Previously filed as an exhibit to our Current Report on Form 8-K filed on May 1, 2006.
(29) Previously filed as an exhibit to our Current Report on Form 8-K filed on June 1, 2006.


UNDERTAKINGS

A. SUPPLEMENTARY AND PERIODIC INFORMATION, DOCUMENTS AND REPORTS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of
1933

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

That, for purposes of determining liability under the Securities Act to any purchaser, if the small business issuer is relying on Rule 430B (ss. 230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or
(b)(7) (ss 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x)
(ss.230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date:

That, for purposes of determining liability under the Securities Act to any purchaser, if the small business issuer is subject to Rule 430C (ss.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on June 1, 2006.



                                         JAG MEDIA HOLDINGS, INC.





                                         By:  /s/ Thomas J. Mazzarisi
                                            ---------------------------------
                                         Name:  Thomas J. Mazzarisi
                                         Title: Chairman of the Board and Chief
                                                Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





/s/ Thomas J. Mazzarisi                                      June 1, 2006
-----------------------------------------------
Thomas J. Mazzarisi, Chairman of the Board,
Chief Executive Officer and General Counsel

/s/ Stephen J. Schoepfer                                     June 1, 2006
-----------------------------------------------
Stephen J. Schoepfer, Chief Operating Officer,
Chief Financial Officer, Secretary and Director
(Principal Financial and Accounting Officer)